Exhibit 99.1

September __, 2009

Dear Zoom Technologies, Inc. Stockholder:

This letter and the enclosures relate to the transaction that was initially described publicly on January 28, 2009. The Zoom Technologies Board believes that this transaction presents an opportunity for our shareholders. If the proposed acquisition of Gold Lion is approved by a vote of our shareholders, the following will occur for each Zoom Technologies shareholder for shares held by them before the ex-dividend date.

1)

As a Zoom Technologies shareholder, you will retain all your Zoom Technologies, Inc. shares. Additional Zoom Technologies, Inc. shares will be issued to the shareholders of Gold Lion, a China company, in exchange for the equity of Gold Lion, which owns several operating companies as detailed in the proxy statement you have received along with this information statement. The Zoom Technologies shareholders will then have a smaller percentage ownership of a much larger and more profitable company. Gold Lion’s net revenues were $81 million in 2008, with net income of $2.8 million. As part of the acquisition, Zoom Technologies shareholders will vote to change the name of the post-acquisition company to Leimone United, Inc., a name change supported by Zoom’s current management. Leimone United hopes to remain on the NASDAQ Capital Market, and has requested the stock symbol LEIG.

2)

As a Zoom Technologies shareholder, you will also get new shares in Zoom Telephonics, Inc., which will be spun off at the time of shareholder approval of the Gold Lion acquisition. Zoom Telephonics, Inc. will retain almost all the assets, liabilities, and business of Zoom Technologies, Inc.; and it will license certain Zoom and Hayes trademark rights to Leimone United. That license should help Leimone United’s marketing inside and outside China; and will not restrict the spun-off company’s ability to market its current and expected future products. Our current plan is to apply to have the common stock of Zoom Telephonics listed on the OTC Bulletin Board under the symbol ZOOM.

We believe that shares in Leimone United present a significant opportunity for our shareholders. Gold Lion, through its subsidiaries, is one of the leading China-based manufacturers of mobile phones, and Gold Lion also manufactures other communication products. Gold Lion has proven strength in design, manufacturing, and sale of mobile phones in China, the largest and fastest growing mobile phone market in the world. We believe Leimone United, which will own 100% of Gold Lion after our transaction is approved, has a significant opportunity for growth, both inside and outside China. In addition, Leimone United has an option to buy up to five companies controlled by Mr. Lei Gu, Leimone United’s Chairman. We are hopeful that Leimone United’s new status as a company listed in the USA will help increase shareholder visibility and trading volume, and will help Leimone United to access capital to fuel growth. Only time will tell whether our hopes will be realized.

We believe that shares in Zoom Telephonics, the spun-off company, also have potential. Zoom Telephonics has important assets including products, market channels, brands, patents, trademarks, tax-loss carry-forwards, and personnel. However, Zoom Telephonics has been losing money and will need to raise additional financing and/or improve its financial performance soon. We believe some of our new product initiatives should help, but again only time will tell. We believe the transaction we are recommending will not hurt Zoom Telephonics’ operating performance, and in fact may help it through its relationship to Leimone United.

You will not need to take any action to receive Zoom Telephonics shares, and you will not be required to pay anything for the new Zoom Telephonics shares or to surrender any of your Zoom Technologies shares.

The distribution of the Zoom Telephonics shares will likely qualify for tax-free treatment, and thus your receipt of all or a portion of the Zoom Telephonics shares should not be taxable to you as a dividend. You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws.

The enclosures describe this transaction in detail. We encourage you to read this information carefully. Please note that stockholder approval is not required for this spin-off, so we are not asking you for a proxy relating to the spin-off.

If you have any questions, please contact our investor relations department by calling 617-753-0897 or by sending a letter to: Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111.

Sincerely,

Frank B. Manning
President, CEO, and Chairman
Zoom Technologies and Zoom Telephonics

This Information Statement is first being mailed to stockholders on or about September __, 2009. This Information Statement is furnished for informational purposes only.

Information Statement

Zoom Telephonics, Inc. Common Stock

Zoom Telephonics, Inc. is furnishing this Information Statement to the stockholders of Zoom Technologies, Inc. in connection with Zoom Technologies’ distribution to holders of its common stock of all outstanding shares of common stock of Zoom Telephonics. At this time, Zoom Telephonics is a wholly owned subsidiary of Zoom Technologies, Inc. After the spin-off is completed, Zoom Telephonics will be a separate publicly traded company and will produce, market, sell, and support broadband and dial-up modems, Voice over Internet Protocol or “VoIP” products and services, Bluetooth® wireless products, and other communication-related products (the “Communications Business”) currently owned and operated by Zoom Technologies. At the time of the spin-off, Zoom Technologies will issue 4,225,219 shares as consideration for 100% ownership of Gold Lion Holding Limited (“Gold Lion”), and Zoom Technologies will change its name to Leimone United. Gold Lion owns 100% of Jiansu Leimone Electronics Co., Ltd., a foreign investment enterprise organized under the laws of the PRC (“Jiansu Leimone”) and 100% the outstanding capital stock of Profit Harvest Corporation Ltd., a company organized and existing under the laws of Hong Kong (“Profit Harvest”). Jiansu Leimone owns 51.03% of Tianjin Tong Guang Group Digital Communication Co., Ltd. (“TCB”). TCB is primarily engaged in research and development, manufacturing, and sale of advanced mobile phones, and also manufactures other electronic products. Further, Zoom Technologies has an agreement with Mr. Lei Gu, a Gold Lion shareholder and the holder of an option to acquire an additional 28.97% of the outstanding capital stock of TCB, to provide him with the option to exchange the additional 28.97% TCB interest for the issuance by Leimone United of an additional 2,402,576 shares of Leimone United common stock.

If the Gold Lion acquisition is completed and you are a holder of record of Zoom Technologies common stock at 5:00 p.m., Eastern Time, on the business day prior to the closing of the Gold Lion acquisition, which will be the Record Date for the distribution, you will be entitled to receive one share of Zoom Telephonics common stock for every one share of Zoom Technologies common stock that you hold on the Record Date. If you sell your shares of Zoom Technologies common stock prior to the ex-dividend date, you also will be selling your right to receive shares of Zoom Telephonics common stock. Our common stock will be issued in book-entry form only, which means no physical stock certificates will be issued. No fractional shares of Zoom Telephonics common stock will be issued. If you otherwise would have been entitled to a fractional share of Zoom Telephonics common stock in the distribution, you will receive the net cash value of such fractional share instead. Immediately after the distribution is completed on the distribution date, we will be an independent publicly traded company. We expect the distribution to occur on or about the business day following the closing of the Gold Lion acquisition.

No stockholder vote is required for the spin-off to occur. We are not asking you for a proxy in connection with this spin-off, and you are requested not to send us a proxy. No action is necessary for you to receive the shares of our common stock to which you are entitled in the spin-off. This means that:

•

You do not need to pay any consideration to Zoom Technologies or to Zoom Telephonics; and

•

You do not need to surrender or exchange any shares of Zoom Technologies common stock to receive your shares of our common stock.

Currently there is no public trading market for the common stock of Zoom Telephonics. We expect that the securities of Zoom Telephonics will be eligible for quotation on the OTC Bulletin Board.

As you review this Information Statement, you should carefully consider the matters described in “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

If you have inquiries related to the distribution, you should contact Zoom Technologies’ transfer agent, Computershare Trust Company, 1745 Gardena Avenue, Glendale CA 91204, or 1-800-962-4284.

TABLE OF CONTENTS

EXPLANATORY NOTE

1

SUMMARY

2

SUMMARY HISTORICAL FINANCIAL INFORMATION

8

RISK FACTORS

13

FORWARD-LOOKING STATEMENTS

19

THE SPIN-OFF

19

DIVIDEND POLICY

23

OUR BUSINESS

23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL  CONDITION AND
RESULTS OF OPERATIONS

34

OUR RELATIONSHIP WITH ZOOM TECHNOLOGIES AFTER THE SPIN-OFF

44

MANAGEMENT

46

SUMMARY COMPENSATION TABLE

48

DESCRIPTION OF CAPITAL STOCK

49

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

50

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

F-1

EXPLANATORY NOTE

Zoom Telephonics is furnishing this Information Statement to you solely to provide you with information regarding both the spin-off and Zoom Telephonics. This Information Statement is not, and should not be construed as, an inducement or encouragement to buy or sell any securities of Zoom Telephonics or Zoom Technologies.

You should rely only on the information contained in this Information Statement. We have not authorized any other person to provide you with information other than that contained in this Information Statement. The information contained in this Information Statement is believed by us to be accurate as of its date. Therefore, you should assume that the information contained in this Information Statement is accurate only as of the date on the front cover of this Information Statement or other date stated in this Information Statement, regardless of the time of delivery of this Information Statement. Our business, financial condition, results of operations and prospects may have changed since that date, and neither we nor Zoom Technologies will update the information except in the normal course of our respective public disclosure obligations and practices or as specifically indicated in this Information Statement.

——————————————

We own or have rights to numerous trademarks, trade names, copyrights and other intellectual property used in our business. All other company names, trade names and trademarks included in this Information Statement are trademarks, registered trademarks or trade names of their respective owners.

——————————————

As used in this Information Statement, the terms “we,” “us,” “our,” and the “Company” mean Zoom Telephonics (unless the context indicates a different meaning).

We describe in this Information Statement the Communications Business transferred to Zoom Telephonics by Zoom Technologies in connection with the spin-off as though the Communications Business were our business for all historical periods described. References in this Information Statement to the historical assets, liabilities, products, business or activities of our business are intended to refer to the historical assets, liabilities, products, business or activities of the Communications Business as those were conducted as part of Zoom prior to the spin-off.

SUMMARY

This summary highlights selected information from this Information Statement relating to our company, our separation from Zoom Technologies, and the distribution of our common stock by Zoom Technologies to its stockholders. For a more complete understanding of our business and the separation and distribution, you should carefully read the entire information statement.

Our Company

Historically, Zoom Telephonics has been a wholly owned operating subsidiary of Zoom Technologies. We design, produce, market, sell, and support broadband and dial-up modems, Voice over Internet Protocol or “VoIP” products and services, Bluetooth® wireless products, and other communication-related products. Our primary objective is to build upon our position as a leading producer of Internet access devices, and to take advantage of a number of trends in communications including enhanced Internet access, higher data rates, and voice calls traveling over the Internet.

Dial-up modems were our highest revenue category for many years. Generally our sales of dial-up modems have been declining and other product categories have become increasingly important. Our dial-up modems connect personal computers and other devices to the local telephone line for transmission of data, fax, voice, and images. Our dial-up modems enable personal computers and other devices to connect to other computers and networks, including the Internet and local area networks, at top data speeds up to 56,000 bits per second.

In response to increased demand for faster connection speeds, we have expanded our product line to include DSL modems, cable modems, and related broadband access products. Our Asymmetric Digital Subscriber Line modems, known as ADSL modems or DSL modems, provide a high-bandwidth connection to the Internet through a telephone line that typically connects to compatible DSL equipment in or near the central telephone office. Zoom Telephonics is shipping a broad line of DSL modems. Some are fairly basic, designed to connect to the USB port of a Windows computer or the Ethernet port of a computer, router, or other device. Other Zoom Telephonics’ DSL modems are more complex, and may include a router, a four-port switch, a firewall, a wireless access point, and other enhanced features. For a given DSL hardware platform, we often provide model variations with a different power supply, filters, firmware, packaging, or other customer-specific items.

Cable modems provide a high-bandwidth connection to the Internet through a cable-TV cable that connects to compatible equipment that is typically at or near the cable service provider. We began shipping cable modems during 2000. Our cable modem customers in the U.S. and other countries are primarily focused on retail.

Zoom Telephonics is currently shipping VoIP products which enable broadband users to make phone calls through the Internet, potentially lowering the cost of the call and providing other benefits such as the ability to manage and track calls using a Web browser. 2005 shipments included a multi-function DSL gateway with VoIP, and we also shipped a router with VoIP for use with either a DSL modem or cable modem. In February 2006 we began shipping the first products in a line of analog telephone adapters (ATAs), which connect to a router and one or more phones, and provide VoIP capabilities to the connected phones. Some of our VoIP products are targeted for sale to service providers, and some others are targeted for sale through our sales channels to end-users. Some of Zoom Telephonics’ VoIP products benefit from Zoom Telephonics’ Global Village™ VoIP service. Global Village’s VoIP service enables an end-user to make free VoIP phone calls to end-users of several VoIP service providers, including Global Village, and also allows a user to pay to call almost any phone in the world. Zoom Telephonics also has a private-label VoIP service called VoIP ASAP, which enables a service provider to offer VoIP service using that service provider’s name and logo.

Our product line includes wireless products, including wireless-G network products and Bluetooth® products. Generally revenues for wireless products have been growing.

Reasons for the Spin-Off

On January 29, 2009, Zoom Technologies entered into a share exchange agreement with TCB and TCB’s majority shareholder, Gold Lion. On May 12, 2009, the parties entered into an amendment to the Share Exchange Agreement. Pursuant to the amended agreement, upon Zoom Technologies shareholder approval, Zoom Technologies will change its name to Leimone United and acquire 100% of the capital stock of Gold Lion. Gold Lion owns 100% of Jiansu Leimone and 100% the outstanding capital stock of Profit Harvest. Jiansu Leimone owns 51.03% of TCB. Simultaneous with the closing of the share exchange, Zoom Technologies will affect the spin off of

Zoom Telephonics, which will include the Communication Business, into a separate publicly traded company. Zoom Technologies, which will be re-named Leimone United, and Zoom Telephonics believe that the separation of the Communications Business from Leimone United will enhance value for stockholders of Leimone United and Zoom Telephonics by creating significant opportunities and benefits, including:

•

to allow Zoom Telephonics’ management team, which is based in the United States, to focus on the current USA-headquartered business;

•

to allow Zoom Telephonics to provide its employees stock-based incentives linked solely to the operations of Zoom Telephonics, as opposed to the overall post-acquisition China-based operations, which would be primarily Gold Lion’s operations;

•

to allow Zoom Telephonics and Leimone United to pursue shareholder relations and financing arrangements based solely on the merits of their businesses;

•

to increase the expected value of Zoom Telephonics’ tax-loss carry-forwards; and

•

to make it more likely that post-acquisition Leimone United would meet the initial listing requirements of the NASDAQ Stock Market.

Neither we nor Zoom Technologies can assure you that, following the spin-off, any of these benefits will be realized to the extent anticipated or at all.

Summary of the Spin-Off

The following is a brief summary of the terms of the spin-off. Please see “The Spin-Off” for a more detailed description of the matters described below.

Distributing company	Zoom Technologies, Inc., which will change its name to Leimone United at the same time as the spin-off, or as soon thereafter as practicable.

Distributed company	Zoom Telephonics Inc.

Distribution ratio	Each holder of Zoom Technologies common stock will receive one share of our common stock for every one share of Zoom Technologies common stock held on the Record Date (set forth below).

Securities to be distributed	Approximately 1,959,378 shares of our common stock. The shares of our common stock to be distributed will constitute 100% of the outstanding shares of our common stock immediately after the spin-off.

Fractional Shares

Zoom Telephonics will not distribute any fractional shares of our common stock to its stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

Distribution agent, transfer agent and registrar for Zoom Telephonics shares	Computershare Trust Company 1745 Gardena Avenue Glendale CA 91204 1-800-962-4284 Fax: 1-303-262-0604

Record Date	5:00 p.m. Eastern Time on the business day prior to the closing of the Gold Lion acquisition.

Distribution Date	Approximately 10 days after the ex-dividend date, which will be the first business day after the closing of the Gold Lion acquisition.

Stock exchange listing	Currently there is no public market for our common stock. We will apply to have our common stock listed on the OTC Bulletin Board under the symbol ZOOM.

U.S. federal income tax consequences

The distribution of the Zoom Telephonics shares will likely qualify for tax-free treatment, and thus a U.S. stockholders’ receipt of all or a portion of the Zoom Telephonics shares should not be taxable to the stockholder as a dividend. Each U.S. stockholder should consult their own tax advisor as to the particular tax consequences of the distribution, including the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws. In that regard we expect that a U.S. holder receiving Zoom Telephonics shares in the distribution will be treated as receiving a taxable distribution to the extent of the fair market value of shares received on the distribution date. The distribution would be treated as taxable dividend income to the extent of such holder’s share of Zoom Technologies’ current and accumulated earnings and profits (as determined for federal income tax purposes), if any. Based on certain assumptions, however, Zoom Technologies does not believe that it will have any current or accumulated earnings and profits. To the extent the amount of the distribution exceeds such holder’s share of Zoom Technologies’ current and accumulated earnings and profits, if any, the distribution would be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its shares of Zoom Technologies common stock (thus reducing such adjusted tax basis) with any remaining amounts being treated as capital gain from the sale of Zoom Technologies shares. For a more detailed discussion see “The Spin-Off—Certain U.S. Federal Income Tax Consequences” beginning on page 20.

Purposes of the Distribution

Zoom Technologies’ Board and management have determined that the spin-off will enhance long-term stockholder value by providing the benefits set forth below under the caption “The Spin-Off—Reasons for the Spin-Off.”

Summary of the Spin-Off Questions and Answers about the Spin-off

How will the spin-off work?

The spin-off will be accomplished through a series of transactions by Zoom Technologies in which it will contribute to Zoom Telephonics its Communications Business, which represents substantially all the business of Zoom Technologies. Zoom Technologies will distribute to its stockholders all of the outstanding shares of our common stock on a pro rata basis, which we refer to as the distribution. When we refer to the occurrence of the spin-off, we are referring to the date the spin-off is finalized and our stock is distributed to you. For additional information on the transactions in the spin-off, see “The Spin-Off—Manner of Effecting the Spin-Off” beginning on page 21.

What will Zoom Telephonics’ relationship with Zoom Technologies be after the spin-off?

Zoom Technologies, which will be re-named Leimone United, and Zoom Telephonics each will be independent, publicly traded companies. Zoom Technologies and Zoom Telephonics have entered into a Separation and Distribution Agreement in which the parties allocated responsibility for certain obligations arising before and after the spin-off, including, among others, obligations relating to taxes. We will have all rights to the name Zoom and all patents and trademarks owned by Zoom Technologies prior to the distribution. However, we intend to grant Leimone United licensing rights for “Zoom” and “Hayes” trademarks for certain products and geographic regions. For additional information on our relationship with Zoom after the spin-off, see “Our Relationship with Zoom after the Spin-Off” beginning on page 44.

When will the spin-off be completed?

Zoom Technologies expects to complete the spin-off by distributing shares of our common stock approximately 10 days after the ex-dividend date, which will be the first business day after the closing of the Gold Lion acquisition, to holders of record of Zoom Technologies common stock on the Record Date. As discussed under “The Spin-Off—Trading of Zoom Common Stock After the Record Date and Prior to the Ex-Dividend Date,” if you sell your shares of Zoom common stock in the “regular way” market after the Record Date and prior to the ex-dividend date, you also will be selling your right to receive shares of our common stock in connection with the spin-off. For additional information on the spin-off, see “The Spin-Off—Results of the Spin-Off” beginning on page 19.

What do I have to do to participate in the distribution?

Nothing. You are not required to take any action to receive shares of our common stock in the spin-off. No vote of Zoom Technologies stockholders will be taken for the spin-off. If you own shares of Zoom Technologies common stock as of the close of business on the Record Date and do not sell those shares in the “regular way” market prior to the ex-dividend date, a book-entry account statement reflecting your ownership of shares of our common stock will be mailed to you, or your brokerage account will be credited for the shares, as soon as practicable following the ex-dividend date. Do not mail in Zoom Technologies common stock certificates in connection with the spin-off.

How many shares of your common stock will I receive?

Zoom Technologies will distribute one share of Zoom Telephonics’ common stock for every one share of Zoom Technologies common stock you own of record as of the close of business on the Record Date and do not sell in the “regular way” market prior to the ex-dividend date. Cash will be distributed in lieu of fractional shares, as described below. Based on approximately 1,959,378 shares of Zoom Telephonics common stock that we expect to be outstanding on the Record Date, Zoom Technologies will distribute a total of approximately 1,959,378 shares of our common stock. The number of shares of Zoom Telephonics common stock that Zoom Technologies will distribute to its stockholders will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of our common stock and to the extent that shares of our common stock are held back and sold on the market to satisfy backup withholding taxes and non-U.S. holder dividend withholding taxes and brokerage and other costs. For additional information on the distribution, see “The Spin-Off—Results of the Spin-Off” beginning on page 20.

How will Zoom Technologies distribute fractional shares of Zoom Telephonics common stock?

Zoom Technologies will not distribute any fractional shares of our common stock to its stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

Can Zoom Technologies decide to cancel the distribution of Zoom Telephonics common stock even if all the conditions have been met?

Yes. Zoom Technologies has the right to terminate the distribution, and the spin-off, even if all of the conditions set forth in the Separation and Distribution Agreement are satisfied. However, since a condition of the Gold Lion acquisition is the completion of the spin-off to the extent the Zoom Technologies shareholders approve the Gold Lion acquisition, Zoom Technologies will be required to complete the spin-off in order to complete the acquisition.

Will I receive physical certificates representing shares of Zoom Telephonics common stock following the separation?

No. We will not issue physical stock certificates in the distribution, even if requested. Instead, Zoom Telephonics, with the assistance of Computershare, the distribution agent, will electronically issue shares of our common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The book-entry system allows registered stockholders to hold their shares without physical stock certificates. A benefit of issuing stock electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical stock certificates. For additional information, see “The Spin-Off—Manner of Effecting the Spin-Off” beginning on page 20.

Do you intend to pay dividends on your common stock?

We currently do not intend to pay dividends on our common stock. The declaration and amount of dividends will be determined by our Board and will depend on our financial condition, earnings, capital requirements, legal requirements, regulatory constraints, contractual restrictions, and any other factors that our Board believes are relevant. See “Dividend Policy” on page 23 for additional information on our dividend policy following the spin-off.

What if I want to sell my Zoom Technologies common stock or Zoom Telephonics common stock?

You should consult your financial advisors, such as your stockbroker, bank or tax advisor. Neither Zoom Technologies nor Zoom Telephonics makes any recommendation as to the purchase, retention or sale of shares of Zoom Technologies common stock or the Zoom Telephonics common stock to be distributed.

Where will I be able to trade shares of Zoom Telephonics common stock?

There is no current trading market for our common stock. We will apply to have our common stock authorized for listing on the OTC Bulletin Board, and intend to request the symbol ZOOM. Shares of our common stock generally will be freely tradable following the spin-off. For additional information regarding the trading of our common stock, see “The Spin-Off—Market for Our Common Stock beginning on page 21.

Will the number of Zoom Technologies shares I own change as a result of the spin-off?	No. The number of shares of Zoom Technologies (to be renamed Leimone United after the Gold Lion acquisition) common stock you own will not change as a result of the spin-off.

What will happen to the listing of Zoom Technologies common stock?

Zoom Technologies (to be renamed Leimone United after the Gold Lion acquisition) intends to apply to NASDAQ to retain its listing upon completion of the Gold Lion acquisition. NASDAQ’s approval will require that the post-acquisition entity meet NASDAQ’s initial listing requirements. There is no assurance that the post-acquisition entity will meet NASDAQ’s initial listing requirements. If the post-acquisition entity does meet NASDAQ’s initial listing requirements, it is expected that Leimone United’s common stock will be traded on the OTC Bulletin Board.

Are there any risks to owning Zoom Telephonics common stock?

Yes. Our business is subject to both general and specific risks relating to our operations, anticipated net losses, and our operating as a stand alone company. Our business is also subject to risks relating to the separation. These and other risks are described in “Risk Factors” beginning on page 13. We encourage you to read that section carefully.

Who do I contact for information regarding you and the spin-off?	Before the spin-off, you should direct inquiries relating to the spin-off to: Zoom Technologies, Inc. 207 South Street Boston, MA 02111 617-753-0897 Fax: 617-423-3923

After the spin-off, you should direct inquiries relating to our common stock to: Zoom Telephonics, Inc. 207 South Street Boston, MA 02111 617-753-0897 Fax: 617-423-3923

After the spin-off, the transfer agent and registrar for our common stock will be: Computershare Trust Company 1745 Gardena Avenue Glendale CA 91204 1-800-962-4284 Fax: 1-303-262-0604

SUMMARY HISTORICAL FINANCIAL INFORMATION

Selected Historical Financial Data of Zoom Telephonics, Inc.

The following tables set forth the selected historical financial and operating data for Zoom Telephonics. Zoom Telephonics, Inc. is the sole and operating subsidiary of Zoom Technologies Inc. and Subsidiary, (“Zoom”). The selected statement of operations data for the fiscal years ended December 31, 2008 and 2007 and the balance sheet data at December 31, 2008 are derived from the Company’s audited financial statements incorporated in this Form 10. The selected statement of operations data for the six months ended June 30, 2009 and 2008 are derived from the Company’s unaudited financial statements incorporated in this Form 10.

The financial data, in the opinion of Zoom Telephonics’ management, reflect all the adjustments of a normal recurring nature necessary for a fair statement of the Company’s financial position and results of operations at the dates and for the periods indicated.

The Company’s historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

You should read this selected historical financial data of Zoom Telephonics, Inc. in conjunction with the Company’s financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this Form 10.

Zoom Telephonics, Inc.

SELECTED HISTORICAL STATEMENTS OF OPERATIONS

Years Ended December 31, 2007 and 2008

Statements of Operations Data	2008	2007
Net sales	$14,458,803	$18,477,532
Cost of goods sold	11,467,187	14,746,978
Gross profit	2,991,616	3,730,554

Operating profit (loss)	(3,600,943)	(3,692,817)

Total other income (loss), net	(545,792)	189,723

Income (loss) before income taxes	(4,146,735)	(3,503,094)

Income taxes (benefit)	12,919	––

Net income (loss)	$(4,159,654)	$(3,503,094)

Basic and diluted net income (loss) per share	$(20,798.27)	$(17,515.47)

Weighted average common and common equivalent shares:
Basic and diluted	200	200

Balance Sheet Data
Total current assets	$5,505,312	$10,565,469

Total assets	$6,567,803	$11,916,248

Total current liabilities	$1,610,477	$2,835,706

Total liabilities	$1,610,477	$2,835,706

Total stockholder’s equity	$4,957,326	$9,080,542
Total liabilities and stockholder’s equity	$6,567,803	$11,916,248

Zoom Telephonics, Inc.

SELECTED HISTORICAL STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Statements of Operations Data
Net sales	$5,414,282	$7,642,028
Cost of goods sold	3,937,554	5,999,640
Gross profit	1,476,728	1,642,388

Operating profit (loss)	(1,366,493)	(1,768,239)

Total other income (expense), net	37,819	12,836

Income (loss) before income taxes	(1,328,674)	(1,755,403)

Income taxes (benefit)	295	––

Net income (loss)	$(1,328,969)	$(1,755,403)

Basic and diluted net income (loss) per share	$(6,644.85)	$(8,777.02)

Weighted average common and common equivalent shares:
Basic and diluted	200	200

Balance Sheet Data, as of	June 30, 2009	December 31, 2008
Total current assets	$4,379,500	$5,505,312

Total assets	$5,416,252	$6,567,803

Total current liabilities	$1,559,343	$1,610,477

Total liabilities	$1,559,343	$1,610,477

Total stockholder’s equity	$3,856,909	$4,957,326
Total liabilities and stockholder’s equity	$5,416,252	$6,567,803

Summary Unaudited Pro Forma Financial Data

The following unaudited pro forma statements of operations data for the fiscal year ended December 31, 2008 and the six months ended June 30, 2009 reflect the financial statements of Zoom Telephonics, Inc. as though the separation of Zoom Telephonics Inc from Zoom Technologies had occurred on January 1 2008 and January 1, 2009, respectively. The following unaudited pro forma balance sheet data at June 30, 2009 reflects the financial statements of Zoom Telephonics as if the separation from Zoom Technologies had occurred on that date.

You should read this pro forma consolidated financial data of Zoom Telephonics, Inc. in conjunction with the Company’s financial statements and the related notes to those financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this Form 10.

Actual financial statement information in the future may be materially different from the pro forma financial information presented below:

Unaudited Pro Forma Statement of Operations

	Fiscal Year Ended December 31, 2008
Statement of Income Data	Zoom Telephonics, Subsidiary of Zoom Technologies Historical	Adjustments	Zoom Telephonics Pro Forma
Net sales	$14,458,803		$14,458,803
Cost of goods sold	11,467,187		11,467,187
Gross profit	2,991,616		2,991,616

Operating profit (loss)	(3,600,943)		(3,600,943)

Total other income, net	(545,792)		(545,792)

Income (loss) before income taxes	(4,146,735)		(4,146,735)

Income taxes (benefit)	12,919		12,919

Net income (loss)	$(4,159,654)		$(4,159,654)

Basic and diluted net income (loss) per share	$(20,798.27)		$(2.23)

Weighted average common and common equivalent shares:
Basic and diluted	200		1,869,378

Unaudited Pro Forma Statement of Operations

	Six Months Ended June 30, 2009
Statement of Income Data	Zoom Telephonics, Subsidiary of Zoom Technologies Historical	Adjustments	Zoom Telephonics Pro Forma
Net sales	$5,414,282		$5,414,282
Cost of goods sold	3,937,554		3,937,554
Gross profit	1,476,728		1,476,728

Operating profit (loss)	(1,366,493)		(1,366,493)

Total other income, net	37,819		37,819

Income (loss) before income taxes	(1,328,674)		(1,328,674)

Income taxes (benefit)	295		295

Net income (loss)	$(1,328,969)		$(1,328,969)

Basic and diluted net income (loss) per share	$(6,644.85)		$(0.68)

Weighted average common and common equivalent shares:
Basic and diluted	200		1,945,455

Unaudited Pro Forma Balance Sheet Data

	As of June 30, 2009
Balance Sheet Data	Zoom Telephonics, Subsidiary of Zoom Technologies Historical	Adjustments	Zoom Telephonics Pro Forma
Total current assets	$4,379,500		$4,379,500

Total assets	$5,416,252		$5,416,252

Total current liabilities	$1,559,343		$1,559,343

Total liabilities	$1,559,343		$1,559,343

Total stockholder equity	3,856,909		3,856,909
Total liabilities and stockholder equity	$5,416,252	$	$5,416,252

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Note 1 – Zoom Telephonics, Inc., the operating subsidiary of Zoom Technologies, Inc. and Subsidiary, recorded all the transactions and held all the assets and liabilities of Zoom Technologies, Inc. and Subsidiary except for investments in RedMoon and Unity as described in Note 16 to the audited financial statements of Zoom Telephonics appearing elsewhere in this document. The investments in RedMoon and Unity are transferring to Zoom Telephonics from Zoom Technologies at the time of the spin-out.  For purposes of the pro-forma presentation these two investments and the 2008 write-down of these investments are shown in both the historical and pro-forma financials of Zoom Telephonics. As a result there are no pro forma adjustments except to show that on a historical basis Zoom Telephonics was capitalized by 200 common shares, all of which were solely owned by Zoom Technologies, Inc., and that after the separation, under which Zoom Technologies, Inc shareholders will receive a 1 for 1 dividend of Zoom Telephonics shares, it will have 1,959,378 common shares issued and outstanding.

RISK FACTORS

This Information Statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or licensing or collaborative arrangements, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “believes,” “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “potential,” or “continue” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained in this Information Statement are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including the risk factors set forth below, and for the reasons described elsewhere in this Information Statement. All forward-looking statements and reasons why results may differ included in this Information Statement are made as of the date hereof, and we assume no obligation to update these forward-looking statements or reasons why actual results might differ.

Risks Relating to the Spin-Off

We may not achieve the benefits expected from our spin-off from Zoom.

Zoom Telephonics expects that, as a company independent from Zoom Technologies, it will be able to grow internally and through acquisitions. Nonetheless, we may not be able to achieve any of these benefits. Furthermore, by separating from Zoom Technologies there is a risk that we may be more susceptible to adverse events than we would have otherwise experienced as a subsidiary of Zoom Technologies. If we remained as a subsidiary of Zoom Technologies, we may have enjoyed certain benefits, including economies of scope and scale in costs, employees and business relationships. These benefits may not as readily achievable as a smaller, stand-alone company.

After the spin-off and Gold Lion acquisition, one of our directors, who is also our chief executive officer, may have actual or potential conflicts of interest because of his position in Leimone United (formerly Zoom Technologies).

We expect that, following the spin-off and Gold Lion acquisition, Mr. Manning, one of our directors and our chief executive officer, will continue to serve as a member of Leimone United’s board. This common directorship could create, or appear to create, potential conflicts of interest in the event that Zoom Telephonics’ and Leimone United’s management and directors face decisions that could have different implications for the two companies. Also, many of our directors, executive officers and employees own shares of Zoom Technologies common stock or options to purchase shares of Zoom Technologies common stock. This ownership may create, or may create the appearance of, conflicts of interest.

Concerns about our prospects as a stand-alone company could affect our ability to retain employees.

The spin-off represents a significant change to our company, and our employees may have concerns about our prospects as a stand-alone company, including our ability to successfully operate the new entity and our ability to maintain our independence after the spin-off. If we are not successful in assuring our employees of our prospects as an independent company, our employees may seek other employment, which could adversely affect our business.

Zoom Telephonics may be required to satisfy certain indemnification obligations to Leimone United.

Under the terms of the Separation and Distribution Agreement and the Share Exchange Agreement, we agreed to indemnify Zoom Technologies (to be re-named Leimone United) and Gold Lion from and after the spin-off with respect to representation and warranties in such agreements and taxes related to the pre-distribution period. We are not aware of any existing indemnification obligations at this time, but any such indemnification obligations that may arise in the future could be significant. Our ability to satisfy these indemnities, if called upon to do so, will depend upon our future financial strength. We cannot determine whether we will have to indemnify Leimone United or Gold Lion for any substantial obligations.

The distribution of Zoom Telephonics stock to Zoom Technologies shareholders may be treated as a taxable dividend.

We believe it improbable but Zoom Technologies may discover that as of the date of the distribution of Zoom Telephonics stock to Zoom Technologies shareholders that it has sufficient current earnings and profits to cause all or a portion of the distribution to be treated as a taxable dividend. If this were to occur, an amount equal to the fair market value of the Zoom Telephonics common stock received by Zoom Technologies’ shareholders on the distribution date will be treated as a taxable dividend to the extent of a shareholder’s ratable share of 2009 earnings and profits of Zoom Technologies with the excess treated as a non-taxable return of capital to the extent of a shareholder’s tax basis in Zoom Technologies common stock, and any remaining excess treated as capital gain.

The distribution of Zoom Telephonics stock to Zoom Technologies shareholders may result in a taxable gain to Zoom Technologies.

The distribution of Zoom Telephonics stock to Zoom Technologies shareholders is not intended to be a tax-free distribution governed by Section 355 of the Code. A taxable distribution will generally result in taxable gain to the distributing corporation. Zoom Technologies believes in this case that it will not recognize gain as a result of the distribution because its tax basis in Zoom Telephonics stock will exceed the fair market value of that stock as of the date of distribution. In addition, even if Zoom Technologies’ tax basis in the Zoom Telephonics stock were less than the fair market value of that stock as of the date of distribution, Zoom Technologies believes that it would nonetheless have sufficient net operating loss carry-forwards to offset any taxable gain recognized.

To the extent that either of these assumptions is incorrect, we have fully indemnified Gold Lion under the Share Exchange Agreement for any pre-closing income taxes incurred, including any income tax resulting from the distribution of Zoom Telephonics.

Risks Relating to Zoom Telephonics

To stay in business we will likely require additional funding, which we may be unable to obtain on favorable terms, if at all.

Over the next twelve months we will likely require additional financing to fund our operations. We have no line of credit from which we can borrow. Additional financing may not be available to us on a timely basis if at all, or on terms acceptable to us. If we fail to obtain acceptable additional financing when needed, we may not have sufficient resources to fund our normal operations which would have a material adverse effect on our business.

The market for high-speed communications products and services has many competing technologies and, as a result, the demand for certain of our products and services is declining.

Industry analysts believe that the market for our dial-up modems will continue to decline. If we are unable to increase demand for and sales of our broadband modems, we may be unable to sustain or grow our business. The market for high-speed communications products and services has a number of competing technologies. For instance, Internet access can be achieved by using a standard telephone line and appropriate service for dial-up modems; DSL modems; using a cable modem with a cable TV line and cable modem service; using a router and some type of modem to service the computers connected to a local area network; or other approaches, including wireless links to the Internet.

Although we currently sell products that include these technologies, our most successful products have historically been our dial-up modems. The introduction of new products by competitors, market acceptance of competing products based on new or alternative technologies, or the emergence of new industry standards have in the past rendered and could continue to render our products less competitive or even obsolete. For example, these factors have caused the market for our dial-up modems to shrink dramatically. If we are unable to increase demand for our broadband modems, we may be unable to sustain or grow our business.

Our reliance on a limited number of customers for a large portion of our revenues could materially harm our business and prospects.

Relatively few customers have accounted for a substantial portion of our net sales. During 2008 two customers each accounted for 10% or more of our total net sales. Together these two customers accounted for 33% of our total net sales. Our customers generally do not enter into long-term agreements obligating them to purchase our products. We may not continue to receive significant revenues from any of these or from other large customers. Because of our significant customer concentration, our net sales and operating income could fluctuate significantly due to changes in political or economic conditions or the loss of, reduction of business with, or less favorable terms for any of our significant customers. A reduction or delay in orders from any of our significant customers, or a delay or default in payment by any significant customer could materially harm our business, results of operation and liquidity.

Zoom Telephonics’ reliance on a small number of manufacturers and on sole-sourced modem chipsets for a substantial percentage of our products could have an adverse effect on our business.

Zoom Telephonics currently relies on four manufacturers, each manufacturing different products, to manufacture a substantial portion of its products. We also currently rely on sole-sourced modem chipsets for most of our products, with most of those chipsets currently provided by Conexant. The loss of the services of these manufacturers, an inability to buy one or more sole chipsets, or an adverse change in one of these suppliers or in our relationship with one of them, could have a material adverse effect on our ability to manufacture our products and on our business.

Fluctuations in the foreign currency exchange rates in relation to the U.S. dollar could have a material adverse effect on our operating results.

Changes in currency exchange rates that increase the relative value of the U.S. dollar may make it more difficult for us to compete with foreign manufacturers on price, may reduce our foreign currency denominated sales when expressed in dollars, or may otherwise have a material adverse effect on our sales and operating results. A significant increase in our foreign currency denominated sales would increase our risk associated with foreign currency fluctuations. A weakness in the U.S. dollar relative to the Mexican peso and various Asian currencies including the Chinese renminbi could increase our product costs. Fluctuations in the currency exchange rates have, and may continue to, adversely affect our operating results.

The recent financial crisis and current uncertainty in global economic conditions could negatively affect our business, results of operations, and financial condition.

The recent financial crisis and the current uncertainty in global economic conditions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in credit, equity and fixed income markets. There could be a number of follow-on effects from these economic developments on our business, including unavailability of credit, insolvency of key suppliers resulting in product delays; customer insolvencies; rapid changes to the foreign currency exchange rates; decreased customer confidence; and decreased customer demand. Any of these events, or any other events caused by the recent financial crisis, may have a material adverse effect on our business, operating results, and financial condition.

Capacity constraints in our Mexican operations could reduce our sales and revenues and hurt customer relationships.

Zoom Telephonics now relies on its Mexican operations to finish and ship most of the products it sells. Since moving our manufacturing operations to our Mexican facility we have experienced and may continue to experience constraints on our manufacturing capacity as we address challenges related to operating our new facility, such as hiring and training workers, creating the facility’s infrastructure, developing new supplier relationships, complying with customs and border regulations, and resolving shipping and logistical issues. Our sales and revenues may be reduced and our customer relationships may be impaired if we continue to experience constraints on our manufacturing capacity. We are working to minimize capacity constraints in a cost-effective manner, but there can be no assurance that we will be able to adequately minimize capacity constraints.

Our reliance on a business processing outsourcing partner to conduct our operations in Mexico could materially harm our business and prospects.

In connection with the move of most of Zoom Telephonics’ North American manufacturing operations to Mexico, we rely on a business processing outsourcing partner to hire, subject to our oversight, the production team for our manufacturing operation, provide the selected facility described above, and coordinate many of the ongoing manufacturing logistics relating to our operations in Mexico. Our outsourcing partner’s related functions include acquiring the necessary Mexican permits, providing the appropriate Mexican operating entity, assisting in customs clearances, and providing other general assistance and administrative services in connection with the ongoing operation of the Mexican facility. Our outsourcing partner’s performance of these obligations efficiently and effectively is critical to the success of our operations in Mexico. Failure of our outsourcing partner to perform its obligations efficiently and effectively could result in delays, unanticipated costs or interruptions in production, delays in deliveries to our customers or other harm to our business, results of operation, and liquidity. Moreover, if our outsourcing arrangement is not successful, we cannot assure our ability to find an alternative production facility or outsourcing partner to assist in our operations in Mexico or our ability to operate successfully in Mexico without outsourcing or similar assistance.

Our net sales, operating results and liquidity have been and may in the future be adversely affected because of the decline in the retail market for dial-up modems.

The dial-up modem industry has been characterized by declining average selling prices and a declining retail market. The decline in average selling prices is due to a number of factors, including technological change, lower component costs, and competition. The decline in the size of the retail market for dial-up modems is primarily due to the inclusion of dial-up modems as a standard feature contained in new PCs, and the advent of broadband products. Decreasing average selling prices and reduced demand for our dial-up modems have resulted and are likely to continue to result in decreased net sales for dial-up modems. If we fail to replace declining revenue from the sales of dial-up modems with the sales of our other products, including our broadband modems, our business, results of operation and liquidity will be harmed.

Zoom Telephonics believes that its future success will depend in large part on our ability to more successfully penetrate the broadband modem markets, which have been challenging markets, with significant barriers to entry.

With the shrinking of the dial-up modem market, Zoom Telephonics believes that our future success will depend in large part on our ability to more successfully penetrate the broadband modem markets, DSL and cable, and the VoIP market. These markets have significant barriers to entry that have adversely affected our sales to these markets. Although some cable and DSL modems are sold at retail, the high volume purchasers of these modems are concentrated in a relatively few large cable, telecommunications, and Internet service providers which offer broadband modem services to their customers. These customers, particularly cable services providers, also have extensive and varied approval processes for modems to be approved for use on their network. These approvals are expensive, time consuming, and continue to evolve. Successfully penetrating the broadband modem market therefore presents a number of challenges including: the current limited retail market for broadband modems; the relatively small number of cable, telecommunications and Internet service provider customers that make up the bulk of the market for broadband modems in certain countries, including the United States; the significant bargaining power of these large volume purchasers; the time consuming, expensive, uncertain and varied approval process of the various cable service providers; and the strong relationships with cable service providers enjoyed by incumbent cable equipment providers like Motorola and Cisco.

Our sales of broadband products have been adversely affected by all of these factors. Sales of our broadband products in European countries have fluctuated and may continue to fluctuate due to approvals and delays in the deployment by service providers of cable and DSL service in these countries. We cannot predict whether we will be able to successfully penetrate these markets.

Our international operations are subject to a number of risks that could harm our business.

Currently our business is significantly dependent on our operations outside the United States, particularly sales of our products and the production of most of our products. All of our manufacturing operations except our rework operations are now located outside of the United States. For the year 2008 sales outside North America were 30% of our net sales. The inherent risks of international operations could harm our business, results of operation, and liquidity. Specifically, our manufacturing operations in Mexico are subject to the challenges and risks associated with international operations, including those related to integration of operations across different cultures and languages, currency risk, and economic, legal, political and regulatory risks. In addition, fluctuations in the currency exchange rates have had, and may continue to have, an adverse effect on our operating results. The types of risks faced in connection with international operations and sales include, among others: regulatory and communications requirements and policy changes; currency exchange rate fluctuations, including, as a result of the move of our manufacturing operations to Mexico, changes in value of the Mexican peso relative to the US dollar; favoritism toward local suppliers; delays in the rollout of broadband services by cable and DSL service providers outside of the United States; local language and technical support requirements; difficulties in inventory management, accounts receivable collection and the management of distributors or representatives; cultural differences; reduced control over staff and other difficulties in staffing and managing foreign operations; reduced protection for intellectual property rights in some countries; political and economic changes and disruptions; governmental currency controls; shipping costs; and import, export, and tariff regulations.

We may be unable to produce sufficient quantities of our products because we depend on third party manufacturers. If these third party manufacturers fail to produce quality products in a timely manner, our ability to fulfill our customer orders would be adversely impacted.

We use contract manufacturers and original design manufacturers for electronics manufacturing of most of our products. We use these third party manufacturers to help ensure low costs, rapid market entry, and reliability. Any manufacturing disruption could impair our ability to fulfill orders, and failure to fulfill orders would adversely affect our sales. Although we currently use four electronics manufacturers for the bulk of our purchases, in some cases a given product is only provided by one of these companies. The loss of the services of any of our significant third party manufacturers or a material adverse change in the business of or our relationships with any of these manufacturers could harm our business. Since third parties manufacture our products and we expect this to continue in the future, our success will depend, in part, on the ability of third parties to manufacture our products cost effectively and in sufficient quantities to meet our customer demand.

We are subject to the following risks because of our reliance on third party manufacturers: reduced management and control of component purchases; reduced control over delivery schedules, quality assurance and manufacturing yields; lack of adequate capacity during periods of excess demand; limited warranties on products supplied to us; potential increases in prices; interruption of supplies from assemblers as a result of a fire, natural calamity, strike or other significant event; and misappropriation of our intellectual property.

Zoom Telephonics may be unable to produce sufficient quantities of its products because it obtains key components from, and depends on, sole or limited source suppliers.

Zoom Telephonics obtains certain key parts, components, and equipment from sole or limited sources of supply. For example, we currently purchase the vast majority of our dial-up and ADSL modem chipsets from Conexant Systems. In the past we have experienced delays in receiving shipments from some sole source suppliers. We may experience similar delays in the future. In addition, some products may have other components that are available from only one source. If we are unable to obtain a sufficient supply of components from our current sources, we would experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage relationships with our customers, and our customers could decide to purchase products from our competitors. Inability to meet our customers’ demand or a decision by one or more of our customers to purchase products from our competitors could harm our operating results.

We face significant competition, which could result in decreased demand for our products or services.

We may be unable to compete successfully. A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Furthermore, many of our current and potential competitors have significantly greater resources than we do. Intense competition, rapid technological change and evolving industry standards could result in less favorable selling terms to our customers, decrease demand for our products or make our products obsolete.

Changes in current or future laws or governmental regulations and industry standards that negatively impact our products, services and technologies could harm our business.

The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire United States communications industry including our customers and their products and services that incorporate our products. Our products are also required to meet the regulatory requirements of other countries throughout the world where our products and services are sold. Obtaining government regulatory approvals is time-consuming and very costly. In the past, we have encountered delays in the introduction of our products, such as our cable modems, as a result of government certifications. We may face further delays if we are unable to comply with governmental regulations. Delays caused by the time it takes to comply with regulatory requirements may result in cancellations or postponements of product orders or purchases by our customers, which would harm our business.

In addition to reliability and quality standards, the market acceptance of our VoIP products and services is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. Standards are continuously being modified and replaced. As standards evolve, we may be required to modify our existing products or develop and support new versions of our products. The failure of our products to comply, or delays in compliance, with various existing and evolving industry standards could delay or interrupt volume production of our products, which could harm our business.

Regulation of VoIP services is developing and is therefore uncertain. Future regulation of VoIP services could increase our costs and restrict the growth of our VoIP business.

VoIP services currently have different regulations from traditional telephony in most countries including the US. The US, various states and other countries may impose surcharges, taxes or new regulations upon providers of VoIP services. The imposition of any such surcharges, taxes and regulations on VoIP services could materially increase our costs, may limit or eliminate our competitive pricing and may require us to restructure the VoIP services we currently offer. For example, regulations requiring compliance with the Communications Assistance for Law Enforcement Act (CALEA) or provision of the same type of 911 services as required for traditional telecommunications providers could place a significant financial burden on us depending on the technical changes required to accommodate the requirements.

In many countries outside the US in which we operate or our services are sold, we cannot be certain that we will be able to comply with existing or future requirements, or that we will be able to continue to be in compliance with any such requirements. Our failure to comply with these requirements could materially adversely affect our ability to continue to offer our VoIP services in these jurisdictions.

Zoom Telephonics may have difficulty protecting its intellectual property.

Zoom Telephonics’ ability to compete is heavily affected by its ability to protect its intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks, and licensing arrangements to protect our intellectual property. The steps we take to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. We have more intellectual property assets in some countries than we do in others. In addition, the laws of some foreign countries in which our products are or may be developed, manufactured or sold may not protect our products or intellectual property rights to the same extent as do the laws of the United States. This may make the possibility of piracy of our technology and products more likely. We cannot ensure that the steps that we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology.

We could infringe the intellectual property rights of others.

Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses. We cannot assure that the terms of any licenses we may be required to seek will be reasonable. We are often indemnified by our suppliers relative to certain intellectual property rights; but these indemnifications do not cover all possible suits, and there is no guarantee that a relevant indemnification will be honored by the indemnifying party.

Risks Relating to our Common Stock

There is no existing market for our common stock and a trading market that will provide you with adequate liquidity may not develop for our common stock

There is currently no public market for our common stock. It is anticipated that on or shortly before the Record Date for the distribution, trading of shares of our common stock will begin on a “when-issued” basis and will continue through the distribution date. Following the spin-off, we intend to list our common stock for quotation on the OTC Bulletin Board. However, there can be no assurance that an active trading market for our common stock will develop as a result of the distribution or be sustained in the future.

Zoom Telephonics does not expect to pay any dividends in the foreseeable future.

We do not expect to declare dividends in the foreseeable future. We currently intend to retain cash to support our operations and to finance the growth and development of our business. There can be no assurance that we will have, at any time, sufficient surplus under Delaware law to be able to pay any dividends. If we do not pay dividends, the price of our common stock that you receive in the distribution must appreciate for you to receive a gain on your investment in Zoom Telephonics.

FORWARD-LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, including any statements concerning proposed new products or licensing or collaborative arrangements, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “potential,” or “continue” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth below, and for the reasons described elsewhere in this Information Statement. All forward-looking statements and reasons why results may differ included in this Information Statement are made as of the date hereof, and we assume no obligation to update these forward-looking statements or reasons why actual results might differ.

We neither have any intention, nor do we assume any obligation, to update any forward-looking statements after we distribute this Information Statement, even if new information becomes available in the future.

THE SPIN-OFF

Reasons for the Spin-Off

On January 29, 2009 Zoom Technologies announced that it entered into a Share Exchange Agreement to acquire Jiansu Leimone, which owns 51.03% of TCB. TCB is primarily engaged in research and development, manufacturing, and sale of advanced mobile phones, and also manufactures other electronic products. On May 12, 2009, the parties to the Share Exchange Agreement entered into an amendment, pursuant to which, Zoom Technologies will initially acquire 100% of the capital stock of Gold Lion in exchange for 4,225,219 shares of Zoom Technologies stock. Gold Lion owns 100% of Jiansu Leimone and 100% the outstanding capital stock of Profit Harvest. Jiansu Leimone owns 51.03% of TCB. Further, Zoom Technologies has agreed with Mr. Leo Gu, a Gold Lion shareholder and the holder of an option to acquire an additional 28.97% of the outstanding capital stock of TCB, to provide him with the option to exchange the additional 28.97% TCB interest for the issuance by Zoom Technologies of an additional 2,402,576 shares of Zoom Technologies common stock.

Immediately prior to the closing of the share exchange, Zoom Technologies will spin off its current business and operating subsidiary, Zoom Telephonics, in a transaction that is not anticipated to be a taxable distribution to Zoom Technologies’ shareholders. Zoom Telephonics would grant TCB licensing rights for “Zoom” and “Hayes” trademarks for certain products and geographic regions.

Zoom Technologies and Zoom Telephonics believe that the spin-off of the Communications Business from Zoom Technologies will provide several opportunities and benefits that are expected to increase stockholder value, including the following:

•

to allow Zoom Telephonics’ management team, which is based in the United States, to focus on the current USA-headquartered business;

•

to allow Zoom Telephonics to provide its employees stock-based incentives linked solely to the operations of Zoom Telephonics, as opposed to the overall post-acquisition China-based operations, which would be primarily Gold Lion’s operations;

•

to allow Zoom Telephonics and Leimone United to pursue shareholder relations and financing arrangements based solely on the merits of their businesses;

•

to increase the expected value of Zoom Telephonics’ tax-loss carry-forwards

•

to make it more likely that post-acquisition Leimone United would meet the initial listing requirements of the NASDAQ Stock Market.

Manner of Effecting the Spin-Off

The general terms and conditions of the spin-off are set forth in the Separation and Distribution Agreement to be entered into by Zoom Technologies and Zoom Telephonics. For a description of the terms of that agreement, see “Our Relationship with Zoom Technologies after the Spin-Off-Separation and Distribution Agreement.”

Overview

The spin-off will be accomplished pursuant to the terms and conditions of the Separation and Distribution Agreement, by which Zoom Technologies will contribute to Zoom Telephonics its Communications Business, which represents substantially all the businesses, assets and liabilities of Zoom Technologies, including certain intellectual property, and distribute to its stockholders of record all of the outstanding shares of Zoom Telephonics’ common stock. As discussed under “The Spin-Off—Trading of Zoom Technologies Common Stock After the Record Date and Prior to the Ex-Dividend Date,” if a holder of record of Zoom Technologies common stock sells those shares in the “regular way” market prior to the ex-dividend date, that stockholder also will be selling the right to receive shares of Zoom Telephonics common stock in the distribution. The distribution will be made in book-entry form on the basis of one share of Zoom Telephonics common stock for every share of Zoom Technologies common stock held on the business day prior to the closing of the Gold Lion acquisition. Zoom Technologies will instruct Computershare Trust Company, as distribution agent, to record the distribution on the distribution date to the holders of Zoom Technologies common stock at the close of business on the Record Date (or their designated transferees) unless the shares of Zoom Technologies common stock had been sold prior to the ex-dividend date. Each share of Zoom Telephonics common stock that Zoom Technologies distributes will be validly issued, fully paid, and non-assessable and free of preemptive rights.

Fractional Shares

As Zoom Technologies will issue one share of Zoom Telephonics common stock for every share of Zoom Technologies owned by its stockholders, it will not distribute any fractional shares of our common stock to its stockholders.

Book Entry Statements

A book-entry statement reflecting your ownership of shares of Zoom Telephonics common stock will be mailed to you or your brokerage account should be credited for the shares as soon as practicable following the ex-dividend date. We do not intend to issue stock certificates in the spin-off.

Results of the Spin-Off

Following the spin-off, Zoom Telephonics plans to be an independent, publicly traded company owning and operating what had previously been Zoom Telephonics’ Communications Business, which represents substantially all the businesses, assets and liabilities of Zoom Technologies . We expect to have approximately 1,959,378 shares of Zoom Telephonics common stock issued and outstanding immediately following the spin-off based on the distribution ratio described above and the anticipated number of outstanding shares of Zoom Telephonics common stock on the Record Date. The actual number of shares to be distributed will be determined based on the number of shares of Zoom Telephonics common stock outstanding on the Record Date.

U.S. Federal Income Tax Consequences

The following section is a summary regarding material United States federal income tax consequences of the acquisition to holders of Zoom Technologies common stock. This discussion addresses only those Zoom Technologies security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the Code), and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

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financial institutions;

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investors in pass-through entities;

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tax-exempt organizations;

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dealers in securities or currencies;

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traders in securities that elect to use a mark to market method of accounting;

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persons that hold Zoom Technologies common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

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persons who are not citizens or residents of the United States

This summary of material federal income tax consequences is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither Zoom Technologies nor Zoom Telephonics intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the acquisition.

We expect that a U.S. holder receiving our shares in the distribution will be treated as receiving a taxable distribution to the extent of the fair market value of shares received (including any fractional shares sold on behalf of the stockholder) on the distribution date. That distribution would be treated as taxable dividend income to the extent of such holder’s share of Zoom Technologies’ current and accumulated earnings and profits (as determined for federal income tax purposes), if any. Based on certain assumptions, however, Zoom Technologies does not believe that it will have any current or accumulated earnings and profits. To the extent the amount of the distribution exceeds such holder’s share of Zoom Technologies current and accumulated earnings and profits, if any, the distribution would be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its shares of Zoom Technologies common stock (thus reducing such adjusted tax basis) with any remaining amounts being treated as capital gain from the sale of Zoom Technologies shares.

This discussion is intended to provide all material United States federal income tax consequences of the acquisition to Zoom Technologies and its stockholders who hold their stock as a capital asset. This discussion is not a complete analysis or description of all potential United States federal tax consequences of the spin-off to other holders who are subject to special rules. It does not address any non-income tax or any foreign, state or local tax consequences of the spin-off. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the spin-off.

Market for Common Stock; Trading Our Common Stock in Connection with the Spin-Off

There is currently no trading market for Zoom Telephonics’ common stock. Zoom Telephonics plans to apply to have its common stock authorized for listing on the OTC Bulletin Board under the symbol ZOOM. We expect the trading in our common stock to be limited, volatile and sporadic.

We cannot predict the price at which our common stock will trade after the spin-off. In fact, the combined trading prices of a share of our common stock, adjusted for the distribution ratio, and a share of Zoom Technologies (re-named Leimone United) common stock after the spin-off may not equal or exceed the trading price of a share of Zoom Technologies common stock immediately prior to the spin-off. The price at which our common stock trades is likely to fluctuate significantly, particularly until an orderly public market develops. Prices for our common stock will be determined in the public markets and may be influenced by many factors, many of which are beyond our control, including:

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lack of a trading history;

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changes in expectations concerning our future financial performance and the future performance of the Communications Business industry in general,

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announcements regarding existing or new collaborations;

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our financial results and differences between our actual financial and operating results and those expected by investors and analysts;

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strategic moves by us or our competitors, such as acquisitions or restructurings;

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changes in the regulatory environment governing the Communications Business;

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our capital structure, including the amount of any indebtedness;

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general economic, industry and market conditions;

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the depth and liquidity of the market for our common stock;

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investor and analyst perceptions of the Communications Business and us; and

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the impact of the factors referred to in “Risk Factors.”

We have appointed Computershare Trust Services to serve as transfer agent and registrar for Zoom Telephonics’ common stock. Shares of our Zoom Telephonics common stock distributed to holders of Technologies common stock in connection with the spin-off will be transferable under the Securities Act of 1933, as amended, which we refer to as the Securities Act, except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by or are under common control with us and may include certain of our officers, directors or principal stockholders. After we become a publicly traded company, securities held by our affiliates will be subject to the resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Trading of Zoom Technologies Common Stock After the Record Date and Prior to the Ex-Dividend Date

Beginning on the Record Date and through the day prior to the ex-dividend date, Zoom Technologies common stock will trade “regular way” with the symbol ZOOM. On the “regular way” market, from the Record Date through the date before the ex-dividend date set by NASDAQ, shares of Zoom common stock will trade with an entitlement to shares of our common stock distributed in connection with the spin-off. After the ex-dividend date, shares of Zoom Technologies common stock will trade without an entitlement to shares of our common stock distributed in connection with the spin-off. Therefore, if you own shares of Zoom Technologies common stock at 5:00 p.m. Eastern Time on the Record Date and sell those shares on the regular way market prior to the ex-dividend date, you also will be selling your right to receive the shares of our common stock that would have been distributed to you in connection with the spin-off. If you hold those shares of Zoom Technologies common stock held on the Record Date through the ex-dividend date, then Zoom Technologies will distribute to you shares of our common stock with respect to your ownership of those shares of Zoom Technologies common stock, even if you sell the shares of Zoom Technologies common stock thereafter.

Spin-off Conditions and Termination

We expect that the distribution will be effective, and the spin-off complete, on the distribution date, which will be approximately 10 days after the ex-dividend date, which will be the first business day after the closing of the Gold Lion acquisition., provided that, among other things:

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the Form 10 registration statement, of which this Information Statement is a part, shall be effective under the Exchange Act and no stop order relating to our Form 10 registration statement is in effect;

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a proxy statement or Information Statement shall have been mailed to Zoom Technologies stockholders;

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Zoom Technologies and Zoom Telephonics have received all permits, registrations, clearances and consents from governmental authorities and third persons, if any, necessary to effect the spin-off and to permit the operation of our businesses thereafter and;

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no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the spin-off or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation and Distribution Agreement, is in effect.

The fulfillment of the foregoing conditions will not create any obligation on Zoom Technologies’ part to effect the distribution, and the Board of Zoom Technologies has reserved the right to amend, modify or abandon the distribution and the related transactions at any time prior to the distribution date. The Board of Zoom Technologies may waive any of these conditions in its sole and absolute discretion.

Reasons for Furnishing the Information Statement

This Information Statement is being furnished solely to provide information to stockholders of Zoom Technologies who will receive shares of Zoom Telephonics’ common stock in connection with our spin-off. It is not provided as an inducement or encouragement to buy or sell any of our securities. You should not assume that the information contained in this Information Statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and we undertake no obligation to update the information.

DIVIDEND POLICY

We do not currently anticipate paying any dividends for the foreseeable future. The declaration and payment of dividends are subject to the discretion of our Board and Delaware law. Any future determination to pay dividends will depend on our financial condition, earnings, capital requirements, legal requirements, regulatory constraints, contractual restrictions and other factors deemed relevant at the time by our Board and permitted by Delaware law.

OUR BUSINESS

Overview

Zoom Telephonics designs, produces, markets, sells, and supports broadband and dial-up modems, Voice over Internet Protocol or “VoIP” products and services, Bluetooth® wireless products, and other communication-related products. Our primary objective is to build upon our position as a leading producer of Internet access devices, and to take advantage of a number of trends in communications including enhanced Internet access, higher data rates, and voice calls traveling over the Internet.

Dial-up modems were our highest revenue category for many years. Generally our sales of dial-up modems have been declining and other product categories have become increasingly important. Our dial-up modems connect personal computers and other devices to the local telephone line for transmission of data, fax, voice, and images. Our dial-up modems enable personal computers and other devices to connect to other computers and networks, including the Internet and local area networks, at top data speeds up to 56,000 bits per second.

In response to increased demand for faster connection speeds, we have expanded our product line to include DSL modems, cable modems, and related broadband access products. Our Asymmetric Digital Subscriber Line modems, known as ADSL modems or DSL modems, provide a high-bandwidth connection to the Internet through a telephone line that typically connects to compatible DSL equipment in or near the central telephone office. Zoom® is shipping a broad line of DSL modems. Some are fairly basic, designed to connect to the USB port of a Windows computer or the Ethernet port of a computer, router, or other device. Other Zoom Telephonics’ DSL modems are more complex, and may include a router, a four-port switch, a firewall, a wireless access point, and other enhanced features. For a given DSL hardware platform, we often provide model variations with a different power supply, filters, firmware, packaging, or other customer-specific items.

Cable modems provide a high-bandwidth connection to the Internet through a cable-TV cable that connects to compatible equipment that is typically at or near the cable service provider. We began shipping cable modems during 2000. Our cable modem customers in the U.S. and other countries are primarily focused on retail.

Zoom Telephonics is currently shipping VoIP products which enable broadband users to make phone calls through the Internet, potentially lowering the cost of the call and providing other benefits such as the ability to manage and track calls using a Web browser. 2005 shipments included a multi-function DSL gateway with VoIP, and we also shipped a router with VoIP for use with either a DSL modem or cable modem. In February 2006 we began shipping the first products in a line of analog telephone adapters (ATAs), which connect to a router and one or more phones, and provide VoIP capabilities to the connected phones. Some of our VoIP products are targeted for sale to service providers, and some others are targeted for sale through our sales channels to end-users. Some of Zoom’s Telephonics’ VoIP products benefit from Zoom Telephonics’ Global Village™ VoIP service. Global Village’s VoIP service enables an end-user to make free VoIP phone calls to end-users of several VoIP service providers, including Global Village, and also allows a user to pay to call almost any phone in the world.  Zoom Telephonics also has a private-label VoIP service called VoIP ASAP, which enables a service provider to offer VoIP service using that service provider’s name and logo.

Zoom Telephonics’ product line includes wireless products, including wireless-G network products and Bluetooth® products. Generally Zoom Telephonics’ revenues for wireless products have been growing.

We are incorporated in Delaware under the name Zoom Telephonics, Inc. We are a wholly owned subsidiary of Zoom Technologies, Inc. Zoom Telephonics, Inc. was originally incorporated in New York in 1977 and changed its state of incorporation to Delaware in 1993. Our principal executive offices are located at 207 South Street, Boston, MA 02111 and our telephone number is (617) 423-1072.

Products

General

The vast majority of Zoom Telephonics’ products facilitate communication of data through the Internet. Our dial-up modems can also link computers, point-of-purchase terminals, or other devices to each other through the traditional telephone network without using the Internet. Our cable modems use the cable-TV cable and our DSL modems use the local telephone line to provide a high-speed link to the Internet. Our wireless-G network products typically communicate with a broadband modem for access to the Internet. Some of our Bluetooth wireless products, such as our Bluetooth modem, are designed for Internet access. Our dialers can be used to route voice calls to a VoIP network that may include the Internet. Our modems and dialers typically connect to a single phone line in a home, office, or other location. We do have some products, however, that do not facilitate communication of data through the Internet. The most important of these are some Bluetooth products, including our iHiFi ® line of Bluetooth audio products.

Dial-Up Modems

We have a broad line of dial-up modems with top data speeds up to 56,000 bps, available in internal, external, and PC Card models. PC-oriented internal modems are designed primarily for installation in the PCI slot or PCI-E slot of IBM PC-compatibles. Embedded internal modems are designed to be embedded in PCs dedicated to a specific application, such as point-of-purchase terminals, kiosks, and set-top boxes. Many of our external modems are designed to work with almost any terminal or computer, including Windows computers, the Apple Macintosh, Linux computers, and other computers. Our PC Card modems are designed for use with notebook and sub-notebook computers equipped with standard PC Card slots. When sold as packaged retail products, our dial-up modems are typically shipped complete with third-party software that supports the hardware capabilities of the modem.

56K modems allow users connected to standard phone lines to download data at speeds up to 56,000 bps (“56K”) when communicating with compatible central sites connected to digital lines such as T1 lines. Those central sites are typically online services, Internet Service Providers, or remote LAN access equipment. Our 56K modems typically support the V.90 standard as well as lower-speed standards, and most of our 56K modems also support the newer V.92 standard.

In March and April of 1999 Zoom Telephonics acquired substantially all of the modem product and trademark assets of Hayes Microcomputer Products, Inc., an early leader in the modem industry. In July 2000 we acquired the trademark and product rights to Global Village products. Global Village was a modem brand for products used with Apple Macintosh computers. We now sell and market dial-up modems under the Zoom® and Hayes® names, and also sell hem unbranded or under a private-label brand specific to a particular high-volume account. In addition, we offer a VoIP phone service under the Global Village name.

In 2007 and 2008 our dial-up modems and related products accounted for approximately 40% and 41% of our net sales, respectively.

DSL Modems

Our DSL modems incorporate the ADSL standards that are currently most popular worldwide, including ADSL2/2+, G.dmt, G.Lite, and ANSI T1.413 issue 2. In 2000 we designed and shipped our first DSL modems, an external USB model and an internal PCI model. In 2002 we introduced a new PCI models, and also introduced an Ethernet model and a USB/Ethernet model with router features. In 2003 we introduced a DSL modem with a built-in router, a USB port, and four switched Ethernet ports. In September 2004 Zoom began shipping its first DSL modem with built-in VoIP, which also included a router, a 4-port switch, and a firewall. During the fourth quarter of 2004 Zoom introduced new modem hardware designs for its USB, Ethernet, Ethernet/USB, and 4-port router models, shifting to newer modem chipsets and lowering Zoom’s cost of goods. In March 2005 Zoom introduced a DSL modem with wireless networking using the 802.11b and 802.11g standards, a 4-port switching hub, router, and firewall. In 2006 Zoom Telephonics began shipping a software Install Assistant with most of its DSL modems to simplify end-user installation. In January 2007 Zoom Telephonics began shipping user-friendly upstream (that is, to the Internet) Quality-of-Service (“QOS”) capability with some of its DSL modems, to provide a “fast lane” for bandwidth-sensitive applications such as VoIP, gaming, and video. In 2009 Zoom Telephonics expects to expand its user-friendly QOS to include downstream (that is, from the Internet) QOS, to introduce some DSL models with TR.69 and Annex M capability, and to begin volume shipments of a DSL modem with a built-in wireless-G router and VoIP. Zoom Telephonics may also introduce other DSL products, including one with wireless-N for wireless local area network speeds significantly higher than wireless-G.

In 2007 and 2008 our DSL modems and related products accounted for approximately 50% and 32% of our net sales, respectively.

Bluetooth® Modems and Adapters

In 2003 Zoom Telephonics began shipping a Bluetooth modem, a Bluetooth USB adapter, and a Bluetooth PC Card adapter. Bluetooth is a wire-elimination technology that is increasingly popular for mobile phone and computer products. In 2006 we introduced our iHiFi TM line of Bluetooth products for transmission of music and other audio from one device to another – for instance, from an iPod or other sound source to a stereo or powered speakers. In 2007 we introduced a number of new iHiFi products, including Bluetooth headphones and a transmitter that works for any iPod that has an iPod docking connector. In 2008 we introduced thumbnail-size USB adapters support Bluetooth version 2.1 as well as earlier Bluetooth standards.

Cable Modems

Each cable service provider has its own approval process, in which the cable service provider may require CableLabs® certification and may also require the service provider’s own company test and approval. We have obtained CableLabs® certification for our currently marketed cable modems. They have also received a number of cable service provider company approvals. The approval process has been and continues to be a significant barrier to entry, as are the strong relationships with cable service providers enjoyed by incumbent cable equipment providers like Motorola and Cisco Systems.

Zoom Telephonics sells cable modems to electronics retailers and cable service providers. Sales through the retail channel have been handicapped by a number of factors, including the fact that most cable service providers offer cable modems with their service and the fact that some cable service providers do not provide a financial incentive to a customer who purchases his own modem rather than leasing it from the cable service provider. However, Zoom Telephonics has significant cable modem sales through retailers.

Our cable modems currently support DOCSIS standards 1.0, 1.1, and 2.0, the popular standards in the US and many other countries. The DOCSIS 3.0 standard supports higher speeds and other features, and Comcast began shipping DOCSIS 3.0 cable modems to a limited number of markets in 2008. Zoom Telephonics does not currently ship DOCSIS 3.0 cable modems, and Zoom continues to monitor the roll-out of DOCSIS 3.0 services.

Voice over Internet Protocol Products and Global Village

In 2004 Zoom Telephonics introduced a line of products that support VoIP or “Voice over Internet Protocol”. Our first VoIP products used the standards-based Session Initiation Protocol, or SIP protocol, and are thus compatible with a wide range of other SIP-compatible VoIP products and services. SIP allows devices to establish and manage voice calls on the Internet. Zoom’s VoIP product line includes the X5v, the V3, and a line of Analog Telephone Adapters. The X5v includes a DSL modem, a router, a firewall, a 4-port switching hub, Zoom Telephonics’ TelePort, and other features. The V3 has the same features as the X5v, except instead of having a built-in DSL modem, the V3 has an Ethernet port for connecting to the Ethernet port of an external DSL modem or cable modem. Zoom’s Analog Telephone Adapters connect to a router’s Ethernet port and to one or more telephones to provide those phones with VoIP capabilities. Zoom Telephonics began sampling a DSL modem with a built-in wireless-G router and VOIP in 2008, and we expect volume shipments of this product in 2009. Some of our Analog Telephone Adapters include TelePort.

Zoom Telephonics’ Teleport™ phone port lets an end-user plug in a normal phone to place and receive voice calls over the Internet, or to place and receive calls over the familiar switched telephone network. Because the TelePort typically routes emergency calls over the familiar switched telephone network, those calls are handled correctly without relying on proper handling by a VoIP service provider. In addition, the TelePort can be used to provide a “second phone line” and to provide other advantages.

Some versions of our VoIP products are bundled with Global Village phone service, a Zoom Telephonics-developed SIP-based service that includes a free VoIP phone service and an optional paid service for communicating with phones that can be reached through the switched phone network. Other versions of our VoIP products do not come with Global Village service, since they are designed to be used by service providers offering some other VoIP service. Global Village has a wide array of features for routing calls, recording voice mail, conference calling, and tracking customer usage and costs. Global Village phone service helps Zoom to address the specific needs of its end-user, retailer, and service provider customers. For instance, we make Global Village available in a number of different languages and with a number of payment options to address specific market needs. Global Village can be offered to end-users, but it can also be offered to service providers either under the Global Village brand or as a private-label VoIP service. In late 2008 we extended Global Village services to include call-back services that do not require VoIP hardware. The caller uses a text message or Web browser to specify the number being dialed, and then Global Village calls back the caller’s phone and connects him or her to the number being called. It is too early to say whether we can successfully market these call-back services.

Some of our Analog Telephone Adapters for end-users include a Web-based Chooser that allows the end-user to shop for a suitable VoIP service, select it, and then automatically configure the ATA for that service. This is consistent with Zoom’s goal of providing freedom of choice to its VoIP customers.

Zoom Telephonics devoted significant resources to the VoIP product area in 2004 through 2008, and we continue to devote considerable resources to VoIP hardware and to Zoom’s Global Village phone service.

While SIP has been the most successful approach to VoIP for enterprise use and for VoIP offerings by telephone companies, Skype has been most successful for end-users using personal computers. In 2007 Zoom Telephonics introduced two Skype products. One is an adapter that plugs into the USB port of a PC and allows the use of a normal corded or cordless phone, and one is a wireless PC headset that lets a user switch easily between phone calls and music.

Wireless Local Area Networking

In 2005 we began shipping DSL modems with Wireless-G local area network capability and our Wireless-G product line now also includes USB and PC Card clients and a wireless router. As noted above, Zoom Telephonics has begun sampling of an ADSL modem with wireless-G router and VoIP. We plan to ship products that incorporate the extended range and higher data rate associated with the multiple-input multiple-output wireless standard, 802.11n. There have been delays in ratifying the 802.11n standard, but other manufacturers already ship pre-standard products in high volume.

Dialers and Related Telephony Products

Zoom Telephonics manufactures dialers that simplify the placing of a phone call by dialing digits automatically. We shipped our first telephone dialer, the Demon Dialer®, in 1981, and in 1983 began shipping the Hotshot™ dialer. As the dialer market diminished due to equal access, we focused on modems and other peripherals for the personal computer market. In 1996 we began shipping a new generation of dialers incorporating proprietary technology that is now covered by four issued U.S. patents. Some of these dialers are well-suited for routing appropriate calls through money-saving long-distance service providers, including prepaid phone card service providers.

Products for Markets outside North America

Products for countries outside the US often differ from a similar product for the US due to different regulatory requirements, country-specific phone jacks and AC power adapters, and language-related specifics. As a result, the introduction of new products into markets outside North America markets can be costly and time-consuming. In 1993 we introduced our first dial-up modem approved for selected Western European countries. Since then we have continued to expand our product offerings into markets outside North America, including DSL modems and VoIP products and services. We have received regulatory approvals for, and are currently selling our products in a number of countries, including many European Union, Caribbean, and South American countries, Canada, Mexico, Poland, Saudi Arabia, Switzerland, Turkey, the USA, Hong Kong, and Vietnam. We intend to continue to expand and enhance our product line for our existing markets and to seek approvals for the sale of our products in new countries throughout the world. For instance, we recently began shipment of PCI and USB modems with regulatory approvals for 70 countries and regulatory testing completed for many other countries.

ROHS Restriction on Hazardous Substances

The European Union’s Directive 2002/95/EC, Restriction on Use of Hazardous Substances (RoHS), has strict rules regarding products put on the European market after July 1, 2006. Those products have defined limits on their content of lead, mercury, cadmium, hexavalent chromium, polybrominated biphenyls, and polybrominated diphenyl ethers. Most electronics manufacturers including Zoom consequently needed to change their manufacturing processes and component choices to conform to RoHS. Zoom Telephonics has completed the work required to affect this change for products where it is practical to make this change, including almost all of Zoom Telephonics’ high-volume products.

CEC Appliance Efficiency Regulations

The California Energy Commission (CEC) has rules affecting many of our products manufactured on or after July 1, 2007. These rules apply to our products with power cubes, which typically plug into an AC outlet and provide low-voltage AC or DC to a modem or other device. CEC rules require that the power cubes used in our products be highly efficient, so that most of the input energy is used by our device and not dissipated as heat. This typically requires a more expensive power cube, resulting in a smaller, lower-weight power cube that will reduce the customer’s energy usage. Because California is the most populous state in the US and because many of our customers have sales outlets in California, we now meet the CEC rules for all our significant US products.

Sales Channels

General

Zoom Telephonics sells products primarily through high-volume distributors and retailers, Internet service providers, telephone service providers, value-added resellers, PC system integrators, and original equipment manufacturers (“OEMs”). We support our major accounts in their efforts to discern strategic directions in the market, to maintain appropriate inventory levels, and to offer a balanced selection of attractive products.

During 2008 two customers each accounted for 10% or more of our total net sales. Together these two customers accounted for 33% of our total net sales. The top three customers accounted for approximately 43% of our total net sales.

Distributors and Retailers outside North America

In markets outside North America we sell and ship our products primarily to independent distributors and retailers. Our European high-volume retailers include Dixons Store Group, a major customer, and many others. Our revenues from sales outside North America were $6.7 million in 2007 and $4.4 million in 2008. Approximately 61% and 70% of our net sales outside North America in 2007 and 2008, respectively, were to customers in the United Kingdom. We believe sales growth outside North America will continue to require substantial additional investments of resources for product design and testing, regulatory approvals, native-language instruction manuals and software, packaging, sales support, and technical support. We have made this investment in the past for many countries, and we expect to make this investment for many countries and products in the future. Areas of focus include Latin America, Europe, and the Middle East.

North American High-volume Retailers and Distributors

In North America we reach the retail market primarily through high-volume retailers. Our North American retailers include Best Buy, Fry’s, Micro Center, Staples, Wal-Mart, and many others. Our revenues from sales in North America were $11.8 million in 2007 and $10.1 million in 2008. Retailers typically carry an assortment of our dial-up modems, cable modems, and DSL modems; and some also carry an assortment of our wireless products.

Zoom Telephonics sells significant quantities of its products through distributors, who often sell to corporate accounts, retailers, service providers, value-added resellers, equipment manufacturers, and other customers. Our North American distributors include our major customers Tech Data, Ingram Micro, D&H Distributing, Border States Electric, and others.

Internet and Telephone Service Providers

In recent years an important part growing portion of our business has been the sale of DSL modems to DSL service providers in the U.S. and in some other countries. We plan to continue to devote significant efforts toward selling and supporting these customers. In addition, we will continue to offer some of our VoIP products and services to telephone service providers.

System Integrators and Original Equipment Manufacturers

Our system integrator and OEM customers sell our products under their own name or incorporate our products as a component of their systems. We seek to be responsive to the needs of these customers by providing on-time delivery of high-quality, reliable, cost-effective products with strong engineering and sales support. We believe that some of these customers also appreciate the improvement in their products’ image due to use of a Zoom or Hayes brand modem.

Sales, Marketing and Support

Zoom Telephonics’ sales, marketing, and support are primarily managed from our headquarters in Boston, Massachusetts. In North America we sell the Zoom, Hayes, Global Village, and private-label dial-up modem products through Zoom’s sales force and through commissioned independent sales representatives managed and supported by our own staff. Most service providers are serviced by our sales force. North American technical support is primarily handled from our Boston headquarters. We also maintain a sales and logistics office in the United Kingdom for the UK and a number of other European countries.

We believe that Zoom, Hayes, and Global Village are widely recognized brand names. We build upon our brand equity in a variety of ways, including cooperative advertising, product packaging, Web advertising, trade shows, and public relations.

We attempt to develop quality products that are user-friendly and require minimal support. We typically support our claims of quality with product warranties of one to seven years, depending upon the product. To address the needs of end-users and resellers who require assistance, we have our own staff of technical support specialists. They currently provide telephone support five days per week in English and, in some cases, Spanish. Our technical support specialists also maintain a significant Internet support facility that includes email, firmware and software downloads, and the SmartFacts™ Q&A search engine.

Research and Development

Our research and development efforts are focused on developing new communications products and VoIP services, further enhancing the capabilities of existing products, and reducing production costs. We have developed close collaborative relationships with certain of our ODM suppliers and component suppliers. We work with these partners and other sources to identify and respond to emerging technologies and market trends by developing products that address these trends. In addition, we purchase modems and other chipsets that incorporate sophisticated technology from third parties, thereby eliminating the need for us to develop this technology in-house. As of December 31, 2008 we had 13 employees engaged primarily in research and development. Our research and development team performs electronics hardware design and layout, mechanical design, prototype construction and testing, component specification, firmware and software development, VoIP service development, product testing, foreign and domestic regulatory approval efforts, end-user and internal documentation, and third-party software selection and testing.

During 2007 and 2008 we expended $1.8 million and $1.7 million respectively on research and development activities.

Manufacturing and Suppliers

Zoom Telephonics’ products are currently designed for high-volume automated assembly to help assure reduced costs, rapid market entry, short lead times, and reliability. High-volume assembly typically occurs in China, Taiwan, or Korea. Our contract manufacturers and original design manufacturers typically obtain some or all of the material required to assemble the products based upon our Approved Vendor List and Parts List. Our manufacturers typically insert parts onto the printed circuit board, with most parts automatically inserted by machine, solder the circuit board, and in-circuit test the completed assemblies. Functional test and packaging are sometimes performed by the contract manufacturer. For the United States and many other markets, functional test and packaging are more commonly performed at our manufacturing facilities in North America, allowing us to tailor the packaging and its contents for our customers immediately before shipping. We also perform circuit design, circuit board layout, and strategic component sourcing at our North American facility. Wherever the product is built, our quality systems are used to help assure that the product meets our specifications.

In late 2006 we moved our North American manufacturing facility from Boston, Massachusetts to Tijuana, Mexico. This was a highly challenging move, since it dramatically changed our personnel, facilities, infrastructure, and logistics. The reason we made the move was to reduce our personnel cost, facilities cost, and the costs associated with shipping from Asia to North America. While we continue to experience certain challenges associated with the Tijuana facility, including challenges relating to bringing products across the border between the U.S. and Mexico, the Tijuana facility is running fairly smoothly now.  We believe that this facility assists us in cost-effectively providing rapid response to the needs of our U.S. customers. In March 2009 we moved our Tijuana operation to a smaller, lower cost building in Tijuana.

We usually use one primary manufacturer for a given design. We sometimes maintain back-up production tooling at a second manufacturer for our highest-volume products. Our manufacturers are normally adequate to meet reasonable and properly planned production needs; but a fire, natural calamity, strike, financial problem, or other significant event at an assembler’s facility could adversely affect our shipments and revenues. Currently a substantial percentage of our manufacturing is performed by two companies, each manufacturing different products. The loss of these services or a material adverse change in these companies’ businesses or in our relationship could materially and adversely harm our business.

Our products include a large number of parts, most of which are available from multiple sources with varying lead times. However, most of our products include a sole-sourced chipset as the most critical component of the product. The vast majority of our dial-up and DSL modem chipsets come exclusively from Conexant. Conexant is one of the leading producers of modem chipsets worldwide; but serious problems at Conexant would probably create a significant reduction in Zoom’s shipments. Conexant recently announced plans to sell to Ikanos a portion of Conexant’s business, including the ADSL portion of its business. We do not expect this to disrupt our supply of ADSL chipsets, but the effect of this sale cannot be reliably predicted at this time.

Zoom Telephonics has experienced delays in receiving shipments of modem chipsets in the past, and we may experience such delays in the future. Moreover, we cannot assure that a chipset supplier will, in the future, sell chipsets to us in quantities sufficient to meet our needs or that we will purchase the specified dollar amount of products necessary to receive concessions and incentives from a chipset supplier. An interruption in a chipset supplier’s ability to deliver chipsets, a failure of our suppliers to produce chipset enhancements or new chipsets on a timely basis and at competitive prices, a material increase in the price of the chipsets, our failure to purchase a specified dollar amount of products or any other adverse change in our relationship with modem component suppliers could have a material adverse effect on our results of operations.

We are also subject to price fluctuations in our cost of goods. Our costs may increase if component shortages develop, lead-times stretch out, or fuel costs continue to rise.

We are also subject to the RoHS and CEC rules discussed above, which affect component sourcing, product manufacturing, sales, and marketing.

Competition

The communications network access industry is intensely competitive and characterized by aggressive pricing practices, continually changing customer demand patterns, and rapid technological advances, and emerging industry standards. These characteristics result in frequent introductions of new products with added capabilities and features, and continuous improvements in the relative functionality and price of modems and other PC communications products. Our operating results and our ability to compete could be adversely affected if we are unable to:

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successfully and accurately anticipate customer demand;

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manage our product transitions, inventory levels, and manufacturing processes efficiently;

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distribute or introduce our products quickly in response to customer demand and technological advances;

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differentiate our products from those of our competitors; or

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otherwise compete successfully in the markets for our products.

Some of our primary competitors by product group include the following:

DSL modem competitors: 2Wire, 3Com, Actiontec, Airties, Asus, Aztech, Best Data, Cisco Systems (Linksys division), D-Link, Huawei, Netgear, Netopia, Sagem, Siemens (formerly Efficient Networks), Thomson, US Robotics, Westell, Xavi, and ZyXEL Communications.

Dial-up modem competitors: Best Data, Creative Labs, Lite-On, Sitecom, and US Robotics.

Cable modem competitors: Arris Systems, Cisco Systems (Linksys and Scientific Atlanta divisions), D-Link, Hon Hai Network Systems (formerly Ambit Microsystems), Motorola, Netgear, SMC Networks, Terrayon, and Thomson

VoIP hardware competitors: AudioCodes, Cisco Systems (Linksys division), Digium, D-Link, Draytek, Grandstream, Mediatrix, Micro-ATA, MultiTech, Patton, Snom, Zyxel, and 8x8.

Bluetooth competitors: Anycom, Belkin, D-Link, IOGear, Jabra, Kensington, Linksys, Logitech, Sitecom, SMC, Targus, Trendnet, and Trust.

Many of our competitors and potential competitors have more extensive financial, engineering, product development, manufacturing, and marketing resources than we do. The principal competitive factors in our industry include the following:

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product performance, features, reliability and quality of service;

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price;

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brand image;

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product availability and lead times;

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size and stability of operations;

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breadth of product line and shelf space;

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sales and distribution capability;

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technical support and service;

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product documentation and product warranties;

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relationships with providers of broadband access services; and

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compliance with industry standards.

Zoom Telephonics believes it is able to provide a competitive mix of the above factors for its products, particularly when they are sold through retailers, computer product distributors, and small to medium sized Internet service providers, and system integrators. We are less successful in selling directly to large telephone companies and other large providers of broadband access services.

DSL and cable modems transmit data at significantly faster speeds than dial-up modems. DSL and cable, however, typically require a more expensive Internet access service. In addition, the use of DSL and cable modems is currently impeded by a number of technical and infrastructure limitations. We began shipping both cable and DSL modems in the year 2000. We have had some success in selling to smaller phone companies and to Internet service providers, but we have not sold significant quantities to large phone companies or to large cable service providers. We believe a small fraction of new US cable modem and DSL placements in 2008 were sold at retail, and that a low percentage were sold through retailers in most other countries. Some European countries, however, sell significant volumes of DSL modems through retailers. In the U.K., for instance, this has resulted in Zoom Telephonics placing DSL modem models into retailer Dixons Store Group.

Successfully penetrating the broadband modem market presents a number of challenges, including:

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The current limited retail market for broadband modems;

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The relatively small number of cable, telecommunications and Internet service providers that make up the majority of the market for broadband modems;

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The significant bargaining power of these large volume purchasers;

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The time-consuming, expensive and uncertain approval processes of the various cable and DSL service providers; and

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The strong relationships with service providers enjoyed by some incumbent equipment providers, including Motorola and Cisco Systems for cable modems.

The use of the Internet to provide voice communications services is a relatively recent market development. A substantial number of companies have emerged to provide VoIP products and services, and many of these companies have more extensive financial, engineering, product development, and marketing resources than we do. The principal competitive factors in the VoIP market include: price, brand recognition, service and support, features, distribution, and reliability. Competitors for our current VoIP hardware products are listed above. Competitors for our Skype VoIP products include a large number of companies worldwide, including Actiontec, Cisco Systems (Linksys division), D-Link, Motorola, Sennheiser, TeleVoIP, and U.S. Robotics.

Competitors for our VoIP service include AT&T, iConnectHere, Net2Phone, Voicepulse, Vonage and 8x8, as well as incumbent telephone carriers and other providers of traditional telephone service. Many of our competitors have greater name recognition and resources than we have and may be better positioned to more aggressively develop, promote and sell their products, including by offering more attractive pricing policies and bundled service arrangements. In addition, if telecommunications rates continue to decrease, any competitive pricing advantage of our services may be diminished or eliminated. We cannot assure that we will be able to compete effectively.

Intellectual Property Rights

Zoom Telephonics relies primarily on a combination of our copyrights, trademarks, trade secrets and patents to protect our proprietary rights. We have trademarks and copyrights for our firmware (software on a chip), printed circuit board artwork, instructions, packaging, and literature. We also have nine patents. The patents that have been issued expire between 2011 and 2015. We cannot assure that any patent application will be granted to us or that any patent obtained will provide protection or be of commercial benefit to us, or that the validity of a patent will not be challenged. Moreover, we cannot assure that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior technologies.

Zoom licenses certain technologies used in our products, typically rights to bundled software, on a non-exclusive basis. In addition we purchase chipsets that incorporate sophisticated technology. we have received, and may receive in the future, infringement claims from third parties relating to our products and technologies. We will investigate the validity of these claims and, if we believe the claims have merit, we will respond through licensing or other appropriate actions. Certain of these past claims have related to technology included in modem chipsets. We forwarded these claims to the appropriate vendor. If we or our component manufacturers were unable to license necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against it. Where possible we attempt to receive patent indemnification from chipset suppliers and other appropriate suppliers, but the extent of this coverage varies and enforcement of this indemnification may be difficult and costly. All of the intellectual property rights of Zoom will be transferred to us in the spin-off.

Concurrently with the separation from Zoom Technologies, Zoom Telephonics will enter into a License Agreement with TCB relating to intellectual property it acquired from Zoom Technologies as a result of the separation. Pursuant to the License Agreement, we will grant to TCB an exclusive license to use the ZOOM Marks (as defined in the License Agreement) as trademarks, service marks or trade names solely in connection with those goods and services specifically listed in Exhibit A of the License Agreement for the territories set forth in Exhibit A of the License Agreement, subject to and in accordance with the terms and conditions of the License Agreement. Moreover, pursuant to the License Agreement, TCB will accept the licensed ZOOM Marks and shall use the ZOOM Marks subject to our control.

Government Regulation

Regulatory Approvals, Certifications and Other Industry Standards

Our modems and related products sold in the U.S are required to meet United States government regulations, including regulations of the United States Federal Communications Commission, known as the FCC, which regulates equipment, such as modems, that connects to the public telephone network. The FCC also regulates the electromagnetic radiation and susceptibility of communications equipment. In addition, in order for our broadband products to be qualified for use with a particular broadband Internet service, we are often required to obtain approvals and certifications from the actual cable, telephone or Internet service provider and from CableLabs® for cable modems. In addition to U.S. regulations, many of our products sold abroad require us to obtain specific regulatory approvals from foreign regulatory agencies for matters such as electrical safety, country-specific telecommunications equipment requirements, and electromagnetic radiation and susceptibility requirements. We submit products to accredited testing laboratories and, when required, to specific foreign regulatory agencies, to receive approvals for our products based on the test standards appropriate to the target markets for a given product. We expect to continue to seek and receive approvals for new products to allow us to reach a large number of countries throughout the world, including countries in the Americas, Europe, Asia, and Africa. The regulatory process can be time-consuming and can require the expenditure of substantial resources. We cannot assure that the FCC or foreign regulatory agencies will grant the requisite approvals for any of our products on a timely basis, if at all.

United States and foreign regulations regarding the manufacture and sale of electronics devices are subject to change. On July 1, 2006 changes were implemented by the European Union to reduce the use of hazardous materials, such as lead, in electronic equipment. As discussed above, the implementation of these requirements caused Zoom and other electronics companies to change or discontinue many of its European products. As discussed above, the California Energy Commission’s Appliance Efficiency Regulations will affect the power cube supplied with some of Zoom’s US products.

In addition to reliability, quality and content standards, the market acceptance of our products and services is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. Our products and services, particularly our VoIP products and services, rely heavily on a variety of communication, network and voice compression standards to interoperate with other vendors’ equipment. There is currently a lack of agreement among industry leaders about which standard should be used for a particular VoIP application, and about the definition of the standards themselves. There is significant and growing consensus to use SIP for VoIP telephony, but there are important exceptions. One exception is Skype, which uses a proprietary protocol. Another exception is Packet Cable, which is popular with cable service providers. Another complication is that some VoIP services continue to evolve. The failure of our products and services to comply with various existing and evolving standards could delay or interrupt volume production of our VoIP telephony or other new products and services, expose us to fines or other imposed penalties, or adversely affect the perception and adoption rates of our products and services, any of which could harm our business.

Internet Telephony Services

The use of the Internet and private IP networks to provide VoIP services is a relatively recent development. Although providing such services is currently permitted and largely unregulated within the U.S., several foreign governments have adopted laws and regulations that could restrict or prohibit the providing of VoIP services. More aggressive domestic or international regulation of the Internet in general, and Internet telephony providers and services specifically, may adversely affect our ability to introduce and market our VoIP services and products successfully.

Zoom Telephonics’ ability to provide VoIP communications services on the terms we currently provide arise in large part from the fact VoIP services are not currently subject to the same regulation as traditional telephony. Because these services are not currently regulated to the same extent as traditional telephony, VoIP providers can currently avoid paying charges that traditional telephone companies must pay. Local exchange carriers are lobbying the FCC and the states to regulate VoIP on the same basis as traditional telephone services. The FCC and several states are examining this issue. If the FCC or any state determines to regulate VoIP, they may impose surcharges, taxes or additional regulations upon providers of Internet telephony. These surcharges could include access charges payable to local exchange carriers to carry and terminate traffic, contributions to the Universal Service Fund (USF) or other charges. Regulations requiring compliance with the Communications Assistance for Law Enforcement Act (CALEA), or provision of the same type of 911 services as required for traditional telecommunications providers could also place a significant financial burden on us depending on the technical changes required to accommodate the requirements. The imposition of any such additional fees, charges, taxes and regulations on IP communications services could materially increase our costs, require us to modify our service, delay our products, or impair our ability to offer competitive pricing.

In many countries outside the U.S. in which we operate or our services are sold, the status of the laws that may relate to our VoIP services is unclear. We cannot be certain that we will be able to comply with existing or future requirements, or that we will be able to continue to be in compliance with any such requirements. Our failure to comply with these requirements could have a material adverse affect on our ability to continue to offer our VoIP service in these jurisdictions.

Regulation of the Internet

In addition to regulations addressing our modems and related products and our Internet telephony services, other regulatory issues relating to the Internet in general could affect our ability to provide our services. Congress has adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally.

Federal, state, local and foreign governmental organizations are considering other legislative and regulatory proposals that would regulate the Internet. We cannot predict whether new taxes will be imposed on our services, and depending on the type of taxes imposed, whether and how our services would be affected thereafter. Increased regulation of the Internet may decrease its growth and hinder technological development, which may negatively impact the cost of doing business via the Internet or otherwise harm our business.

Backlog

Zoom Telephonics’ backlog on August 12, 2009 was $0.3  million. Many orders included in backlog may be canceled or rescheduled by customers without significant penalty. Backlog as of any particular date should not be relied upon as indicative of our net sales for any future period.

Employees

Following the spin-off, we estimate that we will have approximately 42 employees. Of that 42, we expect 9 to be engaged in research and development, 10 to be involved in manufacturing oversight, purchasing, assembly, packaging, shipping and quality control, 14 to be engaged in sales, marketing and technical support, and the remaining 9 to perform accounting, administrative, management information systems, and executive functions. Zoom Telephonics has implemented cost cutting measures including reducing our headcount and reducing certain employees’ work week from 40 hours to 32 hours per week. As a result, we currently have 38 full time employees and 4 part time employees (those working less than 40 hours per week). None of our employees is represented by a labor union.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the consolidated financial statements included elsewhere in this report and the information described under the caption "Risk Factors." Readers should also be cautioned that results of any reported period are often not indicative of results for any future period.

Potential Share Exchange

On January 28, 2009, Zoom Technologies entered into a Share Exchange Agreement with TCB and TCB’s majority shareholder, Gold Lion. On May 12, 2009, the parties to the Share Exchange Agreement entered into an amendment, pursuant to which, Zoom Technologies (to be re-named Leimone United) will initially acquire 100% of the capital stock of Gold Lion for 4,225,219 shares of Zoom Technologies stock. In addition, Zoom Technologies intends to grant the majority shareholder of Gold Lion an option to acquire an additional 2,402,576 Zoom Technologies shares in exchange for an additional 29% of the outstanding stock of TCB Digital. If the option is exercised, Zoom Technologies would have acquired 80% of the outstanding stock of TCB Digital in exchange for an aggregate of 6,627,795 shares of Zoom Technologies common stock. Gold Lion owns 100% of Jiansu Leimone and 100% the outstanding capital stock of Profit Harvest. Jiansu Leimone owns 51.03% of TCB. TCB is primarily engaged in electronic and telecommunications product design, development and manufacturing.  Zoom Technologies will also have options to acquire an interest in five other companies that are owned by the majority shareholder of Gold Lion, with the option price of each company to be based on the higher of a minimum price or a multiple of that company’s net income.

Immediately prior to the share exchange pursuant to the Agreement, Zoom Technologies intends to spin off its current business and operating subsidiary, Zoom Telephonics, in a transaction that is not anticipated to be a taxable distribution to Zoom Technologies’ shareholders. Zoom Telephonics would also grant TCB Digital licensing rights to the “Zoom” and “Hayes” trademarks for certain products and geographic regions.

Overview

Zoom Telephonics derives its net sales primarily from sales of Internet-related communication products, principally broadband and dial-up modems and other communication products, to retailers, distributors, Internet Service Providers and Original Equipment Manufacturers. We sell our products through a direct sales force and through independent sales agents. Our employees are primarily located at our headquarters in Boston, Massachusetts and our sales office in the United Kingdom. We are experienced in electronics hardware, firmware, and software design and test, regulatory approvals, product documentation, and packaging; and we use that experience in developing each product in-house or in partnership with suppliers who are typically based in Asia. Electronic assembly and testing of the Company’s products in accordance with our specifications is typically done in China.

For many years we performed most of the final assembly, test, packaging, warehousing and distribution at a production and warehouse facility on Summer Street in Boston, Massachusetts, which has also engaged in firmware programming for some products. On June 30, 2006 we announced our plans to move most of our Summer Street operations to a dedicated facility in Tijuana, Mexico commencing approximately September 1, 2006, and we have since implemented that plan. Our lease for our Summer Street facility expired in August 2006, and we completely vacated the facility on September 30, 2006.

Since 1983 our headquarters has been near South Station in downtown Boston. Zoom Telephonics historically owned two adjacent buildings which connect on most floors, and which house our entire Boston staff. In December 2006 we sold our headquarters buildings to a third party, with a two-year lease-back of approximately 25,000 square feet of the 62,000 square foot facility. Our net sale proceeds were approximately $7.7 million of which approximately $3.6 million was repaid to our mortgage holder, eliminating the mortgage debt from our balance sheet. Our current lease expired in December 2008, and we recently signed a lease extension that commits us for at least 2 years. On January 1, 2009 we reduced our leased Boston space from 25,000 square feet to 14,400 square feet with an increase in rent per square foot, resulting in a savings in 2009 of $54,000.

For many years Zoom Telephonics derived a majority of its net sales from the retail after-market sale of dial-up modems to customers seeking to add or upgrade a modem for their personal computers. In recent years the size of this market and our sales to this market have declined, as personal computer manufacturers have incorporated a modem as a built-in component in most consumer personal computers and as increasing numbers of consumers world-wide have switched to broadband Internet access. The consensus of communications industry analysts is that after-market sales of dial-up modems will probably continue to decline. There is also consensus among industry analysts that the installed base for broadband Internet connection devices, such as cable modems and DSL modems, will grow rapidly during the decade. In response to increased and forecasted worldwide demand for faster connection speeds and increased modem functionality, we have invested and continue to invest resources to advance our product line of broadband modems, both DSL modems and cable modems.

We continually seek to improve our product designs and manufacturing approach in order to improve product performance and reduce our costs. We pursue a strategy of outsourcing rather than internally developing our modem chipsets, which are application-specific integrated circuits that form the technology base for our modems. By outsourcing the chipset technology, we are able to concentrate our research and development resources on modem system design, leverage the extensive research and development capabilities of our chipset suppliers, and reduce our development time and associated costs and risks. As a result of this approach, we are able to quickly develop new products while maintaining a relatively low level of research and development expense as a percentage of net sales. We also outsource aspects of our manufacturing to contract manufacturers as a means of reducing our costs of production, and to provide us with greater flexibility in our production capacity.

Generally our gross margin for a given product depends on a number of factors including the type of customer to whom we are selling. The gross margin for retailers tends to be higher than for some of our other customers; but the sales, support, returns, and overhead costs associated with retailers also tend to be higher. The Company’s sales to certain countries are currently handled by a single master distributor for each country who handles the support and marketing costs within the country. Gross margin for sales to these master distributors tends to be low, since lower pricing to these distributors helps them to cover the support and marketing costs for their country.

In 2008 Zoom Telephonics’ net sales were down 21.7% compared to 2007. The sales decline was mainly the result of decreases in DSL dial-up, and cable modem sales which were partially offset by an increase in wireless product sales. Because of our significant customer concentration our net sales and operating results have fluctuated and in the future could continue to fluctuate significantly due to changes in political or economic conditions or the loss, reduction of business, or less favorable terms for any of our significant customers.

Over the past several years our net sales have declined. In response to declining sales volume, we have cut costs by reducing staffing and some overhead costs. Our total headcount of full-time employees, including part-time workers, was reduced from 65 on September 30, 2007 to 56 on December 31, 2008 As of June 30, 2009 we had 42 full-time and part-time employees. Of the 42 employees on June 30, 2009  9 were engaged in research and development, 10 were involved in manufacturing oversight, purchasing, assembly, packaging, shipping and quality control, 14 were engaged in sales, marketing and technical support, and the remaining 9 performed accounting, administrative, management information systems, and executive functions. We have implemented cost cutting measures including reducing our headcount and reducing certain employees’ work week from 40 hours to 32 hours per week. As a result, we currently have 38 full time employees and 4 part time employees (those working less than 40 hours per week). Our dedicated manufacturing personnel in Mexico are employees of our Mexican manufacturing service provider and not included in our 2008 or 2007 headcount.

During the quarter ended September 30, 2007 Zoom Technologies purchased all the Series A Preferred Shares (the Series A Shares) of Unity Business Networks, LLC (Unity) for cash of $1.2 million, including transaction costs. The Series A Preferred Shares are convertible at the Parent’s option into 15% of Unity’s common stock on a fully-diluted basis. In addition, the Parent has an option to purchase all the outstanding common stock of Unity based on a specified multiple of Unity’s 2008 revenues, as defined. At December 31, 2008 Zoom Technologies determined that the fair market value of its investment in Unity was $0.96 million, which resulted in a write-down of $0.219 million. The value of this investment on our June 30, 2009 balance sheet remains at $0.96 million. Zoom Technologies expects to receive approximately $1.0 million in cash as a result of the sale of Unity to Telesphere Networks Ltd.  Telesphere announced the purchase of Unity on July 28, 2009.  The closing of the transaction awaits regulatory approval which is anticipated but not guaranteed.  If the transaction closes as expected, Zoom Technologies would receive approximately $0.8 million of the $1.0 million in September 2009.  While the Company and the Parent expect this transaction to close, there is no guarantee that this expectation will be met. Zoom Technologies intends to transfer the Series A Shares and all rights and obligations associated therewith to Zoom Telephonics at the time of the spin-off.

On January 22, 2008, Zoom Technologies and RedMoon, Inc., a provider of wireless networks headquartered in Plano, Texas (“RedMoon”), entered into a Convertible Note Purchase Agreement pursuant to which the Company made an initial investment of $300,000 in 6% convertible notes (the “Notes”) and agreed to purchase an additional $50,000 per month of 6% convertible notes beginning on May 1, 2008 and continuing until the earlier of (i) our election to exercise its option to purchase all outstanding stock of RedMoon or (ii) our election to terminate such option up to a maximum total investment of $500,000. On April 30, 2008, we notified RedMoon of our decision not to invest $50,000 on May 1, 2008. The option to purchase all of RedMoon’s outstanding stock was not exercised and terminated in accordance with its terms on August 31, 2008. Zoom Technologies intends to transfer the Notes to Zoom Telephonics at the time of the spin-off.

At December 31, 2008 Zoom Technologies determined that the fair market value of its investment in RedMoon was zero due to RedMoon’s working capital position, cash flow, and an analysis of the recovery value of the assets. Accordingly, Zoom Technologies wrote-off 100% of the $0.325 million asset value, including transaction costs of $0.025 million.

On December 31, 2008 we had working capital of $3.9 million including $1.2 million in cash and cash equivalents. On December 31, 2007 we had working capital of $7.7 million including $3.6 million in cash and cash equivalents. Our current ratio at December 31, 2008 was 3.4 compared to 3.7 at December 31, 2007. A significant portion in the reduction of the current ratio was due to the cash decline.

In 2008 our operating activities used $2.0 million in cash. Our net loss in 2008 was $4.2 million. After adjusting for non-cash items including the $0.3 million gain on sale of real estate, the $0.5 million write-down of Unity and RedMoon, $0.09 million of depreciation and amortization expense, $0.3 million of stock-based compensation and $0.2 million reversal of allowances, sources of cash from operations included a decrease in inventories of $1.5 million, a decrease in accounts receivable of $1.1 million, and a decrease of $0.01 million of prepaid expense and other current assets. Uses of cash from operations included a decrease in accounts payable and accrued expense of $0.9 million.

In 2008 net cash used in investing activities was $0.3 million for the investment in RedMoon.

Critical Accounting Policies and Estimates

Following is a discussion of what we view as our more significant accounting policies and estimates. As described below, management judgments and estimates must be made and used in connection with the preparation of our consolidated financial statements. We have identified areas where material differences could result in the amount and timing of our net sales, costs, and expenses for any period if we had made different judgments or used different estimates.

Revenue (Net Sales) Recognition. Zoom Telephonics primarily sells hardware products to its customers. The hardware products include dial-up modems, DSL modems, cable modems, voice over IP products, and wireless and wired networking equipment. We earn a small amount of royalty revenue that is included in our net sales, primarily from internet service providers. We generally do not sell software. We began selling services in 2004. We introduced our Global Village VoIP service in late 2004, but sales of those services to date have not been material.

We derive our net sales primarily from the sales of hardware products to four types of customers:

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computer peripherals retailers,

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computer product distributors,

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Internet service providers, and

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original equipment manufacturers (OEMs)

We recognize hardware net sales for our customers at the point when the customers take legal ownership of the delivered products. Legal ownership passes from the Company to the customer based on the contractual FOB point specified in signed contracts and purchase orders, which are both used extensively. Many of our customer contracts or purchase orders specify FOB destination. We verify the delivery date on all significant FOB destination shipments made during the last 10 business days of each quarter.

Our net sales of hardware include reductions resulting from certain events which are characteristic of the sales of hardware to retailers of computer peripherals. These events are product returns, certain sales and marketing incentives, price protection refunds, and consumer mail-in and in-store rebates. Each of these is accounted for as a reduction of net sales based on detailed management estimates, which are reconciled to actual customer or end-consumer credits on a monthly or quarterly basis.

Our 2008 VoIP service revenues were recorded as the end-user-customer consumed billable VoIP services. The end-user-customer became a service customer by electing to sign up for the Global Village billable service on the Internet. we recorded revenue either when billable services were consumed or when a monthly flat-fee service was billed.

Product Returns. Products are returned by retail stores and distributors for inventory balancing, contractual stock rotation privileges, and warranty repair or replacements. We estimate the sales and cost value of expected future product returns of previously sold products. Our estimates for product returns are based on recent historical trends plus estimates for returns prompted by, among other things, announced stock rotations and announced customer store closings. Management reviews historical returns, current economic trends, and changes in customer demand and acceptance of our products when estimating sales return allowances. The estimate for future returns is recorded as a reserve against accounts receivable, a reduction in our net sales, and the corresponding change to inventory reserves and cost of sales. Product returns as a percentage of total shipments were 11.7% and 11.9%, respectively, for 2007 and 2008.

Price Protection Refunds. Zoom Telephonics has a policy of offering price protection to certain of its retailer and distributor customers for some or all their inventory. Under the price protection policies, when we reduce our prices for a product, the customer receives a credit for the difference between the original purchase price and our reduced price for their unsold inventory of that product. Our estimates for price protection refunds are based on a detailed understanding and tracking by customer and by sales program. Estimated price protection refunds are recorded in the same period as the announcement of a pricing change. Information from customer inventory-on-hand reports or from direct communications with the customers is used to estimate the refund, which is recorded as a reduction of net sales and a reserve against accounts receivable. Reductions in our net sales due to price protection were $0.09 million in 2007 and $0.04 million in 2008.

Sales and Marketing Incentives. Many of our retailer customers require sales and marketing support funding, usually set as a percentage of our sales in their stores. The incentives were reported as reductions in our net sales and were $1.2 million in 2007 and $0.7 million in 2008.

Consumer Mail-In and In-Store Rebates. Our estimates for consumer mail-in and in-store rebates are based on a detailed understanding and tracking by customer and sales program, supported by actual rebate claims processed by the rebate redemption centers plus an accrual for an estimated lag in processing at the redemption centers. The estimate for mail-in and in-store rebates is recorded as a reserve against accounts receivable and a reduction of net sales in the same period that the rebate obligation was triggered. Reductions in our net sales due to the consumer rebates were $0.3 million in 2007 and $0.04 million in 2008.

To ensure that the sales, discounts, and marketing incentives are recorded in the proper period, we perform extensive tracking and documenting by customer, by period, and by type of marketing event. This tracking includes reconciliation to the accounts receivable records for deductions taken by our customers for these discounts and incentives.

Accounts Receivable Valuation. We establish accounts receivable valuation allowances equal to the above-discussed net sales adjustments for estimates of product returns, price protection refunds, consumer rebates, and general bad debt reserves. These allowances are reduced as actual credits are issued to the customer’s accounts. Our bad-debt write-offs were less than $0.1 million for 2007 and $0.2 million for 2008.

Inventory Valuation and Cost of Goods Sold. Inventory is valued at the lower of cost, determined by the first-in, first-out method, or market. We review inventories for obsolete slow moving products each quarter and make provisions based on our estimate of the probability that the material will not be consumed or that it will be sold below cost. In 2007 and 2008 we recorded an additional charge of $0.0 million and $0.2 million, respectively for inventory reserves related to obsolete and slow-moving products.

Valuation and Impairment of Deferred Tax Assets. As part of the process of preparing our financial statements Zoom Telephonics estimates our income tax expense and deferred income tax position. This process involves the estimation of our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income. To the extent we believe that recovery is not likely, we establish a valuation allowance. Changes in the valuation allowance are reflected in the statement of operations.

Significant management judgment is required in determining our provision for income taxes and any valuation allowances. We have recorded a 100% valuation allowance against our deferred income tax assets. It is management’s estimate that, after considering all the available objective evidence, historical and prospective, with greater weight given to historical evidence, it is more likely than not that these assets will not be realized. If we establish a record of continuing profitability, at some point we will be required to reduce the valuation allowance and recognize an equal income tax benefit which will increase net income in that period(s).

As of December 31, 2008 we had federal net operating loss carry forwards of approximately $41,553,000. These federal net operating losses are available to offset future taxable income, and are due to expire in years ranging from 2018 to 2028. We also had state net operating loss carry forwards of approximately $14,696,000. These state net operating losses are available to offset future taxable income, and are primarily due to expire in years ranging from 2009 to 2013.

Valuation of Investments. During the quarter ended September 30, 2007 Zoom Technologies purchased all the Series A Preferred Shares (the Series A Shares) of Unity Business Networks, LLC (Unity) for cash of $1.2 million, including transaction costs. The Series A Preferred Shares are convertible at the Parent’s option into 15% of Unity’s common stock on a fully-diluted basis. In addition, the Parent has an option to purchase all the outstanding common stock of Unity based on a specified multiple of Unity’s 2008 revenues, as defined. At December 31, 2008 Zoom Technologies determined that the fair market value of its investment in Unity was $0.96 million, which resulted in a write-down of $0.219 million. The value of this investment on our June 30, 2009 balance sheet remains at $0.96 million. Zoom Technologies expects to receive approximately $1.0 million in cash as a result of the sale of Unity to Telesphere Networks Ltd.  Telesphere announced the purchase of Unity on July 28, 2009.  The closing of the transaction awaits regulatory approval which is anticipated but not guaranteed.  If the transaction closes as expected, Zoom Technologies would receive approximately $0.8 million of the $1.0 million in September 2009.  While the Company and the Parent expect this transaction to close, there is no guarantee that this expectation will be met. Zoom Technologies intends to transfer the Series A Shares and all rights and obligations associated therewith to Zoom Telephonics at the time of the spin-off.

On January 22, 2008, Zoom Technologies and RedMoon, Inc., a provider of wireless networks headquartered in Plano, Texas (“RedMoon”), entered into a Convertible Note Purchase Agreement pursuant to which Zoom Technologies made an initial investment of $300,000 in 6% convertible notes and agreed to purchase an additional $50,000 per month of 6% convertible notes beginning on May 1, 2008 and continuing until the earlier of (i) the Parent’s election to exercise its option to purchase all outstanding stock of RedMoon or (ii) the Parent’s election to terminate such option up to a maximum total investment of $500,000.  On April 30, 2008 the Parent notified RedMoon of the Parent’s decision not to invest $50,000 on May 1, 2008. The option to purchase all of RedMoon’s outstanding stock was not exercised and terminated in accordance with its terms on August 31, 2008.  Zoom Technologies intends to transfer the Notes and all rights and obligations associated therewith to Zoom Telephonics at the time of the spin-off.

At December 31, 2008 the Parent determined that the fair market value of its investment in RedMoon was zero due to RedMoon’s working capital position, cash flow, and the Parent’s analysis of the recovery value of the assets. Accordingly, the Parent wrote-off 100% of the $0.325 million asset value, including transaction costs of $0.025 million. The value of the RedMoon investment on the Zoom Telephonics’ balance sheet at December 31, 2008 and June 30, 2009 is zero.

Results of Operations

The following table sets forth certain financial data as a percentage of net sales for the periods indicated:

	Years Ended December 31,
	2007	2008
Net sales	100.0%	100.0%
Cost of goods sold	79.8	79.3
Gross profit	20.2	20.7
Operating expense:
Selling	19.3	20.3
General and administration	13.1	15.8
Research and development	9.9	11.9
Total operating expenses	42.3	48.0
Operating profit (loss) before sale of real estate	(22.1)	(27.3)
Gain on sale of real estate	2.1	2.4
Operating profit (loss)	(20.0)	(24.9)
Other income (expense):
Other, net	1.0	(3.8)
Total other income (expense)	1.0	(3.8)
Loss before income taxes	(19.0)	(28.7)
Income taxes (benefit)	––	0.1

Net income (loss)	(19.0)%	(28.8)%

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following is a discussion of the major categories of our statement of operations, comparing the financial results for the year ended December 31, 2008 with the year ended December 31, 2007.

Net Sales. Zoom Telephonics’ total net sales decreased year-over-year by $4.0 million or 21.7%. In 2008 and 2007 we primarily generated our sales by selling dial-up and broadband modems via retailers, distributors, and Internet Service Providers. The dial-up modem market has continued to decline. Our sales of dial-up modems declined $1.4 million due primarily to the decline of the dial-up modem market. Our Broadband, Wireless and Other Products sales decreased year-over-year by $2.6 million or 23.1%.

	Year 2007 Sales $000	Year 2008 Sales $000	Change $000	Change %
Dial-up	$7,337	$5,897	$(1,440)	(19.5)%
Broadband, Wireless and Other Products	$11,141	$8,562	$(2,579)	(23.1)%
Total Net Sales	$18,478	$14,459	$(4,019)	(21.7)%

As shown in the table below our net sales in North America decreased $1.7 million or 14.2% from $11.8 million in 2007 to $10.1 million in 2008. Our net sales in the UK were $3.1 million in 2008 compared to $4.1 million in 2007, a 24.7% decrease. The sales declines in North America and the UK primarily reflect decreased sales of broadband modems in our retailer channel as compared to 2007. In 2007 our new and existing large retailer customers purchased inventories of DSL modems to support forecasted sales volumes which were not realized. Additionally there was a more modest decline of dial-up modem sales at retailers in the U.S. and the U.K. Our net sales in all other countries were $1.3 million in 2008 compared to $2.6 million in 2007, a 50.8% decline. The sales decline in all other countries was primarily due to declining sales of DSL modems and dial-up modems.

	Year 2007 Sales $000	Year 2008 Sales $000	Change $000	Change %
North America	$11,776	$10,101	$(1,675)	(14.2)%
UK	4,065	3,061	(1,004)	(24.7)%
All Other	2,637	1,297	(1,340)	(50.8)%
Total Net Sales	$18,478	$14,459	$(4,019)	(21.7)%

During 2008 two customers each accounted for 10% or more of our total net sales. Together these two customers accounted for 33% of our total net sales. During 2007, three customers accounted for more than 10% of our total net sales. Together these three customers accounted for 44% of our total net sales.

Because of our customer concentration, our net sales and operating income could fluctuate significantly due to changes in political or economic conditions or the loss, reduction of business, or less favorable terms for any of our significant customers.

Gross Profit. Zoom Telephonics gross profit was $3.0 million in 2008 compared to $3.7 million in 2007. Our gross profit percentage of net sales increased to 20.7% in 2008 from 20.2% in 2007. The primary reason for this increase was lower sales dilution from consumer rebates and other retail channel payments and lower manufacturing expense.

Operating Expense. Total operating expense excluding the gain on sale of real estate decreased by $0.9 million from $7.8 million in 2007 to $6.9 million in 2008. Total operating expense excluding the gain on sale of real estate as a percentage of net sales increased from 42.3% in 2007 to 48.0% in 2008. The table below illustrates the change in operating expense.

Operating Expense	Year 2007 Sales $000	% Net Sales	Year 2008 Sales $000	% Net Sales	Change $000	% Change
Selling Expense	$3,558	19.3%	$2,932	20.3%	$(626)	(17.6)%
General and Administrative Expense	2,424	13.1%	2,280	15.8%	(144)	(5.9)%
Research and Development Expense	1,825	9.9%	1,721	11.9%	(104)	(5.7)%
Total Operating Expense excluding the gain on sale of real estate	$7,807	42.3%	$6,933	48.0%	$(874)	(11.2)%

Selling Expense. Selling expense decreased from $3.6 million in 2007 to $2.9 million in 2008. Selling expense as a percentage of net sales was 19.3% in 2007 and 20.3% in 2008. The $0.6 million reduction in selling expense was primarily due to reduced product delivery and warehousing costs, sales commissions, and personnel costs due to lower employee headcount.

General and Administrative Expense. General and administrative expense was $2.4 million in 2007 and $2.3 million in 2008. General and administrative expense as a percentage of net sales was 13.1% in 2007 and 15.8% in 2008. In 2007 compared to 2008, general and administrative expense decreased $0.1 million primarily due to a reduction in personnel costs ($0.14 million )and numerous other cost categories, partially offset by an increase in legal, audit and consulting fees ($0.2 million) in support of efforts to finalize an acquisition transaction.

Research and Development Expense. Research and development expense decreased from $1.8 million in 2007 to $1.7 million in 2008. Research and development expense as a percentage of net sales increased from 9.9% in 2007 to 11.9% in 2008. The $0.1 million decrease in research and development expense was primarily due to reduced personnel costs.

Gain on Sale of Real Estate. In 2006 Zoom Telephonics sold the real estate housing its corporate headquarters and concurrently entered into a leaseback arrangement for a portion of the property. The leaseback arrangement was for two years. A gain of $5.5 million was realized on the sale. However, a portion of the gain ($0.7 million) was deferred and has been recognized in operations over the term of the lease ($0.38 million in 2007 and $0.341 million in 2008). The deferred gain was the estimated present value of the minimum lease payments under the leaseback arrangement. The final monthly deferred gain was recorded in December 2008.

Other Income (Expense). Other income, net decreased from $0.2 million in 2007 to a loss of $0.5 million in 2008. The primary reasons for the drop of $0.7 million was the $0.5 million write-down of investment assets, reduced interest income, and higher foreign exchange losses.

Income Tax Expense (Benefit). We recorded a $0.01 million net income tax expense in 2008 resulting from our income tax in Mexico. We did not recognize any income tax in 2007.

Liquidity and Capital Resources

On December 31, 2008 Zoom Telephonics had working capital of $3.9 million including $1.2 million in cash and cash equivalents. On December 31, 2007 we had working capital of $7.7 million including $3.6 million in cash and cash equivalents. Our current ratio at December 31, 2008 was 3.4 compared to 3.7 at December 31, 2007. A significant portion in the reduction of the current ratio was due to the cash decline.

In 2008 the Company’s operating activities used $2.0 million in cash. Its net loss in 2008 was $4.2 million. After adjusting for non-cash items including the $0.3 million gain on sale of real estate, the $0.5 million write-down of Unity and RedMoon, $0.09 million of depreciation and amortization expense, $0.3 million of stock-based compensation and the $0.2 million reversal of allowances, sources of cash from operations included a decrease in inventories of $1.5 million, a decrease in accounts receivable of $1.1 million, and a decrease of $0.01 million of prepaid expense and other current assets. Uses of cash from operations included a decrease in accounts payable and accrued expense of $0.9 million.

In 2008 our net cash used in investing activities was $0.3 million, primarily for our investment in RedMoon.

To conserve cash and manage our liquidity, we have implemented cost-cutting initiatives including the reduction of employee headcount and overhead costs. As of December 31, 2008 we had 56 full-time and part-time employees compared to 64 as of December 31, 2007. As of June 30, 2009 we had 42 full-time and part-time employees. We plan to continue to assess our cost structure as it relates to our revenues and cash position, and we may make further reductions if the actions are deemed necessary.

In 2008 Zoom Telephonics incurred a net loss of $4.2 million and used cash in operating activities of $2.0 million. These and other conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management does not believe we have sufficient resources to fund our normal operations over the next 12 months unless sales improve significantly or we raise capital. Additional financing may not be available on terms favorable to the Company, or at all. If these funds are not available the Company may not be able to execute its business plan or take advantage of business opportunities. The ability of the Company to obtain such additional financing and to achieve its operating goals is uncertain. In the event that the Company does not obtain additional capital or is not able to increase cash flow through the increase of sales, there is substantial doubt as to its ability to continue as a going concern. See “Risk Factors” below, for further information with respect to events and uncertainties that could harm our business, operating results, and financial condition.

Six Months Ended June 30, 2009 Compared to First Six Months Ended June 30, 2008

Results of Operations

Summary .. Net sales were $5.4 million for the first six months ended June 30, 2009, down 29.2% from $7.6 million in the first six months ended June 30, 2008. We had a net loss of $1.3 million for the first six months ended June 30, 2009 compared to a net loss of $1.8 million for the first six months ended June 30, 2008.  Loss per diluted share was $6,644.85 in the first six months ended June 30, 2009 compared to $8,777.02 for first six months ended June 30, 2008.

Net Sales .. Wireless product sales decreased from $0.8 million in the second quarter of 2008 to $0.4 million in the second quarter of 2009.  Cable modem sales were $0.4 million in both the second quarter of 2008 and the second quarter of 2009.

Our net sales for the first six months of 2009 decreased 29.2% from the first six months of 2008, primarily due to sales declines for DSL and wireless product sales. The DSL modem sales decline was primarily a result of declines in sales to large customers both in the U.S. and internationally, primarily due to price competition.  The dial-up modem market and Zoom’s dial-up modem sales have declined dramatically in the last several years.  In the first six months of 2009 the decline has moderated, which is likely due to increased sales of personal computers without dial-up modems. Zoom’s dial-up modem net sales decreased only 10% from the first six months of 2008.

Our net sales in North America were $4.6 million in the first six months of 2009, a decrease from $5.1 million in the first six months of 2008. Our net sales in the U.K. were $0.4 million in the first six months of 2009 and $1.7 million in the first six months of 2008. Our net sales in countries outside North America and the U.K. were $0.4 million for the first six months of 2009 and $0.9 million for the first six months of 2008. Sales outside North

America declined primarily due to the market shift away from broadband modems to mobile broadband modems in the U.K. and strong price competition on DSL modems in other International markets.

In the second quarter of 2009 the Company’s net sales to its top three customers accounted for 53% of its total net sales Because of our significant customer concentration, our net sales and operating income has fluctuated and could in the future fluctuate significantly due to changes in political or economic conditions or the loss, reduction of business, or less favorable terms for any of our significant customers.

Gross Profit. Our total gross profit was $1.0 million in the second quarter of 2009, an increase from $0.9 million in the second quarter of 2008. Our gross margin percent of net sales was 32.1% in the second quarter of 2009 compared to 22.6% in the second quarter of 2008. Our total gross profit was $1.5 million in the first six months of 2009 and $1.6 million in the first six months of 2008. Gross margin as a percent of net sales increased to 27.3% in the first six months of 2009 from 21.5% in the first six months of 2008. The gross margin percentage was higher in the first six months of 2009 primarily due to the impact of selling higher margin dial-up modems; reductions in manufacturing personnel and related and fixed manufacturing costs, and reductions in manufacturing freight costs.

Selling Expense. Selling expense was $0.9 million for the first six months of 2009 and $1.6 million for the first six months of 2008. Selling expense as a percentage of net sales was 17.3% in the first six months of 2009 and 20.4% of net sales in the first six months of 2008.  Personnel and related costs and product distribution costs were the primary areas of selling cost reduction.

General and Administrative Expense. General and administrative expense was $1.3 million or 23.1% of net sales in the first six months of 2009 compared to $1.1 million or 14.9% of net sales in the first six months of 2008.  General and administrative expense in first six months of 2009 included $0.4 million of expense related to the China merger transaction.

Research and Development Expense. Research and development expense was $0.7 million or 12.1% of net sales in the first six months of 2009 compared to $0.9 million or 11.8% of net sales in the first six months of 2008. Research and development costs decreased primarily as a result of lower personnel costs due to headcount reductions.  Development and support continues on all of our major product lines.

Gain on Sale of Real Estate.  No gain on sale of real estate was recorded in the first six months of 2009. A gain on sale of real estate of $0.19 million was recorded in the first six months of 2008. In December 2006 Zoom sold its headquarter building in Boston and agreed to lease-back some of the office space. The lease-back arrangement resulted in an accounting deferral of $0.725 million of the gain. This deferred gain was recorded over the subsequent eight quarters at $0.096 million per quarter for seven quarters and $0.053 million in the eighth and final quarter, which was the fourth quarter of 2008.

Other Income (expense). Other income (expense) was income of $0.04 million in the first six months of 2009 compared to income of $0.01 million in the first six months of 2008.

Liquidity and Capital Resources

On June 30, 2009 we had working capital of $2.8 million including $0.7 million in cash and cash equivalents. On December 31, 2008 we had working capital of $3.9 million including $1.2 million in cash and cash equivalents. Our current ratio at June 30, 2008 was 2.8 compared to 3.4 at December 31, 2008. A significant portion of the reduction of the current ratio was due to a decline in inventories.

In the first six months of 2009 the Company’s operating activities used $0.5 million in cash. The Company’s net loss in the first six months of 2009 was $1.3 million.  Sources of cash from operations included a decrease in inventories of $1.0 million.  Uses of cash included an increase in accounts receivable of $0.4 million.

To conserve cash and manage our liquidity, we have implemented cost-cutting initiatives including the reduction of employee headcount and overhead costs. As of June 30, 2009 we had 42 full-time employees compared to 63 as of June 30, 2008. We plan to continue to assess our cost structure as it relates to our revenues and cash position, and we may make further reductions if the actions are deemed necessary.

As noted above, in the first six months of 2009 the Company incurred a net loss of $1.3 million and used cash in operating activities of $0.5 million, reducing the cash balance at June 30, 2009 to $0.7 million.  Management does not believe that the Company has sufficient resources to fund its normal operations over the next 12 months unless sales improve significantly or the Company receives additional funds. Additional financing may not be available on terms favorable to the Company, or at all. If these funds are not available the Company may not be able to execute its business plan or take advantage of business opportunities. The ability of the Company to obtain such additional financing and to achieve its operating goals is uncertain. Zoom Technologies owns a 15% interest in Unity LLP Zoom Technologies expects to receive approximately $1.0 million in cash as a result of the sale of Unity to Telesphere Networks Ltd.  Telesphere announced the purchase of Unity on July 28, 2009.  The closing of the transaction awaits regulatory approval which is anticipated but not guaranteed.  If the transaction closes as expected, Zoom Technologies would receive approximately $0.8 million of the $1.0 million in September 2009.  While the Company and the Parent expect this transaction to close, there is no guarantee that this expectation will be met. Zoom Technologies intends to transfer the Series A Shares and all rights and obligations associated therewith to Zoom Telephonics at the time of the spin-off.  In the event that the Company does not obtain additional capital or is not able to increase cash flow through the increase of sales, there is substantial doubt as to its ability to continue as a going concern.

Commitments

During the six months ended June 30, 2009, there were no material changes to our capital commitments and contractual obligations from those disclosed in our Form 10-K for the year ended December 31, 2008.

OUR RELATIONSHIP WITH ZOOM TECHNOLOGIES AFTER THE SPIN-OFF

General

Immediately prior to the spin-off, we will be a wholly owned subsidiary of Zoom Technologies. After the spin-off, Zoom Technologies will not have any ownership interest in our common stock, and we will be an independent, publicly traded company.

We have entered into agreements with Zoom Technologies to govern the terms of the spin-off and to define our ongoing relationship following the spin-off, allocating responsibility for obligations arising before and after the spin-off, including obligations with respect to liabilities relating to Zoom Technologies’ business, our employees and taxes. We have or will enter into these agreements with Zoom Technologies while we are still a wholly owned subsidiary of Zoom Technologies, and certain terms of these agreements are not necessarily the same as could have been negotiated between independent parties.

The following descriptions are summaries of the terms of the agreements. Any of these agreements that are material will be filed as exhibits to the registration statement into which this Information Statement is incorporated and the summaries of such agreements are qualified in their entirety by reference to the full text of such agreements. We encourage you to read, in their entirety, each of the material agreements when they become available.

Share Exchange Agreement

On January 28, 2009, Zoom Technologies entered into a Share Exchange Agreement with TCB and TCB’s majority shareholder, Gold Lion. On May 12, 2009, the parties to the Share Exchange Agreement entered into an amendment, pursuant to which, Zoom Technologies (to be re-named Leimone United) will initially acquire 100% of the capital stock of Gold Lion for 4,225,219 shares of Zoom Technologies stock. Gold Lion owns 100% of Jiansu Leimone and 100% the outstanding capital stock of Profit Harvest. Jiansu Leimone owns 51.03% of TCB. TCB is primarily engaged in electronic and telecommunications product design, development and manufacturing.  Zoom will also have options to acquire an interest in five other companies that are owned by the majority shareholder of Gold Lion, with the option price of each company to be based on the higher of a minimum price or a multiple of that company’s net income. Immediately prior to the closing of the share exchange, Zoom intends to spin off its shares of Zoom Telephonics.

Separation and Distribution Agreement

On May 12, 2009, Zoom Technologies and Zoom Telephonics entered into a Separation and Distribution Agreement. The Separation and Distribution Agreement sets forth the terms of the spin-off. Pursuant to the Separation and Distribution Agreement, Zoom Technologies will transfer to Zoom Telephonics all Zoom Technologies’ assets and liabilities related to the Communications Business. Pursuant to the Separation and Distribution Agreement, Zoom Telephonics will receive all rights in and use of the name Zoom and all other trademarks owned by Zoom Telephonics and by Zoom Technologies prior to the spin-off, subject to a license agreement to be entered into by Zoom Telephonics and TCB. Zoom Technologies also agreed to submit for stockholder approval in connection with the approval of the transactions contemplated by the Share Exchange Agreement, a proposal for the amendment of its certificate of incorporation to change its corporate name to Leimone United, Inc. This proposal is included in the proxy statement Zoom Technologies will send its stockholders in connection with the Gold Lion acquisition. If the Zoom Technologies stockholders approve the transactions contemplated by the Share Exchange Agreement, but do not approve the name change, Zoom Technologies has agreed to use its reasonable efforts to re-submit the name change at its next special or annual meeting of stockholders. With limited exceptions, Zoom Telephonics has agreed to indemnify Zoom Technologies and Zoom Technologies’ post-spin-off officers and directors for the liabilities of Zoom Technologies or Zoom Telephonics prior to the dividend distribution date. Pursuant to the Separation and Distribution Agreement, Zoom Technologies has agreed that it will continue to recognize the options outstanding pursuant to its equity benefit plans without regard to the requirements in such options that the recipients provide services to Zoom Technologies.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to us as part of the separation of Zoom Technologies into two independent companies, and describe when and how these transfers, assumptions and assignments will occur. In particular, the Separation and

Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

•

All of the assets and liabilities associated or primarily used in connection with the Communications Business of Zoom Technologies (consisting of substantially all of Zoom Technologies’ assets and liabilities) will be transferred to us, including all of Zoom Technologies’ intellectual property assets, subject to the License Agreement, and other assets and liabilities of Zoom Technologies.

•

We expect Zoom Technologies’ leases for the facilities located in Boston, Mexico and the United Kingdom to be transferred to us.

Except as may be expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets will be transferred to us on an “as is,” “where is” basis and so long as it is in compliance with the terms of the Separation and Distribution Agreement relating to the transfer, Zoom Telephonics will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in us good title, free and clear of any security interest, that any necessary consents or government approvals are not obtained and that any requirements of laws or judgments are not complied with.

The Distribution.

The Separation and Distribution Agreement will also govern the rights and obligations of the parties regarding the proposed distribution. Prior to the distribution, Zoom Technologies will distribute to its shareholders as a stock dividend the number of shares of our common stock distributable in the distribution. Zoom Technologies will cause the distribution agent to distribute to Zoom Technologies stockholders that hold shares of Zoom Technologies common stock as of the applicable Record Date all the issued and outstanding shares of our common stock. Zoom Technologies will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the distribution.

Legal Matters.

Except as otherwise set forth in the Separation and Distribution Agreement, we will assume the liability for, and control of, all pending and threatened legal matters related to our business or assumed liabilities and we will indemnify Zoom Technologies for any liability arising out of or resulting from such assumed legal matters. Each party to a claim will agree to cooperate in defending any claims against the other party for events that took place prior to, on or after the date of separation.

Insurance.

The Separation and Distribution Agreement will provide for the requirement that Zoom Telephonics be responsible for insurance coverage related to the Communications Business for the period from and after the separation and distribution. The parties will cooperate with respect to the administration of insurance policies, the obligations of the parties to report claims under existing insurance policies for occurrences prior to the separation and share information concerning such claims.

Other Matters.

Other matters governed by the Separation and Distribution Agreement include, among others, access to financial and other records and information, legal privilege, confidentiality and resolution of disputes between the parties relating to the Separation and Distribution Agreement and the ancillary agreements and the agreements and transactions contemplated thereby.

License Agreement.

Concurrently with the separation from Zoom Technologies, we will enter into a License Agreement with TCB relating to intellectual property we acquired from Zoom Technologies as a result of the separation. Pursuant to the License Agreement, we will grant to TCB an exclusive license to use the ZOOM Marks (as defined in the License Agreement) as trademarks, service marks or trade names solely in connection with those goods and services specifically listed in Exhibit A of the License Agreement for the territories set forth in Exhibit A of the License Agreement, subject to and in accordance with the terms and conditions of the License Agreement. Moreover, pursuant to the License Agreement, TCB will accept the licensed ZOOM Marks and shall use the ZOOM Marks subject to our control.

MANAGEMENT

Information Regarding the Board of Directors

The following table sets forth information regarding individuals who are members of the Zoom Telephonics board of directors (the “Board”). At each meeting of stockholders, directors are elected for a one-year term. The following table and biographical descriptions set forth information regarding the current members of the Board.

Name	Age	Principal Occupation	Director Since
Frank B. Manning	60	Chief Executive Officer, President and Chairman of the Board of Zoom Technologies, Inc.	1977
Peter R. Kramer	57	Executive Vice President and Director of Zoom Technologies, Inc.	1977
Bernard Furman (1)	79	Consultant	1991
J. Ronald Woods (1)	73	President of Rowood Capital Corp.	1991
Joseph J. Donovan (1)	59	Director of Education Programs at Suffolk University's Sawyer School of Management	2005

———————

(1)

Current members of the Audit, Nominating and Compensation Committees.

Frank B. Manning is a co-founder of our company. Mr. Manning has been our President, Chief Executive Officer, and a director since May 1977. He has served as our Chairman of the Board since 1986. He earned his BS, MS and PhD degrees in Electrical Engineering from the Massachusetts Institute of Technology, where he was a National Science Foundation Fellow. From 1998 through late 2006, Mr. Manning was also a director of the Massachusetts Technology Development Corporation, a public purpose venture capital firm that invests in seed and early-stage technology companies in Massachusetts. Mr. Manning is the brother of Terry Manning, our Vice President of Sales and Marketing. From 1999 to 2005, Mr. Manning was a director of Intermute, a company that Zoom co-founded and that was sold to Trend Micro Inc., a subsidiary of Trend Micro Japan. Mr. Manning has been a director of Unity Business Networks, a hosted VoIP service provider, since Zoom’s investment in July 2007.

Peter R. Kramer is a co-founder of our company. Mr. Kramer has been our Executive Vice President and a director since May 1977. He earned his BA degree in 1973 from SUNY Stony Brook and his MFA degree from C.W. Post College in 1975. Mr. Kramer worked a reduced schedule for a portion of 2007 and was on a leave of absence for the remainder of 2007 and all of 2008. He continues his service as a member of the Board.

Bernard Furman has been a director of Zoom since 1991. Mr. Furman, currently retired, has served as a consultant to various companies, including Timeplex, Inc. (formerly listed on the New York Stock Exchange), a world leader in large capacity multiplexer and network management products. He was a co-founder of Timeplex and served as its General Counsel and as a member of its board of directors from its inception in 1969, and in 1984 also became Vice Chairman, Chief Administrative Officer and a member of the Executive Committee of the Board, holding all such positions until Timeplex was acquired by Unisys Corporation in 1988.

J. Ronald Woods has been a director of Zoom since 1991. Since November 2000, Mr. Woods has served as President of Rowood Capital Corp., a private investment Company. From June 1996 to November 2000, Mr. Woods served as Vice President-Investments of Jascan, Inc., a private investment holding company. Prior to that, Mr. Woods served as Vice President-Investments of Conwest Exploration Corporation Ltd., a resource holding company based in Toronto from 1987 to June 1996. He also served as a director, major shareholder and head of research and corporate finance for Merit Investment Corporation, a stock brokerage firm, from 1972 through 1987, and served as the President of Merit Investment Corporation from 1984 through 1987. He is a former Governor of the Toronto Stock Exchange and is currently a director of Anterra Corporation, Inc., where he serves on the Audit Committee.

Joseph J. Donovan has been a director of Zoom since 2005. Since March 2004, Mr. Donovan has served as the director of Education Programs of Suffolk University’s Sawyer School of Management on the Dean College campus, and he is responsible for the administration of undergraduate and graduate course offerings at Dean College. Mr. Donovan also serves as an adjunct faculty member at Suffolk University’s Sawyer School of Management. He teaches Money and Capital Markets, Managerial Economics, and Managerial Finance in the

Graduate School of Business Administration at Suffolk University. Mr. Donovan served as the director of Emerging Technology Development for the Commonwealth of Massachusetts’ Office of Emerging Technology from January 1993 through October 2004. Mr. Donovan also served as a director of the Massachusetts Technology Development Corporation, the Massachusetts Emerging Technology Development Fund, and the Massachusetts Community Development Corporation. He received a Bachelor of Arts in Economics and History from St. Anselm College in Manchester, N.H. and a Masters Degree in Economics and Business from the University of Nebraska.

Audit Committee. Messrs. Donovan, Furman and Woods are currently the members of the Audit Committee. The Board has determined that Mr. Woods qualifies as an “audit committee financial expert” as defined by applicable SEC rules.

Our Other Executive Officers. The names and biographical information of our expected executive officers, who will not be members of the Board, are set forth below:

Name	Age	Position with Zoom
Robert A. Crist	65	Vice President of Finance and Chief Financial Officer
Terry J. Manning	57	Vice President of Sales and Marketing
Dean N. Panagopoulos	51	Vice President of Network Products
Deena Randall	55	Vice President of Operations

Robert A. Crist joined us in July 1997 as Vice President of Finance and Chief Financial Officer. From April 1992 until joining us, Mr. Crist served in various capacities at Wang Laboratories, Inc., (now Getronics), a computer software and services company, including chief financial officer for the software business and director of mergers and acquisitions. Prior to 1992, Mr. Crist served in various capacities at Unisys Corporation, including corporate controller, corporate director of business planning and analysis, corporate manufacturing and engineering controller, and CFO for several business units. Mr. Crist earned his BS degree from Pennsylvania State University and he earned his MBA from the University of Rochester in 1971.

Terry J. Manning joined us in 1984 and served as Corporate Communications Director from 1984 until 1989, when he became the director of our sales and marketing department. Terry Manning is Frank B. Manning’s brother. Terry Manning earned his BA degree from Washington University in St. Louis in 1974 and his MPPA degree from the University of Missouri at St. Louis in 1977.

Dean N. Panagopoulos joined us in February 1995 as Director of Information Systems. In July 2000, Mr. Panagopoulos was promoted to the position of Vice President of Network Products. From 1993 to 1995, Mr. Panagopoulos worked as an independent consultant. From 1991 to 1993, Mr. Panagopoulos served as Director of Technical Services for Ziff Information Services, a major outsourcer of computing services. He attended the Massachusetts Institute of Technology from 1975 to 1978 and earned his BS degree in Information Systems from Northeastern University in 1983.

Deena Randall joined us in 1977 as our first employee. Ms. Randall has served in various senior positions within our organization and has directed our operations since 1989. Ms. Randall earned her BA degree from Eastern Nazarene College in 1975.

Code of Ethics

We shall adopt Zoom Technologies’ Code of Ethics for Senior Financial Officers that applies to Zoom Technologies’ principal executive officer and its principal financial officer, principal accounting officer and controller, and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on the website at www.zoom.com.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned by officers of Zoom Technologies who are expected to join Zoom Telephonics upon the spin-off and would be our named executive officers based on the compensation they received from Zoom Technologies. These officers are Frank B. Manning, who is expected to be our President and Chief Executive Officer, Robert A. Crist, who is expected to be our Vice President of Finance and Chief Financial Officer, Terry J. Manning, who is expected to be our Vice President of Sales and Marketing, Dean N. Panagopoulos, who is expected to be Vice President of Network Products, and Deena Randall who is expected to be Vice President of Operations. All of the information included in these tables reflects compensation earned by these individuals (the “named executive officers”) for services with Zoom. All references in the following tables to stock options, restricted stock, restricted stock units, and other stock awards relate to awards granted by Zoom in regard to Zoom common stock. The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive following the spin-off, which could be higher or lower, because historical compensation was determined by Zoom and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our Compensation Committee.

Name and Principal Position	Year	Salary	Option Awards (1)	All Other Compensation (2)	Total
Frank B. Manning,	2008	$129,272	$39,225	$1,711	$170,208
Chief Executive Officer	2007	$129,272	-0-	$2,049	$131,321

Robert Crist,	2008	$147,264	$19,612	$5,413	$172,289
Vice President of Finance and Chief Financial Officer	2007	$147,264	-0-	$5,300	$152,564

Deena Randall,	2008	$128,336	$24,516	$575	$153,427
Vice President of Operations	2007	$128,366	-0-	$566	$128,902

Terry Manning,	2008	$123,500	$19,612	$566	$143,678
Vice President of Sales and Marketing	2007	$123,500	-0-	$729	$124,229

———————

(1)

The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123. The calculation in the table above excludes all assumptions with respect to forfeitures. There can be no assurance that the amounts set forth in the Option Awards column will ever be realized. A forfeiture rate was used in the expense calculation in the financial statements.

(2)

For 2008, consists of: (a) life insurance premiums paid by Zoom Technologies to the named executive officer: Mr. Frank B. Manning $1,361, Mr. Crist $258, Mr. Terry Manning $216 and Ms. Randall $225; (b) Zoom Technologies’ contribution to a 401(k) plan of $350 for each named executive officer who did not contribute and was therefore ineligible for Zoom Technologies’ contribution; and (c) amounts paid for parking expense to Mr. Crist of $4,805. For 2007, consists of: (a) life insurance premiums paid by Zoom Technologies to the named executive officer: Mr. Frank B. Manning $1,699, Mr. Crist $770, Mr. Terry Manning $379 and Ms. Randall $216; (b) Zoom Technologies’ contribution to a 401(k) plan of $350 for each named executive officer; and (c) amounts paid for parking expense to Mr. Crist of $4,180.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms and provisions of our common stock. The following summary description of our common stock is based on the provisions of our Certificate of Incorporation and Bylaws, which are incorporated herein by reference and the applicable provisions of Delaware General Corporation Law. This information is only a summary and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws and the applicable provisions of Delaware General Corporation Law.

Zoom Telephonics is authorized to issue 25,000,000 shares of common stock. As of August 6, 2009, there were 1,959,378 shares of common stock outstanding.

The holders of our common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

Our common stock is not subject to conversion or redemption and holders of our common stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of our company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors, are distributable ratably among the holders of our common stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

Anti-Takeover Effects of Provisions of Delaware Law

Provisions of Delaware law and our Certificate of Incorporation, as amended, and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our Bylaws do not permit stockholders to call a special meeting of stockholders. Our Bylaws provide that special meetings of the stockholders may be called only by a majority of the members of our Board of Directors or our President. Our Bylaws require that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and do not permit our stockholders to act by written consent without a meeting. Our Bylaws provide for an advance notice procedure for stockholder proposed nominations of persons for election to the Board of Directors. At an annual meeting, stockholders may only consider nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors. Our Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Listing

Zoom Telephonics intends to apply to list its common stock on the OTC Bulletin Board, and intends to request the symbol ZOOM.

Transfer Agent

The transfer agent for our common stock will be Computershare located at 1745 Gardena Avenue, Glendale CA 91204.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, all of the outstanding shares of Zoom Telephonics’ common stock are owned by Zoom Technologies. In connection with the spin-off, Zoom Technologies will distribute to its stockholders all of the outstanding shares of our common stock and will immediately thereafter own none of our common stock. The following table provides information with respect to the expected beneficial ownership of our common stock immediately upon the spin-off by (1) each of our stockholders who we believe would be a beneficial owner of more than 5% of our outstanding common stock based on currently available information, (2) each member of our Board and named executive officers, and (3) all of our executive officers and directors as a group. We based the share amounts on each person’s beneficial ownership of Zoom Technologies common stock as of February 15, 2009, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of one share of our common stock for every share of Zoom Technologies common stock. To the extent our directors and officers own Zoom Technologies common stock at the time of the separation, they will participate in the distribution on the same terms as other holders of Zoom Technologies common stock. As used in this Information Statement, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security. Unless otherwise specified, the address of each named individual in the table below is the address of Zoom Telephonics.

Name (1)	Number of Shares Beneficially Owned	% of Common Stock
Frank B. Manning(2)(3)	157,249	8.03%
Peter R. Kramer(4)	137,996	7.04%
Bernard Furman(5)	12,800	.	*
J. Ronald Woods(6)	8,400	.	*
Joseph J. Donovan(7)	7,200	.	*
Robert A. Crist(8)	14,000	.	*
Deena Randall(9)	17,500	.	*
Terry Manning(3)(10)	33,342	1.70%
All current Directors and Executive
Officers as a group (9 persons)(11)	397,237	20.27%

———————

*

Less than one percent of shares outstanding.

(1)

Unless otherwise noted: (i) each person identified possesses sole voting and investment power over the shares listed; and (ii) the address of each person identified is c/o Zoom Technologies, Inc., 207 South Street, Boston, MA 02111.

(2)

Includes 32,000 shares that Mr. Frank B. Manning has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after February 15, 2009. Includes 673 shares held by Mr. Frank B. Manning’s daughter, as to which he disclaims beneficial ownership.

(3)

Terry Manning and Frank B. Manning are brothers.

(4)

Includes 20,800 shares that Mr. Kramer has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after February 15, 2009.

(5)

Includes 7,200 shares the Mr. Furman has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after February 15, 2009.

(6)

Includes 7,200 shares that Mr. Woods has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after February 15, 2009.

(7)

Includes 7,200 shares the Mr. Donovan has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after February 15, 2009.

(8)

Includes 14,000 shares that Mr. Crist has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after February 15, 2009.

(9)

Includes 17,500 shares that Ms. Randall has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after February 15, 2009.

(10)

Includes 14,000 shares that Mr. Terry Manning has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after February 15, 2009.

(11)

Includes an aggregate of 119,900 shares that the current Directors and named executive officers listed above have the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after February 15, 2009. Also includes an additional 8,750 shares that executive officers not listed above have the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after February 15, 2009.

Related Person Transactions

Following Zoom Technologies’ distribution of Zoom Telephonics’ common stock to Zoom Technologies’ stockholders, Zoom Telephonics will have a continuing relationship with Zoom Technologies as a result of the agreements the parties are entering into in connection with the distribution, including the Separation and Distribution Agreement, the Share Exchange Agreement and the License Agreement. For a detailed discussion of each of these agreements, please see “Our Relationship with Zoom Technologies after the Spin-Off.” Some of our officers and directors own shares of Zoom Technologies common stock or options to acquire additional shares of Zoom Technologies common stock because of their prior employment relationship with Zoom Technologies or their service on the Board of Zoom Technologies. Ownership of Zoom Technologies common stock and options to acquire Zoom Technologies common stock could create or appear to create conflicts of interest for such officers and directors when faced with decisions that could have disparate implications for Zoom Technologies and us.

ZOOM TELEPHONICS, INC. AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

Zoom Telephonics, Inc.:

We have audited the accompanying balance sheets of Zoom Telephonics, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zoom Telephonics, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has had recurring net losses and continues to experience negative cash flows from operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ UHY LLP
Boston, Massachusetts July 9, 2009 except for the eighth paragraph of Note 7, as to which the date is September 3, 2009

Zoom Telephonics, Inc.

BALANCE SHEETS

	December 31,
	2007	2008
ASSETS
Current assets
Cash and cash equivalents	$3,647,654	$1,204,984
Accounts receivable, net of allowances of $1,400,803 in 2007 and $811,813 in 2008	2,128,888	1,162,921
Inventories	4,452,503	2,902,979
Prepaid expense and other current assets	336,424	234,428
Total current assets	10,565,469	5,505,312

Equipment and leasehold improvements, net	172,070	102,491
Investment in Unity Business Networks, LLC.	1,178,709	960,000
Total assets	$11,916,248	$6,567,803

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable	$2,079,325	$1,210,970
Accrued expense	415,468	399,507
Deferred gain on sale of real estate	340,913	––
Total current liabilities	2,835,706	1,610,477

Total liabilities	2,835,706	1,610,477

Commitments and Contingencies (Note 7)

Stockholder’s equity Common stock, $0.01 par value:
Authorized - 2,000 shares; issued and outstanding – 200 shares	2	2
Additional paid-in capital	31,593,623	31,872,196
Accumulated deficit	(23,100,390)	(27,260,044)
Accumulated other comprehensive income –currency translation adjustment	587,307	345,172
Total stockholder’s equity	9,080,542	4,957,326
Total liabilities and stockholder’s equity	$11,916,248	$6,567,803

See accompanying notes.

Zoom Telephonics, Inc.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2007 and 2008

	2007	2008
Net sales	$18,477,532	$14,458,803
Cost of goods sold	14,746,978	11,467,187
Gross profit	3,730,554	2,991,616

Operating expenses:
Selling	3,557,928	2,932,449
General and administrative	2,423,829	2,280,346
Research and development	1,825,018	1,720,677
	7,806,776	6,933,472
Operating profit (loss) before gain on sale of real estate	(4,076,221)	(3,941,856)

Gain on sale of real estate	383,404	340,913

Operating profit (loss)	(3,692,817)	(3,600,943)

Other :
Interest income	229,523	54,081
Other, net	(39,800)	(599,873)
Total other income, net	189,723	(545,792)

Income (loss) before income taxes	(3,503,094)	(4,146,735)

Income taxes (benefit)	––	12,919

Net income (loss)	$(3,503,094)	$(4,159,654)

Basic and diluted net income (loss) per share	$(17,515.47)	$(20,798.27)

Weighted average common and common equivalent shares:
Basic	200	200
Diluted	200	200

See accompanying notes.

Zoom Telephonics, Inc.

STATEMENTS OF STOCKHOLDER’S EQUITY

AND COMPREHENSIVE INCOME (LOSS)

	Common Stock		Additional Paid In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss) (A)	Total Stockholder’s Equity
	Shares	Amount
Balance at December 31, 2006	200	$2	$31,361,399	$(19,597,296)	$557,655	$12,321,760

Net income (loss)	––	––	––	(3,503,094)	––	(3,503,094)
Foreign currency translation adjustment	––	––	––	––	29,652	29,652
Comprehensive income (loss)	––	––	––	––	––	(3,473,442)
Stock based compensation	––	––	232,224	––	––	232,224
Balance at December 31, 2007	200	$2	$31,593,623	$(23,100,390)	$587,307	$9,080,542

Net income (loss)	––	––	––	(4,159,654)	––	(4,159,654)
Foreign currency translation adjustment	––	––	––	––	(242,135)	(242,135)
Comprehensive income (loss)	––	––	––	––	––	(4,401,789)
Stock based compensation	––	––	278,573	––	––	278,573
Balance at December 31, 2008	200	$2	$31,872,196	$(27,260,044)	$345,172	$4,957,326

———————

(A)

Consists exclusively of foreign currency translation adjustments.

See accompanying notes.

Zoom Telephonics, Inc.

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2007 and 2008

	2007	2008
Operating activities:
Net income (loss)	$(3,503,094)	$(4,159,654)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of real estate	(383,704)	(340,913)
Writedown of Investment in Unity Business Networks, LLC	––	218,709
Writedown of Investment in RedMoon, Inc.	––	325,497
Depreciation and amortization	85,432	87,774
Stock based compensation	232,224	278,573
Reversal of accounts receivable allowances recognized in prior periods	––	(220,839)
Changes in operating assets and liabilities:
Accounts receivable	1,278,407	1,091,486
Inventories	62,913	1,496,731
Prepaid expense and other current assets	(65,789)	85,916
Accounts payable and accrued expense	(705,522)	(912,725)

Net cash provided by (used in) operating activities	(2,999,133)	(2,049,445)

Investing activities:
Investment in Unity Business Networks, LLC	(1,178,709)	––
Investment in RedMoon	––	(325,497)
Purchases of property, plant and equipment	(7,927)	(20,476)

Net cash provided by (used in) investing activities	(1,186,636)	(345,973)

Effect of exchange rate changes on cash	377	(47,252)

Net change in cash	(4,185,392)	(2,442,670)

Cash and cash equivalents at beginning of year	7,833,046	3,647,654

Cash and cash equivalents at end of year	$3,647,654	$1,204,984

See accompanying notes.

Zoom Telephonics, Inc.

Notes to Financial Statements

Years Ended December 31, 2007 and 2008

(1)

NATURE OF OPERATIONS

Zoom Telephonics, Inc. (Zoom Telephonics or the Company), the operating subsidiary of Zoom Technologies, Inc. (Zoom Technologies or the Parent), designs, produces, and markets broadband and dial-up modems and other communication-related products.

The Company has had recurring net losses and continues to experience negative cash flows from operations. As described further in Note 3, to conserve cash and manage liquidity, the Company has implemented cost cutting initiatives including the reduction of employee headcount and overhead costs; however, management does not believe the Company has sufficient resources to fund its normal operations over the next 12 months unless sales improve significantly or it raises capital. Additional financing may not be available on terms favorable to the Company, or at all. If these funds are not available, the Company may not be able to execute its business plan or take advantage of business opportunities. The ability of the Company to obtain such additional financing and to achieve its operating goals is uncertain. In the event that the Company does not obtain additional capital or is not able to increase cash flow through the increase of sales, there is substantial doubt as to its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On January 29, 2009, Zoom Technologies entered into a share exchange agreement with TCB and TCB’s majority shareholder, Gold Lion. On May 12, 2009, the parties entered into an amendment to the Share Exchange Agreement. Pursuant to the amended agreement, upon Zoom Technologies shareholder approval, Zoom Technologies will change its name to Leimone United and acquire 100% of the capital stock of Gold Lion. Gold Lion owns 100% of Jiansu Leimone and 100% the outstanding capital stock of Profit Harvest. Jiansu Leimone owns 51.03% of TCB. Simultaneous with the closing of the share exchange, Zoom Technologies will affect the spin off of Zoom Telephonics, which will include the Communication Business, into a separate publicly traded company.

(2)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation and Use of Estimates

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). The financial statements include the assets, liabilities, revenues and expenses of Zoom Telephonics. In addition, coincident with the spin-off, Zoom Technologies intends to transfer its investments in Unity Business Networks, LLC and RedMoon, Inc (see Note 16); accordingly, the financial statements reflect all transactions related to such investments for all periods presented. Stockholder’s equity, including additional paid-in-capital, accumulated deficit and accumulated other comprehensive income (loss) have been derived from the historical financial statements of the Parent except as necessary to adjust for the number of Zoom Telephonics common shares outstanding.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimates. Significant estimates made by the Company include: 1) asset valuation allowances for accounts receivable (collectibility and sales returns) and deferred income tax assets; 2) write-downs of inventory for slow-moving and obsolete items, and market valuations; 3) stock based compensation; 4) the useful lives of property, plant and equipment; and 5) the recoverability of long-lived assets and investments.

(b) Cash and Cash Equivalents

All highly liquid investments with original maturities of less than 90 days from the date of purchase are classified as cash equivalents. Cash equivalents consist exclusively of money market funds. The Company has deposits at a limited number of financial institutions with federally insured limits. Balances of cash and cash equivalents at these institutions are normally in excess of the insured limits. However, the Company believes that the institutions are financially sound and there is only nominal risk of loss.

(c) Inventories

Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market and presented net of reserves.

(d) Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is provided using the straight-line method over the estimated useful lives of the improvement or lease term whichever is shorter.

(e) Impairment of Long-Lived Assets

Zoom Telephonics’ long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to undiscounted future net cash flows expected to be generated by the asset or asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

(f) Income Taxes

Deferred income taxes are provided on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and on net operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for that portion of deferred income tax assets not expected to be realized.

Effective January 1, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” As of that date and as of December 31, 2008 the Company had no material unrecognized income tax benefits. Further, no significant changes in the unrecognized income tax benefits are expected to occur over the next year.

Historically the Company has not accrued or paid significant interest and penalties for underpayments of income taxes. Interest and penalties related to such underpayments would be classified as a component of income tax expense. No material amounts of interest or penalties for underpayments of income taxes were required to be accrued as of December 31, 2008.

Zoom Technologies files income tax returns in the United States and the United Kingdom. Years subsequent to 2002 are open for U.S. Federal and state income tax reporting and years subsequent to 2004 are open in the United Kingdom. Zoom Telephonics is included in the consolidated tax returns of Zoom Technologies.

(g) Earnings (Loss) Per Common Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing net income by the weighted average number of common shares and dilutive potential common shares outstanding during the period. Under the treasury stock method, the unexercised options are assumed to be exercised at the beginning of the period or at issuance, if later. The assumed proceeds are then used to purchase common shares at the average market price during the period. A summary of the denominators used to compute basic and diluted earnings (loss) per share follow:

	2007	2008
Weighted average shares outstanding – used to compute basic earnings (loss) per share	200	200
Net effect of dilutive potential common shares outstanding, based on the treasury stock method	––	––
Weighted average shares outstanding – used to compute diluted earnings (loss) per share	200	200

(h) Revenue Recognition

Zoom Telephonics primarily sells hardware products to its customers. The hardware products include dial-up modems, DSL modems, cable modems, embedded modems, ISDN modems, telephone dialers, and wireless and wired networking equipment. The Company generally does not sell software.

The Company derives its net sales primarily from the sales of hardware products to computer peripherals retailers, computer product distributors, and original equipment manufacturers (OEMs). The Company sells an immaterial amount of its hardware products to direct consumers or to any customers via the internet.

The Company recognizes hardware net sales for all four types of customers at the point when the customers take legal ownership of the delivered products. Legal ownership passes to the customer based on the contractual FOB point specified in signed contracts and purchase orders, which are both used extensively. Many customer contracts or purchase orders specify FOB destination.

The Company’s net sales of hardware are reduced by certain events which are characteristic of the sales of hardware to retailers of computer peripherals. These events are product returns, certain sales and marketing incentives, price protection refunds, and consumer and in-store mail-in rebates. Each of these is accounted for as a reduction of net sales based on management estimates, which are reconciled to actual customer or end-consumer credits on a monthly or quarterly basis.

The estimates for product returns are based on recent historical trends plus estimates for returns prompted by announced stock rotations, announced customer store closings, etc. Management analyzes historical returns, current economic trends, and changes in customer demand and acceptance of the Company’s products when evaluating the adequacy of sales return allowances. The Company’s estimates for price protection refunds require a detailed understanding and tracking by customer, by sales program. Estimated price protection refunds are recorded in the same period as the announcement of a pricing change. Information from customer inventory-on-hand reports or from direct communications with the customers is used to estimate the refund, which is recorded as a reserve against accounts receivable and a reduction of current period revenue. The Company’s estimates for consumer mail-in rebates are comprised of actual rebate claims processed by the rebate redemption centers plus an accrual for an estimated lag in processing. The Company’s estimates for store rebates are comprised of actual credit requests from the eligible customers.

Zoom Telephonics accounts for point-of-sale taxes on a net basis.

(i) Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses. Due to the short term nature payment terms associated with these instruments, their carrying amounts approximate fair value.

(j) Stock-Based Compensation

Zoom Telephonics does not maintain a stock option plan; however, the Parent has granted stock options to the employees of the Company. In accordance with FASB 123R, “Share-Based Payment” (SFAS 123 (R)), and interpretations, the Company treats such awards granted to its employees as if the plan was adopted by the Company.

Compensation cost for awards granted after January 1, 2007 is generally recognized over the required service period based on the estimated fair value of the awards on their grant date. Fair value is determined using the Black Scholes option-pricing model. Compensation cost for unvested awards granted prior to January 1, 2007 is recognized using the modified-prospective method. Under this method, the same estimate of the grant date fair value and the same attribution method used to determine the pro forma disclosures under SFAS No. 123 (R) are used to recognize compensation cost.

(k) Advertising Costs

Advertising costs are expensed as incurred and reported in selling expense in the accompanying consolidated statements of operations and include costs of advertising, production, trade shows, and other activities designed to enhance demand for the Company’s products. There are no deferred advertising costs in the accompanying consolidated balance sheets.

(l) Foreign Currencies

Zoom Telephonics generates a portion of its revenues in markets outside North America principally in transactions denominated in foreign currencies, which exposes the Company to risks of foreign currency fluctuations. Foreign currency transaction gains and losses are reflected in operations and were not material for any period presented. The Company does not use derivative financial instruments.

The Company considers the local currency to be the functional currency for its U.K. branch. Assets and liabilities denominated in foreign currencies are translated using the exchange rates as of the balance sheet date. Revenues and expenses are translated at average exchange rates prevailing during the year. Translation adjustments resulting from this process are charged or credited to “accumulated other comprehensive income.”

(m) Warranty Costs

Zoom Telephonics provides currently for the estimated costs that may be incurred under its standard warranty obligations.

(n) Shipping and Freight Costs

The Company records the expense associated with customer-delivery shipping and freight costs in selling expense.

(3)

LIQUIDITY

As of December 31, 2008 Zoom Telephonics had working capital of $3.9 million including $1.2 million in cash equivalents. On December 31, 2007 the Company had working capital of $7.7 million including $3.6 million in cash and cash equivalents. The Company’s current ratio at December 31, 2008 was 3.4 compared to 3.7 at December 31, 2007. A significant portion in the reduction of working capital and the corresponding current ratio was due to our 2008 net loss of $4.2 million and the cash expenditure of $0.3 million for our January 22, 2008 investment in RedMoon Inc.

In 2008 the Company’s operating activities used $2.0 million in cash. Its net loss in 2008 was $4.2 million. After adjusting for non-cash items including the $0.3 million gain on sale of real estate, the $0.5 million write-down of certain investments, $0.09 million of depreciation and amortization expense, $0.3 million of stock-based compensation and the $0.2 million reversal of allowances, sources of cash from operations included a decrease in inventories of $1.5 million, a decrease in accounts receivable of $1.1 million, and a decrease of $0.01 million of prepaid expense and other current assets. Uses of cash from operations included a decrease in accounts payable and accrued expense of $0.9 million.

To conserve cash and manage liquidity, the Company has implemented cost cutting initiatives including the reduction of employee headcount and overhead costs. The Company’s total headcount of full-time employees, including temporary workers, went from 64 on December 31, 2007 to 56 on December 31, 2008. Zoom Telephonics had 42 full-time and part-time employees on June 30, 2009. Of the 42 Zoom employees on June 30, 2009 9 were engaged in research and development, 10 were involved in manufacturing oversight, purchasing, assembly, packaging, shipping and quality control, 14 were engaged in sales, marketing and technical support, and the remaining 9 performed accounting, administrative, management information systems, and executive functions. Zoom Telephonics has implemented cost cutting measures including reducing our headcount and reducing certain employees’ work week from 40 hours to 32 hours per week. As a result, the Company currently has 38 full time employees and 4 part time employees (those working less than 40 hours per week). There were dedicated manufacturing personnel in Mexico who were employees of the Company’s Mexican manufacturing service provider and not included in its 2007 or 2008 headcount. The Company plans to continue to assess its cost structure as it relates to revenues and cash position, and the Company may make further reductions if the actions are deemed necessary.

Zoom Telephonics’ total current assets at December 31, 2008 were $5.5 million and current liabilities were $1.6 million. The Company did not have any long-term debt at December 31, 2008. Management does not believe it has sufficient resources to fund its planned operations through December 31, 2009 without significantly increasing sales or raising capital.

On January 29, 2009 Zoom Technologies announced that it entered into a definitive agreement to acquire Tianjin Communication Broadcasting Group Digital Communication Company Limited (TCB Digital). TCB Digital is primarily engaged in research and development, manufacturing, and sale of advanced mobile phones, and also manufactures other electronic products.

According to the definitive agreement, Zoom Technologies will initially own 51% of TCB Digital by issuing 4,225,219 Zoom shares. In addition, another 29% of TCB Digital may be exchanged for an additional 2,402,576 Zoom shares, resulting in Zoom owning 80% of TCB Digital. Zoom will also have options to acquire five other companies that are under the ownership of TCB Digital’s majority shareholder, with the option price of each company based on the higher of a minimum price or a multiple of that company’s net income. Zoom would spin off its current business and operating subsidiary, Zoom Telephonics, in a transaction that is not anticipated to be a taxable distribution to Zoom’s shareholders. Zoom Telephonics would grant TCB Digital licensing rights for “Zoom” and “Hayes” trademarks for certain products and geographic regions. The transaction was detailed in Zoom’s Form 8-K SEC filing, and is subject to Zoom shareholder approval. If the transaction closes, Zoom’s shareholders immediately prior to the closing date would retain their existing shares in Zoom Technologies, which will become shares in the new company, to be named Leimone United, Inc. The merger of Zoom with TCB Digital will enhance the liquidity of Zoom Technologies as Leimone United but will not enhance the liquidity of Zoom’s operating company, Zoom Telephonics.

If Zoom Telephonics is unable to increase its revenues, reduce its expenses, or raise capital its longer-term ability to continue as a going concern and achieve its intended business objectives could be adversely affected.

(4)

NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”, (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring the fair value of assets and liabilities, and expands disclosure requirements regarding the fair value measurement. SFAS 157 does not expand the use of fair value measurements. This statement, as issued, is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. FASB Staff Position (FSP) FAS No. 157-2 was issued in February 2008 and deferred the effective date of SFAS 157 for non-financial assets and liabilities to fiscal years beginning after November 2008. As such, the Company adopted SFAS 157 as of January 1, 2008 for financial assets and liabilities only. There was no significant effect on the Company’s financial statements. The Company does not believe that the adoption of SFAS 157 to non-financial assets and liabilities will significantly effect its financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts receivable, investments in debt and equity securities, accounts payable, and issued debt. If elected, SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company has not elected to measure any additional assets or liabilities at fair value that are not already measured at fair value under existing standards.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The Company will apply the provisions of SFAS 141 (R) to any acquisition after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Accounting for Non-controlling Interests” (“SFAS 160”). SFAS 160 clarifies the classification of non-controlling interests in consolidated balance sheets and reporting transactions between the reporting entity and holders of non-controlling interests. Under this statement, non-

controlling interests are considered equity and reported as an element of consolidated equity. Further, net income encompasses all consolidated subsidiaries with disclosure of the attribution of net income between controlling and non-controlling interests. SFAS No. 160 is effective prospectively for fiscal years beginning after December 15, 2008. Currently, there are no non-controlling interests in Zoom Telephonics.  Zoom Telephonics does not have any subsidiaries.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). It requires enhanced disclosures about (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for the Company beginning January 1, 2009.

In March 2008, the FASB issued SFAS No. 165, “Subsequent Events.” It establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This Statement should not result in significant changes in the subsequent events that an entity reports—either through recognition or disclosure—in its financial statements.  In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009.  The Company does not believe that the adoption of SFAS 165 will significantly affect its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principals.”  This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.  The Board does not expect that this Statement will result in a change in current practice.

(5)

INVENTORIES

Inventories consist of the following at December 31:

	2007	2008
Materials	$2,913,556	$1,611,936
Work in process	189,295	11,366
Finished goods (including $563,000 and $435,000 held by a customer at December 31, 2007 and 2008, respectively)	1,349,652	1,279,677
Total	$4,452,503	$2,902,979

(6)

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consist of the following at December 31:

	2007	2008	Est. Yrs. Useful Life
Leasehold improvements	$6,216	$4,506	5
Computer hardware and software	3,716,257	3,701,885	3
Machinery and equipment	1,906,949	1,882,871	5
Molds, tools and dies	1,624,899	1,641,829	5
Office furniture and fixtures	277,337	277,873	5
	$7,531,658	$7,508,964
Accumulated depreciation and amortization	(7,359,588)	(7,406,473)
Equipment and leasehold improvements, net	$172,070	$102,491

(7)

COMMITMENTS AND CONTINGENCIES

(a) Lease Obligations

Zoom Telephonics leases its headquarters’ offices in Boston, Massachusetts, a manufacturing facility in Tijuana, Mexico, and a sales office facility in Fleet, United Kingdom. In December 2006, the Company sold its owned headquarters buildings in Boston, Massachusetts and leased back 25,000 square feet for two years expiring December 2008. In November 2008 the Company signed a lease amendment for its headquarters’ offices in Boston in the existing building for approximately 14,400 square feet for three years with a six month termination option starting July 1, 2010.

In September 2006 Zoom Telephonics moved out of its leased manufacturing facility in Boston, Massachusetts and moved into a leased manufacturing facility in Tijuana, Mexico. In August 2006 the Company signed a lease for a 35,575 square foot manufacturing and warehousing facility in Tijuana, Mexico with an initial lease term from October 2006 to May 2007, with five two-year options thereafter. In February 2007 the Company renegotiated the first renewal term and signed a one-year extension starting in May 2007, with five two-year options thereafter. In January 2009 the Company signed a lease agreement for 10,800 square feet at another property in the same industrial park in Tijuana, Mexico, effective March 1, 2009.

In September 2005 Zoom Telephonics entered into a two year office lease consisting of 2,400 square feet at 2 Kings Road, Fleet, Hants, U.K for its U.K. sales office. In September 2007 the lease was continued on a month-to-month basis with a 3 month cancellation notice required by the Company or the landlord. In September, 2008 the Company signed an Office Service Agreement, which is an office rental agreement, rather than a lease. The rent is paid monthly, with a three month cancellation notice period.

In September 2002 Zoom Telephonics entered into a five-year lease, as a tenant, for approximately 3,500 square feet at 950 Broken Sound Parkway NW, Boca Raton, Florida, primarily for use as a technical support facility. In September 2007 the term of the lease expired and the Company moved its Florida-based customer service organization to its headquarters location in Boston, Massachusetts.

Rent expense for all of the Zoom Telephonics leases was $621,234 in 2008 and $711,637 in 2007.

As of December 31, 2008, the Company’s estimated future minimum committed rental payments, excluding executory costs, under the operating leases described above to their expiration are $426,401 for 2009 and $361,872 for 2010.

(b) Contingencies

Zoom Telephonics is party to various lawsuits and administrative proceedings arising in the ordinary course of business. The Company evaluates such lawsuits and proceedings on a case-by-case basis, and its policy is to vigorously contest any such claims which it believes are without merit. The Company’s management believes that the ultimate resolution of such matters will not materially and adversely affect the Company’s business, financial position, results of operations or cash flows.

In February 2009 the Company was named as one of 15 defendants in a patent infringement lawsuit filed in the United States District Court for the Eastern District of Texas by Finoc Design Consulting Oy of Oulu, Finland.   The complaint claims that the Company has been and is now infringing on U.S. patent 6,850,560, dated February 1, 2005, by offering for sale, selling, and providing service and support to customers of its wireless xDSL products. The Company believes that the basis for the infringement charge relates to certain chipsets in the Company's wireless xDSL products that were obtained from Conexant Systems, Inc (“Conexant”). All of the Company’s wireless xDSL products use Conexant ADSL chipsets.  In August 2009, the complaint against the Company was dismissed with prejudice; accordingly, the Company is no longer a defendant with respect to this matter.

(c) Concentrations

The Company participates in the PC peripherals industry, which is characterized by aggressive pricing practices, continually changing customer demand patterns and rapid technological developments. The Company’s operating results could be adversely affected should the Company be unable to successfully anticipate customer demand accurately; manage its product transitions, inventory levels and manufacturing process efficiently; distribute its product quickly in response to customer demand; differentiate its products from those of its competitors or compete successfully in the markets for its new products.

The Company depends on many third-party suppliers for key components contained in its product offerings. For some of these components, the Company may only use a single source supplier, in part due to the lack of alternative sources of supply. If the supply of a key material component is delayed or curtailed, the Company’s ability to ship the related product or solution in desired quantities and in a timely manner could be adversely affected, possibly resulting in reductions in net sales. In cases where alternative sources of supply are available, qualification of the sources and establishment of reliable supplies could result in delays and possible reduction in net sales.

In the event that the financial condition of the Company’s third-party suppliers for key components was to erode, the delay or curtailment of deliveries of key material components could occur. Additionally, the Company’s reliance on third-party suppliers of key material components exposes the Company to potential product quality issues that could affect the reliability and performance of its products and solutions. Any lesser ability to ship its products in desired quantities and in a timely manner due to a delay or curtailment of the supply of material components, or product quality issues arising from faulty components manufactured by third-party suppliers, could adversely affect the market for the Company’s products and lead to a reduction in the Company’s net sales.

(8)

SALE/LEASEBACK AND MORTGAGE DEBT

In December 2006, Zoom Telephonics sold real estate housing its corporate headquarters and concurrently entered into a leaseback arrangement for a portion of the property. The leaseback arrangement was for two years. Net proceeds from the sale were $7,733,970 of which a portion was used to retire related outstanding mortgage debt. A gain of $5,477,243 was realized on the sale in 2006. However, a portion of the gain ($724,618) was deferred and was recognized in operations over the term of the lease (2007 - $383,704 and 2008 - $340,914). The gain deferred is the estimated present value of the minimum lease payments under the leaseback arrangement. The gain recognized in operations in 2006, 2007, and 2008 was $4,752,625, $383,404, and $340,913 respectively. The Company’s lease expired in December 2008 and the Company signed a three year lease amendment for reduced square footage in the same location.

(9)

STOCK OPTION PLANS

The Parent’s Board of Directors approved a one-for-five reverse stock split (the “Reverse Stock Split”) that became effective at 5:00 p.m. on August 6, 2008, after the filing of a Certificate of Amendment to the Corporation’s Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse stock split resulted in every five shares of the Parent’s common stock combined into one share of the Parent’s common stock. The reverse stock split affects all outstanding shares of common stock and stock options of the Parent. At December 31, 2008 the Parent had three stock option plans as described below. Each of the three plans has been adjusted to reflect the reverse stock split.

1990 Employee Stock Option Plan

The Parent’s 1990 Employee Stock Option Plan (the "Employee Stock Option Plan") is for officers and certain full-time and part-time employees of the Company. Non-employee directors of the Company are not entitled to participate under this plan. The Employee Stock Option Plan provides for 960,000 shares of the Parent’s common stock for issuance upon the exercise of stock options granted under the plan. Shares of the Parent’s common stock were registered for issuance under this plan in accordance with the Securities Act of 1933. Under this plan, stock options are granted at the discretion of the Compensation Committee of the Board of Directors at an option price not less than the fair market value of the Parent’s common stock on the date of grant. The options are exercisable in accordance with terms specified by the Compensation Committee not to exceed ten years from the date of grant. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Balance at December 31, 2006	134,000	$8.70
Granted	––	––
Exercised	––	––
Expired	––	––
Balance at December 31, 2007	134,000	$8.70
Granted	70,500	$3.60
Exercised	––	––
Expired	(67,000)	$12.25
Balance at December 31, 2008	137,500	$4.36

The weighted average grant date fair value of options granted was $3.60 in 2008. The following table summarizes information about fixed stock options under the Employee Stock Option Plan outstanding on December 31, 2008:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$3.60	70,500	1.5	$3.60	––	––
$5.15	67,000	1.5	$5.15	67,000	$5.15

$3.60 to $5.15	137,500	1.5	$4.36	67,000	$5.15

Director Stock Option Plan

In 1991 the Parent established the Director Stock Option Plan (the "Directors Plan"). Shares of the Parent’s common stock were registered for issuance under this plan in accordance with the Securities Act of 1933. The Directors Plan was established for all directors of the Company except for any director who is a full-time employee or full-time officer of the Company. In 2003, the Directors Plan was amended to provide that, each eligible director is automatically granted an option to purchase 2,400 shares of the Parent’s common stock on July 10 and January 10 of each year, beginning July 10, 2003. The option price is the fair market value of the Parent’s common stock on the date the option is granted. There are 90,000 shares authorized for issuance under the Directors Plan. Each option expires two years from the grant date. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Balance at December 31, 2006	26,400	$9.65
Granted	14,400	$6.08
Exercised	––	––
Expired	––	––
Balance at December 31, 2007	40,800	$8.35
Granted	19,200	$2.70
Exercised	––	––
Expired	(26,400)	$9.65
Balance at December 31, 2008	33,600	$4.15

The weighted average grant date fair value of options granted was $6.08 in 2007 and $2.70 in 2008.

The following table summarizes information about fixed stock options under the Directors Plan on December 31, 2008. All shares prior to August 7, 2008 have been restated to reflect the five to one reverse stock split.

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.00 - $5.00	19,200	1.3	$2.70	9,600	$3.60
$5.05- $10.00	14,400	0.3	$6.08	14,400	$6.08

$1.80-$6.20	33,600	0.8	$4.15	24,000	$5.09

1998 Employee Equity Incentive Stock Option Plan

The Parent’s 1998 Employee Equity Incentive Stock Option Plan (the "1998 Plan") was adopted by the Board of Directors to attract and retain employees and provide an incentive for them to assist the Company to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. Non-employee directors of the Company and certain officers of the Company are not entitled to participate under this plan. The authorized number of shares available for issuance under the 1998 Plan is 540,000 shares of common stock. Under this plan, stock options may be granted at the discretion of the Compensation Committee of the Board of Directors at an option price determined by the Compensation Committee. All options under this plan have been issued at fair market value on the date of the grant. The options are exercisable in accordance with terms specified by the Compensation Committee. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Balance at December 31, 2006	110,200	$9.28
Granted	––	––
Exercised	––	––
Expired	(14,100)	$6.40
Balance at December 31, 2007	96,100	$9.50
Granted	88,400	$3.49
Exercised	––	––
Expired	(66,900)	$10.73
Balance at December 31, 2008	117,600	$1.90

The weighted average grant date fair value of options granted was $3.49 in 2008. The following table summarizes information about fixed stock options under the 1998 Plan outstanding on December 31, 2008. All shares prior to August 7, 2008 have been restated to reflect the five to one reverse stock split.

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.00-$5.00	73,000	2.1	$3.47	––	$0.00
$5.05-$10.00	44,600	0.9	$5.15	44,600	$5.15
$1.03-$4.83	117,600	1.6	$4.11	44,600	$5.15

As of December 31, 2008 both the fair value of options outstanding and the fair value of options exercisable were less than the exercise price.

As of December 31, 2008 there were 751,989 additional shares available for issuance under all three stock option plans. The per share weighted-average fair value of stock options granted during 2007 and 2008 was $0.4206 and $1.5700, respectively.

The unrecognized stock-based compensation cost related to non-vested stock awards was less than $50,000 as of December 31, 2008. Such amount will be recognized in operations ratably through 2009.

(10)

INCOME TAXES

The Parent files tax returns as Zoom Technologies and Subsidiary. The subsidiary referred to is Zoom Telephonics. The tax obligations and Net Operating Loss Carry forwards belong to Zoom Telephonics. Any net operating loss carryforwards (NOLs) remain with the Zoom Telephonics after the spin-out of the Company from the Parent.

Income tax expense (benefit) consists of:

	Current	Deferred	Total
Year Ended December 31, 2007:
US federal	$––	$––	$––
State and local	––	––	––
Foreign	––	––	––
	$––	$––	$––
Year Ended December 31, 2008:
US federal	$––	$––	$––
State and local	––	––	––
Foreign	12,919	––	12,919
	$12,919	$––	$12,919

A reconciliation of the expected income tax expense or benefit to actual follows:

	2007	2008
Computed "expected" US tax (benefit)	$(1,191,052)	$(1,409,890)
Change resulting from:
State and local income taxes, net of federal income tax benefit	––	––
Foreign income taxes	––	12,919
Federal valuation allowance	1,175,308	1,420,499
Non-deductible items	5,031	3,120
Change in estimate for prior years’ provisions	10,713	(13,729)
Other, net	––	––
Income tax expense (benefit)	$––	$12,919

Temporary differences at December 31 follow:

	2007	2008
Deferred income tax assets:
Inventories	$1,344,792	974,181
Accounts receivable	378,714	212,333
Intangible assets	526,704	451,605
Accrued expenses	68,866	79,143
Net operating loss and tax credit carry forwards	13,842,338	15,631,280
Plant and equipment	106,202	11,000
Stock compensation	183,246	287,124
Other – investment impairments	––	202,931
Total deferred income tax assets	16,450,862	17,849,597
Valuation allowance	(16,450,862)	(17,849,597)
Net deferred tax assets	$––	$––

As of December 31, 2008 Zoom Telephonics had federal net operating loss carry forwards of approximately $41,553,000 which are available to offset future taxable income. They are due to expire in varying amounts from 2018 to 2028. Zoom Telephonics had state net operating loss carry forwards of approximately $14,696,000 which are available to offset future taxable income. They are due to expire in varying amounts from 2009 through 2013.

In accordance with APB Opinion No. 23, "Accounting for Income Taxes" and SFAS No. 109, the Company has not provided for U.S. income taxes related to undistributed earnings from its foreign operations at December 31, 2008, as the Company considers these earnings to be permanently reinvested. Determination of the additional income taxes and applicable withholding that would be payable on the remittance of such undistributed earnings is not practicable because such liability, if any, is dependent upon circumstances existing if and when the Company no longer considers all or a portion of such undistributed earnings to be permanently reinvested.

In connection with the share exchange agreement with TCB and TCB’s majority shareholder, Gold Lion described in Note 1, Zoom Telephonics will fully indemnify Gold Lion for any taxes that may be incurred in connection with such transaction.

Subsequently recognized tax benefits relating to valuation allowances for deferred income tax assets, if any, will be allocated as follows: $17,094,964 to continuing operations and $754,633 to additional paid-in capital which is attributable to the exercise of employee stock options.

(11)

SIGNIFICANT CUSTOMERS

Zoom Telephonics sells its products primarily through high-volume distributors and retailers, Internet service providers, telephone service providers, value-added resellers, PC system integrators, and original equipment manufacturers ("OEMs"). The Company supports its major accounts in their efforts to discern strategic directions in the market, to maintain appropriate inventory levels, and to offer a balanced selection of attractive products.

Relatively few customers have accounted for a substantial portion of the Company’s revenues. In 2008, two customers accounted for 33% of our total net sales and 40% of our net accounts receivable. During 2007 three customers accounted for 10% or more of its total net sales. Together these three customers accounted for 44% of the Company’s total net sales and 74% of net accounts receivable.

Zoom Telephonics’ customers generally do not enter into long-term agreements obligating them to purchase products. The Company may not continue to receive significant revenues from any of these or from other large customers. A reduction or delay in orders from any of the Company’s significant customers, or a delay or default in payment by any significant customer could materially harm the Company’s business and prospects. Because of the Company’s significant customer concentration, its net sales and operating income could fluctuate significantly due to changes in political or economic conditions, or the loss, reduction of business, or less favorable terms for any of the Company's significant customers.

(12)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	2007	2008
Cash paid during year for interest	$––	$––
Cash paid during year for income taxes	$––	$12,919

(13)

DEPENDENCE ON KEY SUPPLIERS AND CONTRACT MANUFACTURERS

Zoom Telephonics produces its products using components or subassemblies purchased from third-party suppliers.

Currently a substantial percentage of our manufacturing is performed by four manufacturers. The loss of their services or a material adverse change in their businesses or in the Company’s relationship with them could materially and adversely harm the Company’s business.

(14)

SEGMENT AND GEOGRAPHIC INFORMATION

The Company’s operations are classified as one reportable segment. Substantially all of the Company’s operations and long-lived assets reside primarily in the United States. Net sales information follows:

	2007	Percent	2008	Percent
North America	$11,776,442	64%	$10,101,331	70%
Outside North America	6,701,090	36%	4,357,472	30%
Total	$18,477,532	100%	$14,458,803	100%

(15)

RETIREMENT PLAN

Zoom Telephonics has a 401(k) retirement savings plan for employees. Under the plan, the Company matches 25% of an employee’s contribution, up to a maximum of $350 per employee per year. Company matching contributions charged to expense in 2007 and 2008 were $12,635 and $8,556, respectively.

(16)

INVESTMENT IN UNITY BUSINESS NETWORKS, LLC AND REDMOON, INC.

During 2007 Zoom Technologies purchased all the Series A Preferred Shares (the Series A Shares) of Unity Business Networks, LLC (Unity) for cash of $1.2 million, including transaction costs. The Series A Shares are convertible at any time at the Parent’s option into 15% of Unity’s common stock on a fully-diluted basis. The Series A Shares convert automatically if Unity consummates a public offering with gross proceeds in excess of $25 million or 30 days after Unity delivers its 2009 audited financial statements to the Parent. In addition, the Parent has an option to purchase all the outstanding common stock of Unity based on a specified multiple of Unity’s revenues, as defined, for 2008. The option is exercisable for 30 days following the receipt of Unity’s 2008 audited financial statements. The Company’s CEO is a member of Unity’s five member board of directors. Further, the Parent is entitled to vote Series A Shares on an as-if converted basis with Unity’s common stock. The Parent is unable to exercise significant influence over Unity’s policies or operations. The Parent accounts for its investment in Unity at cost. The investment is reviewed periodically for potential impairment.

A transaction for the sale of Unity to a third party has been under evaluation since December 2008 and has a September 2009 target close date. If and when this sale closes, the Company should recover up to $0.96 million of the $1.179 million asset value capitalized during the quarter ended September 30, 2007 and carried on the balance sheet at December 31, 2007. If the sale does not take place the Company believes the $0.96 million value is the appropriate estimate of fair market value at December 31, 2008. As a result, the value of this investment has been written down from $1.179 million to $0.96 million at December 31, 2008. Zoom Technologies intends to transfer the Series A Shares and all rights and obligations associated therewith to Zoom Telephonics at the time of the spin-off.

On January 22, 2008, Zoom Technologies and RedMoon, Inc., a provider of wireless networks headquartered in Plano, Texas (“RedMoon”), entered into a Convertible Note Purchase Agreement pursuant to which the Parent made an initial investment of $300,000 in 6% convertible notes (the “Notes”) and agreed to purchase an additional $50,000 per month of 6% convertible notes beginning on May 1, 2008 and continuing until the earlier of (i) the Parent’s election to exercise its option to purchase all outstanding stock of RedMoon or (ii) the Parent’s election to terminate such option, up to a maximum total investment of $500,000. On April 30, 2008 the Parent notified RedMoon of the Parent’s decision not to invest $50,000 on May 1, 2008. The option to purchase all of RedMoon’s outstanding stock was not exercised and was terminated in accordance with its terms on August 31, 2008. Zoom Technologies intends to transfer the Notes and all rights and obligations associated therewith to Zoom Telephonics at the time of the spin-off.

At December 31, 2008, the Parent determined that the fair market value of its investment in RedMoon was zero due to RedMoon’s working capital position, cash flow, and our analysis of the recovery value of the assets. Accordingly, the Parent wrote-off 100% of the $0.325 million asset value, which included transaction costs of $0.025 million.

Zoom Telephonics, Inc.

Condensed Balance Sheets

(unaudited)

ASSETS	June 30, 2009	December 31, 2008
Current assets
Cash and cash equivalents	$710,680	$1,204,984
Accounts receivable, net of allowances of $610,646 at June 30, 2009 and $811,813 at December 31, 2008	1,614,510	1,162,921
Inventories	1,876,042	2,902,979
Prepaid expenses and other current assets	178,268	234,428
Total current assets	4,379,500	5,505,312

Equipment, net	76,752	102,491
Investments – Unity Business Networks, LLC	960,000	960,000
Total assets	$5,416,252	$6,567,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,151,050	$1,210,970
Accrued expenses	408,293	399,507
Total current liabilities	1,559,343	1,610,477
Total liabilities	1,559,343	1,610,477

Stockholder’s equity
Common stock, $0.01 par value:
Authorized - 2,000 shares; issued and outstanding – 200 shares	2	2
Additional paid-in capital	32,064,187	31,872,196
Accumulated deficit	(28,576,724)	(27,260,044)
Accumulated other comprehensive income –currency translation adjustment	369,446	345,172
Total stockholder’s equity	3,856,909	4,957,326
Total liabilities and stockholder’s equity	$5,416,252	$6,567,803

See accompanying notes.

Zoom Telephonics, Inc.

Condensed Statements of Operations

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Net sales	$5,414,282	$7,642,028
Cost of goods sold	3,937,554	5,999,640
Gross profit	1,476,728	1,642,388

Operating expenses:
Selling	937,817	1,562,294
General and administrative	1,252,838	1,136,990
Research and development	652,566	903,195
	2,843,221	3,602,479
Operating profit (loss) before gain on sale of real estate	(1,366,493)	(1,960,091)

Gain on sale of real estate	––	191,852

Operating profit (loss)	(1,366,493)	(1,768,239)

Other :
Interest income	2,920	38,560
Other, net	34,899	(25,724)
Total other income (expense), net	37,819	12,836

Income (loss) before income taxes	(1,328,674)	(1,755,403)

Income taxes (benefit)	295	—

Net income (loss)	$(1,328,969)	$(1,755,403)

Basic and diluted net income (loss) per share	$(6,644.85)	$(8,777.02)

Weighted average common and common equivalent shares:
Basic and diluted	200	200

See accompanying notes.

Zoom Telephonics, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Operating activities:
Net income (loss)	$(1,328,969)	$(1,755,403)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of real estate	––	(191,852)
Non-cash common stock issuance	158,400	––
Stock based compensation	45,878	115,460
Depreciation and amortization	38,253	32,606
Changes in operating assets and liabilities:
Accounts receivable, net	(442,018)	390,008
Inventories	1,030,373	1,281,150
Prepaid expenses and other assets	57,625	49,712
Accounts payable and accrued expenses	(45,424)	(251,569)
Net cash provided by (used in) operating activities	(485,882)	(329,888)

Investing activities:

Investment	––	(325,496)
Additions to property, plant and equipment	(12,295)	(3,757)
Net cash provided by (used in) investing activities	(12,295)	(329,253)

Effect of exchange rate changes on cash	3,873	(472)

Net change in cash	(494,304)	(659,613)

Cash and cash equivalents at beginning of period	1,204,984	3,647,654

Cash and cash equivalents at end of period	$710,680	$2,988,041

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$––	$––
Income taxes	$––	$––

See accompanying notes.

Zoom Telephonics, Inc.

Notes to Condensed Financial Statements

(Unaudited)

(1)

Summary of Significant Accounting Policies

Zoom Telephonics, Inc. (Zoom Telephonics or the Company) the operating subsidiary of Zoom Technologies, Inc.(Zoom Technologies or the Parent) and Subsidiary designs, produces, and markets broadband and dial-up modems and other communication-related products. The condensed financial statements of Zoom Telephonics, Inc presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2008 included elsewhere in this Form 10.

The condensed financial statements include the assets, liabilities, revenues and expenses of Zoom Telephonics.  In addition, coincident with the spin-off described in Note 1 of the Company’s 2008 audited financial statements, Zoom Technologies intends to transfer its investments in Unity Business Networks, LLC and RedMoon, Inc.; accordingly, the financial statements reflect all transactions related to such investments for all periods presented.

The accompanying financial statements are unaudited. In the opinion of management, the accompanying financial statements include all adjustments, normal recurring adjustments, necessary for a fair presentation.

The Company has had recurring net losses and continues to experience negative cash flows from operations. As described further in Note 2, to conserve cash and manage liquidity, the Company has implemented cost cutting initiatives including the reduction of employee headcount and overhead costs; however, management does not believe the Company has sufficient resources to fund its normal operations over the next 12 months unless sales improve significantly or it raises capital. Additional financing may not be available on terms favorable to the Company, or at all. If these funds are not available, the Company may not be able to execute its business plan or take advantage of business opportunities. The ability of the Company to obtain such additional financing and to achieve its operating goals is uncertain. In the event that the Company does not obtain additional capital or is not able to increase cash flow through the increase of sales, there is substantial doubt as to its ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the entire year.

(a)

Recently Issued or Proposed Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”, (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring the fair value of assets and liabilities, and expands disclosure requirements regarding the fair value measurement. SFAS 157 does not expand the use of fair value measurements. This statement, as issued, is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. FASB Staff Position (FSP) FAS No. 157-2 was issued in February 2008 and deferred the effective date of SFAS 157 for non-financial assets and liabilities to fiscal years beginning after November 2008. The adoption of SFAS 157 did not have a significant impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts receivable, investments in debt and equity securities, accounts payable, and issued debt. If elected, SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company has not elected to measure any additional assets or liabilities at fair value that are not already measured at fair value under existing standards.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The Company will apply the provisions of SFAS 141 (R) to any acquisition subsequent to December 31, 2008.

In December 2007, the FASB issued SFAS No. 160, “Accounting for Non-controlling Interests” (“SFAS 160”). SFAS 160 clarifies the classification of non-controlling interests in consolidated balance sheets and reporting transactions between the reporting entity and holders of non-controlling interests. Under this statement, non-controlling interests are considered equity and reported as an element of consolidated equity. Further, net income encompasses all consolidated subsidiaries with disclosure of the attribution of net income between controlling and non-controlling interests. SFAS No. 160 is effective prospectively for fiscal years beginning after December 15, 2008. Currently the Company does not have non-controlling interests and the Company does not have any subsidiaries.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). It requires enhanced disclosures about (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 was effective for the Company beginning January 1, 2009. Adoption of SFAS 161 did not have a significant impact on the Company’s financial statements.

In March 2009 FASB issued SFAS No. 165, “Subsequent Events.” It establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This Statement should not result in significant changes in the subsequent events that an entity reports—either through recognition or disclosure—in its financial statements. In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009.  The Company adopted SFAS 165 effective June 30, 2009 and evaluated any subsequent events through September 3, 2009.  The Company concluded there were no material subsequent events requiring disclosure.

(2)

Liquidity

On June 30, 2009 the Company had working capital of $2.8 million including $0.7 million in cash and cash equivalents. On December 31, 2008 the Company had working capital of $3.9 million including $1.2 million in cash and cash equivalents. The Company’s current ratio at June 30, 2008 was 2.8 compared to 3.4 at December 31, 2008. A significant portion of the reduction of the current ratio was due to the decline in inventories and cash.

In the first six months of 2009 the Company’s operating activities used $0.5 million in cash. The Company’s net loss in the first six months of 2009 was $1.3 million.  Sources of cash from operations included primarily a decrease in inventories of $1.0 million.  Uses of cash included an increase in accounts receivable of $0.4 million and a decrease in accounts payable and accrued expense of $0.1 million.

As noted above, in the first six months of 2009 the Company incurred a net loss of $1.3 million and used cash in operating activities of $0.5 million, reducing the cash balance at June 30, 2009 to $0.7 million.  Management does not believe that the Company has sufficient resources to fund its normal operations over the next 12 months unless sales improve significantly or the Company receives additional funds. Additional financing may not be available on terms favorable to the Company, or at all. If these funds are not available the Company may not be able to execute its business plan or take advantage of business opportunities. The ability of the Company to obtain such additional financing and to achieve its operating goals is uncertain. Zoom Technologies owns a 15% interest in Unity LLP. As described in Note 8 Zoom Technologies expects to receive $0.8 million in cash September 2009 as a result of the sale of Unity to Telesphere Networks Ltd.  Telesphere announced the purchase of Unity on July 28, 2009.  The closing of the transaction awaits regulatory approval which is anticipated but not guaranteed.  If the transaction closes as expected, Zoom Technologies would receive approximately $0.8 million of the $1.0 million in September 2009.  While the Company and the Parent expect this transaction to close, there is no guarantee that this expectation will be met. Zoom Technologies intends to transfer the Series A Shares and all rights and obligations associated therewith to Zoom Telephonics at the time of the spin-off.  In the event that the Company does not obtain additional capital or is not able to increase cash flow through the increase of sales, there is substantial doubt as to its ability to continue as a going concern.  See “Risk Factors” set forth in this Form 10 with respect to events and uncertainties that could harm our business, operating results, and financial condition.

(3)

Inventories

Inventories consist of :	June 30, 2009	December 31, 2008
Raw materials	$922,978	$1,611,936
Work in process	26,128	11,366
Finished goods	926,936	1,279,677
Total Inventories	$1,876,042	$2,902,979

(4)

Comprehensive Income (Loss)

	Six Months Ended June 30,
	2009	2008
Net income (loss)	$(1,328,969)	$(1,755,403)
Foreign currency translation adjustment	24,274	(2,888)
Comprehensive income (loss)	$(1,304,695)	$(1,758,288)

(5)

Contingencies

The Company is party to various lawsuits and administrative proceedings arising in the ordinary course of business. The Company evaluates such lawsuits and proceedings on a case-by-case basis, and its policy is to vigorously contest any such claims that it believes are without merit. The Company’s management believes that the ultimate resolution of such pending matters will not have a material adverse affect the Company’s business, financial position, results of operations or cash flows.

(6)

Segment and Geographic Information

The Company’s operations are classified as one reportable segment.  The Company’s net sales follow :

	Six Months		Six Months
	Ended	% of	Ended	% of
	June 30, 2009	Total	June 30, 2008	Total
North America	$4,570,137	84%	$5,087,727	67%
UK	422,382	8%	1,681,277	22%
All Other	421,763	8%	873,024	11%
Total	$5,414,282	100%	$7,642,028	100%

(7)

Customer Concentrations

Relatively few customers account for a substantial portion of the Company’s net sales. In the second quarter of 2009 the Company’s net sales to its top three customers accounted for 53% of its total net sales. In the second quarter of 2008 the Company’s net sales to its top three customers accounted for 39% of its total net sales. The Company’s customers generally do not enter into long-term agreements obligating them to purchase the Company’s products. The Company may not continue to receive significant revenues from any of these or from other large customers. A reduction or delay in orders from any of the Company’s significant customers, or a delay or default in payment by any significant customer could materially harm the Company’s business and prospects. Because of the Company’s significant customer concentration, its net sales and operating income could fluctuate significantly due to changes in political or economic conditions, or the loss, reduction of business, or less favorable terms for any of our significant customers.

(8)

Investments

During the quarter ended September 30, 2007 Zoom Technologies purchased all the Series A Preferred Shares (the Series A Shares) of Unity Business Networks, LLC (Unity) for cash of $1.2 million, including transaction costs. The Series A Preferred Shares are convertible at the Parent’s option into 15% of Unity’s common stock on a fully-diluted basis. In addition, the Parent has an option to purchase all the outstanding common stock of Unity based on a specified multiple of Unity’s 2008 revenues, as defined. At December 31, 2008 Zoom Technologies determined that the fair market value of its investment in Unity was $0.96 million, which resulted in a write-down of $0.219 million. The value of this investment on our June 30, 2009 balance sheet remains at $0.96 million. Zoom Technologies expects to receive approximately $1.0 million in cash as a result of the sale of Unity to Telesphere Networks Ltd.  Telesphere announced the purchase of Unity on July 28, 2009.  The closing of the transaction awaits regulatory approval which is anticipated but not guaranteed.  If the transaction closes as expected, Zoom Technologies would receive approximately $0.8 million of the $1.0 million in September 2009. While the Company and the Parent expect this transaction to close, there is no guarantee that this expectation will be met. Zoom Technologies intends to transfer the Series A Shares and all rights and obligations associated therewith to Zoom Telephonics at the time of the spin-off.

On January 22, 2008, Zoom Technologies and RedMoon, Inc., a provider of wireless networks headquartered in Plano, Texas (“RedMoon”), entered into a Convertible Note Purchase Agreement pursuant to which Zoom Technologies made an initial investment of $300,000 in 6% convertible notes and agreed to purchase an additional $50,000 per month of 6% convertible notes beginning on May 1, 2008 and continuing until the earlier of (i) the Parent’s election to exercise its option to purchase all outstanding stock of RedMoon or (ii) the Parent’s election to terminate such option up to a maximum total investment of $500,000.  On April 30, 2008 the Parent notified RedMoon of the Parent’s decision not to invest $50,000 on May 1, 2008. The option to purchase all of RedMoon’s outstanding stock was not exercised and terminated in accordance with its terms on August 31, 2008.  Zoom Technologies intends to transfer the Notes and all rights and obligations associated therewith to Zoom Telephonics at the time of the spin-off.

At December 31, 2008 the Parent determined that the fair market value of its investment in RedMoon was zero due to RedMoon’s working capital position, cash flow, and the Parent’s analysis of the recovery value of the assets. Accordingly, the Parent wrote-off 100% of the $0.325 million asset value, including transaction costs of $0.025 million. The value of the RedMoon investment on the Zoom Telephonics’ balance sheet at December 31, 2008 and June 30, 2009 is zero.

(9)

Potential Share Exchange

On January 28, 2009, Zoom Technologies entered into a Share Exchange Agreement (the “Agreement”) with Tianjin Tong Guang Group Digital Communication Co., Ltd (“TCB Digital”), TCB Digital’s majority shareholder, Gold Lion Holding Limited (“Gold Lion”) and Lei Gu (“Gu”), a shareholder of Gold Lion. On May 12, 2009, the parties amended the Agreement to, among other actions, add Songtao Du (“Du”), a shareholder of Gold Lion, as a party to the Agreement. In connection with the Agreement, the Company issued 90,000 common shares with an aggregate fair value of $158,400.

On August 6, 2009 Zoom Technologies filed a definitive proxy statement with the SEC with respect to soliciting votes from the Company’s shareholders to approve: (a) the acquisition by Zoom Technologies by the issuance of 4,225,219 shares of Zoom Technologies common stock for 100% of Gold Lion, which is a holding company that owns (i) 100% of Jiangsu Leimone Electronics Co., Ltd., or Jiangsu Leimone, a foreign investment enterprise organized under the laws of the People’s Republic of China, or PRC, which owns 51.03% of Tianjin Tong Guang Group Digital Communication Co., Ltd., or TCB Digital, a company organized under the laws of the PRC, and (ii) 100% of Profit Harvest Corporation Ltd., or Profit Harvest, a company organized under the laws of Hong Kong, and (b) the future acquisition by Zoom Technologies by the issuance of an additional 2,402,576 shares of Zoom Technologies common stock of additional shares of TCB Digital such that Zoom Technologies would own up to 80% of the outstanding shares of TCB Digital; subject to an upward adjustment that could provide for a maximum of 9,126,963 shares of Zoom Technologies common stock being issued for the acquisition of both Gold Lion and the additional 28.97% interest in TCB Digital. The acquisition is made pursuant to the Share Exchange Agreement, dated January 28, 2009, as amended on May 12, 2009, between Zoom Technologies, Gold Lion, TCB Digital, Zoom Telephonics, Inc., a wholly owned subsidiary of Zoom Technologies, and the Gold Lion shareholders. The completion of the proposed acquisition will result in the change of control of Zoom Technologies under the NASDAQ Stock Market Rules.